     As filed with the Securities and Exchange Commission on May 30, 2002
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                 _______________

                              PUBLIC STORAGE, INC.
             (Exact name of registrant as specified in its charter)

                                   California
         (State or other jurisdiction of incorporation or organization)

            95-3551121                                        6798
(I.R.S. Employer Identification No.)            (Primary Standard Industrial
                                                 Classification Code Number)

                                                          HARVEY LENKIN
              701 Western Avenue                       Public Storage, Inc.
       Glendale, California 91201-2397                  701 Western Avenue
                (818) 244-8080                   Glendale, California 91201-2397
      (Address, including zip code, and                  (818) 244-8080
    telephone number, including area code,        (Name, address, including zip
 code, and telephone of registrant's principal   Number, including area code, of
                  executive offices)                    agent for service)

                                 _______________

                                   Copies to:

                              DAVID GOLDBERG, ESQ.
                              Public Storage, Inc.
                               701 Western Avenue
                         Glendale, California 91201-2397
                                 _______________

        Approximate date of commencement of proposed sale to the public:
             As soon as practicable after the effective date of this
                             Registration Statement.
                                 _______________

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

                                     CALCULATION OF REGISTRATION FEE
==========================================================================================================
                                                                            Proposed          Proposed
                                             Amount         Offering         Maximum          Maximum
  Title Of Each Class Of Securities          To Be            Price         Aggregate        Amount Of
          To Be Registered                 Registered       Per Share    Offering Price   Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value per           1,500,000       (1)             $11,825,780(1)   $1,088(1)(2)
share                                      shares(1)
===========================================================================================================

(1) This Registration Statement relates to the proposed acquisition by the Registrant of all of the 55,302 units of limited partnership interest ("Units") in PS Partners VI, Ltd., a California Limited Partnership (the "Partnership") that are not currently owned by the Registrant. The Registrant's acquisition of the 55,302 Units will be accomplished through a merger of a subsidiary of the Registrant into the Partnership and the conversion of the 55,302 Units into either cash or common stock of the Registrant. The book value of the Units at December 31, 2001 was $213.84 per Unit. The maximum number of shares of Registrant to be issued in the merger is 1,500,000. The exact number of shares of common stock of the Registrant to be issued in the merger cannot be determined at this time.

(2) Calculated in accordance with rule 457(f)(2) under the Securities Act of 1933. $1,088 of the registration fee was previously paid in connection with the Partnership's preliminary information statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                              PS Partners VI, Ltd.,
                        a California Limited Partnership

                               701 Western Avenue
                         Glendale, California 91201-2349

                                                ___________, 2002
Dear Limited Partner:

         We enclose an information statement, notice of action without a meeting and prospectus and accompanying cash election form relating to the acquisition by Public Storage of all of the units of limited partnership interest in the Partnership not currently owned by Public Storage. Public Storage, a general partner of the Partnership, indirectly owns 63% of the Partnership units. Public Storage is acquiring the units through a merger in which each of your units will be converted into the right to receive a value of $546 in Public Storage common stock or, at your election, in cash.

         Following the merger, the Partnership will remain in existence, and Public Storage and B. Wayne Hughes will continue as general partners of the Partnership.

         The Partnership is not asking you to approve the merger or related amendment to the partnership agreement. Public Storage, the holder of a majority of the Partnership units, has executed a written consent approving the merger and the related amendment to the partnership agreement.

         We are not asking you for a proxy and you are requested not to send us a proxy. If you want to receive cash in this transaction, you must make a cash election by _________, 2002, as described in the accompanying cash election form.

         If you have any questions, please contact Public Storage's Investor Services Department at (800) 421-2856 or (818) 244-8080.

                                                Very truly yours,

                                                PUBLIC STORAGE, INC.
                                                General Partner

                                                By: Harvey Lenkin
                                                    President

                            Public Storage, Inc.
                             PS Partners VI, Ltd.,
                        a California Limited Partnership

    INFORMATION STATEMENT, NOTICE OF ACTION WITHOUT A MEETING AND PROSPECTUS

     We are furnishing this information statement, notice of action without a meeting and prospectus to limited partners of PS Partners VI, Ltd., a California Limited Partnership (the "Partnership") in connection with the acquisition by Public Storage, Inc. of all of the units of limited partnership interest not currently owned by Public Storage. Public Storage, a general partner of the Partnership, indirectly owns 63% of the Partnership units. Public Storage is acquiring the units through a merger in which each unit not currently owned by Public Storage will be converted into the right to receive a value of $546 in Public Storage common stock or, at your election, in cash. Following the merger, the Partnership will remain in existence, and Public Storage and B. Wayne Hughes will continue as general partners of the Partnership.

     See "Risk Factors" beginning on page __ for certain factors that you should consider, including the following:

     . Public Storage owns sufficient Partnership units to approve the merger without your vote and has done so.

     . Public Storage and the Partnership have not (1) negotiated the merger at arm's length, (2) hired independent persons to negotiate the terms of the merger for you or (3) asked any person to make an offer to buy the Partnership's assets.

     . The merger will be taxable for most of you. This means that original taxable limited partners who receive either cash or stock will recognize a substantial taxable gain.

     . After the merger, if you do not elect cash you will own an investment in an ongoing fully-integrated real estate company instead of an interest in a specified portfolio of properties for a fixed period.

     . If you receive Public Storage common stock, your level of distributions may be lower after the merger than the amount you received as a limited partner of the Partnership.

     . The Partnership's assets might be worth more later. Public Storage will realize the benefit of any increase in value.

     .    You will not be entitled to dissenters' rights of appraisal under
                   ---
          California law in the merger.

     . Public Storage, which controls the Partnership, has significant conflicts of interest in connection with, and will benefit from, the merger. In the absence of these conflicts, the terms of the merger may have been more favorable to you.

     The Public Storage common stock is traded on the New York Stock Exchange under the symbol "PSA." On _______, 2002, the closing price of the Public Storage common stock on the NYSE was $____. There is no active market for the Partnership units.

     The Partnership is not asking you to approve the merger or related amendment to the partnership agreement. Public Storage, the holder of a majority of the Partnership units, has executed a written consent

                              --------------------
     We are not asking you for a proxy and you are requested not to send us a proxy. If you want to receive cash in this transaction, you must make a cash election by ________, 2002, as described in the accompanying cash election form.

     Neither the Securities and Exchange Commission nor any state's securities regulator has approved the common stock of Public Storage to be issued under this Information Statement, Notice of Action Without a Meeting and Prospectus or determined if this Information Statement, Notice of Action Without a Meeting and Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

_______, 2002

                                TABLE OF CONTENTS

                                                                                                                 Page
                                                                                                                 ----
Summary .........................................................................................................   1
       Overview of Merger .......................................................................................   1
       Summary Risk Factors .....................................................................................   1
           Vote by Public Storage ...............................................................................   1
           No Arm's Length Negotiation or Independent Representatives ...........................................   1
           The Merger is Taxable ................................................................................   1
           Change from Finite Life to Infinite Life .............................................................   1
           Possible Lower Level of Distributions After the Merger ...............................................   2
           Potential Loss of Future Appreciation ................................................................   2
           No Dissenters' Rights of Appraisal ...................................................................   2
           Conflicts of Interest ................................................................................   2
           Control and Influence over Public Storage by the Hughes Family and Public Storage
             Ownership Limitations ..............................................................................   2
           Uncertainty Regarding Market Price of Public Storage Common Stock ....................................   2
           Tax Risks of Ownership of Public Storage Common Stock - Failure to Maintain REIT Status ..............   2
           Financing Risks ......................................................................................   2
           Possible Future Dilution .............................................................................   2
           Merger Payments Based on Appraisal Instead of Arm's Length Negotiation ...............................   3
       Benefits to Insiders .....................................................................................   3
       Potential Benefits of the Merger .........................................................................   3
       The Partnership ..........................................................................................   3
       Public Storage ...........................................................................................   4
       Address and Phone Number .................................................................................   4
       Background and Reasons for the Merger ....................................................................   4
       Detriments of the Merger .................................................................................   5
       Determination of Amounts to be Received by Limited Partners in the Merger ................................   5
       Federal Income Tax Matters ...............................................................................   5
       Fairness Analysis; Opinion of Financial Advisor ..........................................................   6
       Conditions to Consummation of the Merger .................................................................
       Amendment or Termination of the Merger Agreement .........................................................
       Cash Election Procedure ..................................................................................
       Amendment to Partnership Agreement .......................................................................
       Comparison of Partnership Units with Public Storage Common Stock .........................................   8
       Summary Financial Information ............................................................................  10
       Relationships ............................................................................................  12
Risk Factors ....................................................................................................  13
       Public Storage has approved the merger without your vote .................................................  13
       Public Storage and the Partnership have not hired anyone to represent you ................................  13
       The merger is taxable to you .............................................................................  13
       The merger will change your investment from finite life to infinite life if you receive stock ............  13
       Your level of distributions may be lower after the merger if you receive stock ...........................  13
       You will not benefit from any increase in value of the properties ........................................  13
       You have no dissenters' rights of appraisal ..............................................................  13
       Public Storage has conflicts of interest in the merger ...................................................  13
       Stanger did not perform an independent appraisal of the Partnership's Properties or Units
       The Hughes family could control Public Storage ...........................................................  14
       Provisions in Public Storage's organizational documents may prevent changes in control ...................  14
       The number of shares of Public Storage common stock to be issued in the merger has not been determined ...  14
       Public Storage would incur adverse tax consequences if it fails to qualify as a REIT .....................  15
       Public Storage would incur a corporate level tax if it sold certain assets ...............................  15

                                                                                                                    Page
                                                                                                                    ----
       Public Storage and its shareholders are subject to financing risks ........................................    15
       The merger payments are based on an appraisal instead of arm's length negotiation .........................    15
       Public Storage is subject to real estate operating risks ..................................................    16
       Public Storage has no interest in Canadian mini-warehouses ................................................    17
       The portable self-storage business has incurred operating losses ..........................................    17
Benefits to Insiders .............................................................................................    17
About This Information Statement and Prospectus ..................................................................    17
Where You Can Find More Information ..............................................................................    17
Cautionary Statement .............................................................................................    19
The Merger .......................................................................................................    19
       General ...................................................................................................    19
       Background and Reasons for the Merger .....................................................................    20
       Fairness Analysis .........................................................................................    20
       Alternatives to the Merger ................................................................................    21
           Liquidation ...........................................................................................    21
           Continued Ownership of the Partnership ................................................................    21
       Determination of Amounts to be Received by Limited Partners in the Merger .................................    22
       Potential Benefits of the Merger ..........................................................................    23
       Detriments of the Merger ..................................................................................    24
       Fairness Analysis .........................................................................................    24
       Comparison of Consideration to be Received in the Merger to Other Alternatives ............................    25
       Real Estate Portfolio Appraisal by Wilson .................................................................    28
       Fairness Opinion from Stanger .............................................................................    30
       The Merger Agreement ......................................................................................    35
       Cash Election Procedure ...................................................................................    36
       Consequences to the Partnership if the Merger is Not Completed ............................................    37
       Costs of the Merger .......................................................................................    37
       Accounting Treatment ......................................................................................    37
       Regulatory Requirements ...................................................................................    37
       Comparison of Partnership Units with Public Storage Common Stock ..........................................    38
Amendment to Partnership Agreement ...............................................................................    43
Approval of the Merger and Partnership Agreement Amendment .......................................................    44
       General ...................................................................................................    44
       Security Ownership of Certain Beneficial Owners and Management ............................................    44
Certain Related Transactions .....................................................................................    48
Description of Partnership's Properties ..........................................................................    49
Description of Public Storage's Properties .......................................................................    53
Distributions and Price Range of Public Storage Common Stock .....................................................    55
Distributions and Market Prices of Partnership Units .............................................................    56
Description of Public Storage Capital Stock ......................................................................    59
       Common Stock ..............................................................................................    59
       Ownership Limitations .....................................................................................    59
       Class B Common Stock ......................................................................................    61
       Preferred Stock ...........................................................................................    61
       Equity Stock ..............................................................................................    62
       Effects of Issuance of Capital Stock ......................................................................    62
Management's Discussion and Analysis of Financial Condition and Results of Operations of the Partnership .........
Federal Income Tax Considerations ................................................................................    63
       Opinion of Counsel ........................................................................................    63
       The Merger ................................................................................................    64
       Taxation of Public Storage as a REIT ......................................................................    64
       Taxation of U.S. Shareholders .............................................................................    74
       Taxation of Tax-Exempt Shareholders .......................................................................    76

                                                                                                               Page
                                                                                                               ----
       U.S. Taxation of Non-U.S. Shareholders ...............................................................    77
       Information Reporting and Backup Withholding Tax Applicable to Shareholders ..........................    79
State and Local Taxes .......................................................................................    80
Legal Opinions ..............................................................................................    80
Experts .....................................................................................................    80

Partnership Financial Statements ............................................................................   F-1


Appendix A   -  Agreement and Plan of Reorganization among Public Storage, PS
                Partners VI Merger Co., Inc. and the Partnership dated as of
                April 12, 2002.
Appendix B   -  Real Estate  Appraisal Report by Charles R. Wilson & Associates,
                Inc. for the Partnership dated April 4, 2002
Appendix C   -  Opinion of Robert A. Stanger & Co., Inc. dated ________, 2002

                                     SUMMARY

          The following summary is qualified by the detailed information appearing elsewhere in this statement, including the appendices.

Overview of Merger

          Public Storage is acquiring the Partnership units Public Storage does not currently own in the merger under the Agreement and Plan of Reorganization attached as Appendix A to this statement as follows:

          . A wholly owned, second tier subsidiary of Public Storage will be merged into the Partnership.

          . Each Partnership unit (other than units already owned directly or indirectly by Public Storage) will be converted into the right to receive a value of $546 in Public Storage common stock or, at your election, in cash. To be effective you must make a cash election by _______, 2002, as described in the accompanying cash election form.

          . The Partnership will make a cash distribution to holders of Partnership units as of _______, 2002, the Effective Date, to cause the estimated net asset value per unit as of the Effective Date, to be substantially equivalent to $546 as described under "- Determination of Amounts to be Received by Limited Partners in the Merger." This payment is expected to be made on or about the Effective Date.

          . The market value of the Public Storage common stock issued in the merger will be based on the average of the per share closing prices of the Public Storage common stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date.

          . Following the merger, Public Storage will own all Partnership units (through wholly owned entities), the Partnership will remain in existence, and Public Storage and Mr. Hughes will continue as general partners of the Partnership.

          See "The Merger - Determination of Amounts to be Received by Limited Partners in the Merger." For a description of the terms of the merger, see "The Merger - The Merger Agreement."

          The Public Storage common stock is listed on the NYSE. On _____________, 2002, the last full trading day prior to the date of this statement, the reported closing price per share of Public Storage common stock was $_____. There is no established trading market for the Partnership units. See "Distributions and Price Range of Public Storage Common Stock" and "Distributions and Market Prices of Partnership Units."

Summary Risk Factors

          The merger involves certain risks and detriments that you should consider, including the following:

          . Vote by Public Storage. Public Storage owns sufficient Partnership units to approve the merger without your vote and approved the merger on April 12, 2002.

          . No Arm's Length Negotiation or Independent Representatives. Public Storage and the Partnership have not (1) negotiated the merger at arm's length or (2) hired independent persons to negotiate the terms of the merger for you. If independent persons had been hired, the terms of the merger may have been more favorable to you. In addition, Public Storage and the Partnership have not asked any person to make an offer to buy the Partnership's assets. The merger agreement prohibits the Partnership from soliciting other offers. Other offers could have generated higher prices.

          . The Merger Is Taxable. The merger will be a taxable event for a limited partner who is subject to income taxation, whether that limited partner receives cash or stock. The actual tax effects will vary based on each partner's adjusted tax basis in the Partnership units and the partner's other specific circumstances. Because the consideration to be paid will significantly exceed the tax basis of taxable limited partners who acquired their units when the units were originally issued by the Partnership in 1986, those limited partners can be expected to recognize substantial taxable gain.

          . Change from Finite Life to Infinite Life. After the merger, if you do not elect cash you will own an investment in an ongoing integrated real estate company instead of an interest in a specified portfolio of properties for a fixed period. In the absence of the merger, the Partnership would terminate when all of its properties were sold, but not later than December 31, 2038. Public Storage

                 . changes its portfolio of properties from time to time without approval of shareholders;

                 . does not plan to sell its assets within a fixed period of time; and

                 . is engaged in all aspects of the mini-warehouse industry, including property development and management.

          If you receive Public Storage common stock in the merger, you will be able to liquidate your investment only by selling your shares. The market value of your shares may or may not reflect the full fair market value of Public Storage's assets and will fluctuate.

          . Possible Lower Level of Distributions After the Merger. If you receive Public Storage common stock, your level of distributions may be lower after the merger than the amount you received as a limited partner of the Partnership.

          . Potential Loss of Future Appreciation. The Partnership's assets may be worth more later. Public Storage will realize the benefit of any increase in value.

          . No Dissenters' Rights of Appraisal. You will not be entitled to dissenters' rights of appraisal under California law in the merger.

          . Conflicts of Interest. Public Storage, which controls the Partnership, has conflicts of interest in, and will benefit from, the merger. Public Storage has an interest in acquiring Partnership units at the lowest possible price, while you have an interest in selling your units at the highest possible price. In the absence of these conflicts, the terms of the merger may have been more favorable to you. The merger will eliminate the conflicts of interest resulting from the public limited partners' ownership of a minority interest in the Partnership. The principal conflicts involve the competition of the Properties with other mini-warehouses owned by Public Storage.

          . Control and Influence over Public Storage by the Hughes Family and Public Storage Ownership Limitations. The public shareholders of Public Storage are substantially limited in their ability to control Public Storage. The Hughes family owns approximately 34% of the Public Storage common stock (approximately 38% upon conversion of the Public Storage class B common stock). Also, Public Storage's charter documents restrict the number of Public Storage shares that may be owned by any other person. These ownership factors should prevent any takeover of Public Storage not approved by Mr. Hughes.

          . Uncertainty Regarding Market Price of Public Storage Common Stock. The market price of Public Storage common stock may fluctuate after the date that the number of shares to be issued to you is determined, but before those shares actually are issued. In addition, the market price could decrease because of sales of shares issued in this merger and for other reasons.

          . Tax Risks of Ownership of Public Storage Common Stock - Failure to Maintain REIT Status. Public Storage is subject to tax risks, including risks as to Public Storage's continued qualification for income tax purposes as a "Real Estate Investment Trust" or "REIT."

          . Financing Risks. Public Storage, unlike the Partnership, borrows money ($128.1 million at March 31, 2002), which increases the risk of loss.

          . Possible Future Dilution. The issuance of additional stock by Public Storage can reduce the interest of Public Storage shareholders. Public Storage has outstanding preferred stock ($1.8 billion at March 31, 2002) and intends to issue additional preferred stock that prevents payment of distributions on Public Storage common stock unless distributions are paid quarterly on the preferred stock.

          . Merger Payments Based on Appraisal Instead of Arm's Length Negotiation. The amount you receive in the merger is based on a third party appraisal of the Partnership's Properties. However, appraisals are opinions as of the date specified and are subject to certain assumptions. The true worth or realizable value of these properties may be higher or lower than the appraised value.

Benefits to Insiders

          The merger involves certain benefits to Public Storage, including the following:

          . Own All Partnership Units. As a result of the merger, Public Storage will own all of the Partnership units without taxable gain to Public Storage.

          . Cost Efficiencies. The merger will eliminate almost all Partnership administrative expenses, much of which has been borne by Public Storage as owner of 63% of the Partnership units.

          . Issue Capital Stock. The merger will enable Public Storage, which is seeking to expand its capital base, to issue up to 1,500,000 shares of common stock.

          . Eliminate Conflicts of Interest. The merger will eliminate the conflicts of interest resulting from the competition of the Partnership's properties with other mini-warehouses owned by Public Storage.

Potential Benefits of the Merger

          The following are the principal potential benefits of the merger to you:

(1) If you elect to receive cash, you will liquidate your investment at an amount substantially higher than the prices in the limited secondary transactions involving Partnership units. Also, you will simplify your tax reporting for years after 2002.

(2) If you receive Public Storage common stock, the principal potential benefits to you are:

          . Ownership Interest in a Diversified Real Estate Company. Because the Partnership is not authorized to issue new securities or to reinvest sale or financing proceeds, the Partnership is less able to take advantage of new real estate investment opportunities. In contrast, Public Storage has a substantially larger, more diversified investment portfolio that reduces the risks associated with any particular assets or group of assets and increases Public Storage's ability to access capital markets for new capital investments.

          . Increased Liquidity. There is no active market for the Partnership units. In comparison, Public Storage has approximately 115.8 million shares of common stock listed on the NYSE with an average daily trading volume during the 12 months ended March 31, 2002 of approximately 188,200 shares. Given

               Public Storage's market capitalization and trading volume, you are likely to enjoy a more active trading market and increased liquidity for the Public Storage common stock you receive.

          . Simplified Tax Reporting. The merger will simplify your tax reporting for years after 2002.

The Partnership

          The Partnership owns two mini-warehouses directly and interests in 30 mini-warehouses jointly with Public Storage (collectively, the "Properties"). The Partnership also owns a 2% interest in PS Business Parks, L.P. ("PSBP") jointly with Public Storage. Public Storage has a significant interest in PSBP, which owns and operates commercial properties. See "Description of Partnership's Properties."

          The general partners of the Partnership are Public Storage and Mr. Hughes. Public Storage manages and operates the Properties under the "Public Storage" name. See "Description of Partnership Properties." There is no active market for the Partnership units. See "Distributions and Market Prices of Partnership Units."

Public Storage

          Public Storage is a fully integrated, self-administered and self-managed REIT that acquires, develops, owns and operates mini-warehouses. Public Storage is the largest owner and operator of mini-warehouses in the United States. At March 31, 2002, Public Storage had equity interests (through direct ownership, as well as general and limited partnership interests) in 1,392 storage facilities located in 37 states. Public Storage also has an interest in PSBP.

Address and Phone Number

          The principal executive offices of the Partnership and Public Storage are located at 701 Western Avenue, Glendale, California 91201-2349. The telephone number is (818) 244-8080.

Background and Reasons for the Merger

          Public Storage and the Partnership have not negotiated the merger at arm's length. Public Storage has structured the merger. Public Storage controls the Partnership and has significant conflicts of interest in connection with, and will benefit from, the merger. Public Storage and Mr. Hughes, the general partners of the Partnership, believe that the merger is fair to you. This is based in significant part on a third party appraisal of the Properties and on the opinion of a financial advisor, in which the general partners concur.

          The general partners organized the Partnership in 1986 to acquire properties jointly with Public Storage and alone. The Partnership is well beyond its original anticipated term. The Partnership originally anticipated selling the Properties and liquidating from five to eight years after acquisition, i.e., between 1991 and 1994.

          Public Storage was organized in 1980 and has increased its asset and capital base substantially since that time. Much of Public Storage's growth has resulted from increasing its interest in affiliated entities, like the Partnership.

          After the merger, Public Storage will own all of the Partnership units, and the merger will eliminate almost all Partnership administrative expenses, including the cost of operating as a public entity.

          The consideration you receive in the merger is based on the appraised value of the Properties as determined by a third party appraiser, Charles R. Wilson & Associates, Inc. ("Wilson"), as of February 28, 2002. The general partners believe that the merger is fair to you. This is based in significant part on the Wilson appraisal of the Properties and on the opinion of a financial advisor, Robert A. Stanger & Co., Inc. ("Stanger"), in which the general partners concur.

          The general partners considered liquidation and continued ownership by limited and general partners as alternatives to the merger. The general partners believe that the consideration to be received by you, in the merger compares favorably with other alternatives. The general partners did not ask any person to buy the Partnership's assets.

          In comparing the merger to other alternatives, the general partners noted the following:

          Liquidation. In a liquidation the proceeds available for distribution to limited partners would be reduced by expenses of sale. However, if the Partnership liquidated its assets through asset sales to unaffiliated third parties, you would not need to rely upon a real estate portfolio appraisal to estimate the fair market value of the Properties and you could use the cash received in the liquidation to purchase shares of Public Storage common stock in the public market.

          Continued Ownership. The Partnership is operating profitably. Continued ownership by the limited and general partners should provide you with continued distributions of net operating cash flow and participation in any future potential appreciation of the Properties and would avoid many of the risks described under "Risk Factors." However, continued ownership by the limited and general partners would fail to provide you with liquidity through receipt of Public Storage common stock or, at your election, a cash payment for your Partnership units and would fail to provide Public Storage with the benefits described under "Benefits to Insiders."

Detriments of the Merger

          For a summary of certain risks and detriments of the merger, refer to "- Summary Risk Factors" beginning on page 1.

Determination of Amounts to be Received by Limited Partners in the Merger

          In connection with the merger, you will receive a value of $546 per Partnership unit in cash or Public Storage common stock. In addition, as noted in note (7) below, you will also receive a final distribution in cash equal to the amount by which the value of a unit on the Effective Date exceeds $546. The general partners have determined the amount to be received by you in the merger based on the estimated net asset value per unit computed as follows:

              Estimated value of Partnership's interest in the Properties (1)                 $58,177,000
              Plus:
                Market value of Partnership's interest in PSBP (2)                             21,558,000
                Partnership's interest in other tangible net assets and liabilities (3)         2,989,000
                                                                                                ---------
              Net proceeds available for distribution                                          82,724,000
              Distributions to general partners (4)                                              (827,000)
                                                                                               ----------
              Distributions to limited partners                                               $81,897,000
                                                                                               ==========
              Amount per Partnership unit (5)(6)(7)(8)                                        $       546
                                                                                               ==========

---------------
(1) Reflects appraised value of the Properties determined by Wilson as of February 28, 2002. Assumes a sale of the Properties at the appraised value and that the proceeds from the sale of the Properties are allocated between the Partnership and Public Storage based on their joint venture agreement. See "Description of Partnership's Properties" and "The Merger - Real Estate Portfolio Appraisal by Wilson."

(2) Reflects closing price of shares of PS Business Parks, Inc. on The American Stock Exchange, Inc. ("AMEX") as of February 28, 2002 (the PSBP partnership interests are exchangeable for those shares on a one unit for one share basis). Assumes a sale of the units at that price and an allocation of the proceeds between the Partnership and Public Storage based on their joint venture agreement. See note (7) below.

(3) Reflects the Partnership's interest in cash and other non-real estate assets offset by the Partnership's interest in prepaid rents, security deposits, accounts payable and accrued expenses as of February 28, 2002.

(4) Represents subordinated incentive distributions payable to the general partners and distributions attributable to the general partners' 1% capital interest in the Partnership. In accordance with the Partnership Agreement, no subordinated incentive distributions are payable at this time.

(5)       Based on 150,000 Partnership units.

(6) Upon completion of the merger, each Partnership unit would be converted into Public Storage common stock with a value of $546 or, at the election of a limited partner, $546 in cash. The number of shares of Public Storage common stock to be issued in the merger will be determined by dividing $546 by the average of the closing prices of Public Storage common stock during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date. The market price of Public Storage common stock may fluctuate after the date that the number of shares to be issued to limited partners in the merger is determined and before those shares actually are issued.

(7) On the Effective Date, the value of the Partnership units will be recomputed. A cash distribution will be made to limited partners as of the Effective Date in an amount by which the recomputed value exceeds $546 to cause the estimated net asset value per Partnership unit as of the Effective Date to be substantially equivalent to $546 per unit. In computing the estimated net asset value per unit as of the Effective Date, the estimated value of the Partnership's interest in the Properties will be based on the February 28, 2002 property appraisal, the PSBP partnership interests will be valued at the average of the per share closing price on the AMEX of the shares of PS Business Parks, Inc. during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date and the Partnership's interest in the tangible net assets and liabilities will be measured as of the last day of the calendar month preceding the Effective Date.

(8)       Original purchase price of a Partnership unit was $500.

Federal Income Tax Matters

          The merger will be a taxable event and result in taxable gain or loss to most of you whether you receive cash or stock. Taxable limited partners will recognize gain or loss in an amount equal to the difference between the value of what they receive in the merger (cash or stock) and their adjusted basis in their Partnership units. It has been estimated that an original limited partner will realize approximately $294 of taxable gain per Partnership unit as a result of the merger (assuming that the merger is effective as of the end of the second quarter of 2002). The merger should not be a taxable event to Public Storage.
                                    ---
See "Federal Income Tax Considerations - The Merger."

Fairness Analysis; Opinion of Financial Advisor

         Public Storage and the Partnership have not negotiated the merger at arm's length. Public Storage has structured the merger. Public Storage controls the Partnership and has significant conflicts of interest in connection with, and will benefit from, the merger. The general partners believe that the merger is fair to you. This is based in significant part on the Wilson appraisal and the opinion of a financial advisor, in which the general partners concur.

          The general partners base their conclusion on the following factors:

          .    The Wilson appraisal of the Properties.

          .    Stanger delivered a fairness opinion to the Partnership.

          . Although the merger has been structured by Public Storage, the merger provides you with a choice of converting your investment into an investment in Public Storage or receiving cash for your investment.

          . Based on certain significant assumptions, qualifications and limitations, the consideration to be received by you compares favorably with other alternatives.

          The general partners believe that the consideration to be received by you in the merger compares favorably with:

          .    the prices of the limited secondary sales of Partnership units;

          .    a range of estimated going-concern values per unit;

          .    an estimated liquidation value per unit; and

          .    the book value per unit.

          The general partners recognize that these comparisons are subject to significant assumptions, qualifications and limitations. See "The Merger - Comparison of Consideration to be Received in the Merger to Other Alternatives."

          The Partnership engaged Stanger to deliver a written summary of its determination as to the fairness of the consideration to be received in the merger, from a financial point of view, to you. The full text of the opinion is set forth in Appendix C to this statement and should be read in its entirety. Subject to the assumptions, qualifications and limitations contained in the fairness opinion, the fairness opinion concludes that, as of the date of the fairness opinion, the consideration to be received in the merger is fair to you, from a financial point of view. In arriving at its opinion, Stanger considered, among other things

          .    the independent appraised value of the Properties;

          . the estimated liquidation value of the Partnership prepared by the Partnership, based upon a sale of the Partnership's assets to a third party for cash;

          . financial analyses and projections prepared by the general partners concerning the going-concern value of the Partnership under its current business plan; and

          . a comparison of limited secondary sales prices of Partnership units with the consideration being received by you in the merger.

          The Partnership did not ask Stanger to

          . select the method of determining the consideration being received by you in the merger;

          . make any recommendation to you whether to select cash or Public Storage common stock in the merger;

          . express any opinion as to the business decision regarding the merger or its alternatives or tax factors resulting from the merger or relating to Public Storage's qualification as a REIT; or

          . conduct an independent appraisal of the Properties or the value of the Partnership units.

          Stanger's opinion is based on business, economic, real estate and securities markets and other conditions as of the date of its analysis. See "The Merger - Fairness Opinion from Stanger."

          The general partners believe that hiring Wilson to appraise the Properties and Stanger to deliver a fairness opinion helped the general partners fulfill their duties to you. However, the Partnership is paying Wilson and

Stanger for their services and Public Storage is expected to pay them for other assignments. See "The Merger - Real Estate Portfolio Appraisal by Wilson" and "- Fairness Opinion from Stanger."

Conditions to Consummation of the Merger

          Consummation of the merger is contingent upon (1) the Registration Statement shall have been declared effective by the Commission and Public Storage shall have received all other authorizations necessary to issue Public Storage common stock in exchange for Partnership units and to consummate the merger; (2) the merger agreement and the merger shall have been approved and adopted by the requisite vote of the limited partners (which condition has been satisfied by Public Storage's vote of its Partnership units in favor of the merger); (3) the shares of Public Storage common stock issued to limited partners shall be listed on the NYSE; (4) the Partnership shall have received a fairness opinion from Stanger (which opinion will be delivered on or about the date of this statement); (5) no legal action challenging the merger shall be pending; and (6) in the case of Public Storage, the average of the per share closing prices on the NYSE of Public Storage common stock during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date is not less than $34. Public Storage does not intend to postpone the merger if condition (6) is not satisfied in this time frame. If this condition (6) is not satisfied or waived, Public Storage intends to promptly notify the limited partner in writing. The obligation of Public Storage to effect the merger is also subject to Public Storage, in its sole discretion, being satisfied as to title to, and the results of an environmental audit of, the Properties. The merger is also conditioned on the amendment of the Partnership Agreement.

Amendment or Termination of the Merger Agreement

          The merger agreement may be amended by a written agreement authorized by the board of directors of Public Storage and the general partners. The merger may be abandoned at any time before or after shareholder approval by mutual written consent and may be abandoned by either party if, among other things, the closing of the merger has not occurred on or before December 31, 2002.

Cash Election Procedure

          Each holder of record of Partnership units may make a cash election to have his or her Partnership units converted into the right to receive cash in the merger. All cash elections are to be made on a cash election form. A cash election form is being sent to all holders of record of Partnership units on the date of this statement. A duplicate cash election form may be obtained by calling the exchange agent, EquiServe Trust Company, N.A., at the telephone number listed below. To be effective, a cash election form must be properly completed and signed in accordance with the instructions which accompany the cash election form and must be received by the exchange agent, no later than 5:00 p.m. New York City time on ________, 2002 (the "Election Deadline") at one of the following addresses:


          By Mail                  By Hand         By Overnight Courier          For Assistance           For information
----------------------------- ------------------ -------------------------- -------------------------- ---------------------
EquiServe Trust Company, N.A.     Securities      EquiServe Trust Company,   EquiServe Trust Company,   Public Storage, Inc.
        P.O. Box 43014            Transfer &                N.A.                       N.A.              Investor Services
  Providence, RI 02940-3014   Reporting Services     Corporate Actions         Shareholder Services            Dept.
                              100 William Street     150 Royall Street             (781)575-3120         701 Western Avenue
                                   Galleria          Mail Stop 45-02-80                                     Glendale, CA
                              New York, NY 10038      Canton, MA 02021                                       91201-2349
                                                                                                           (800) 421-2856
                                                                                                           (818) 244-8080

Holders of record of units who hold units as nominees, trustees or in other representative capacities may submit multiple cash election forms, provided that such representative certifies that each such cash election form covers all the units held by such representative for a particular beneficial owner. An election may be revoked by the person or persons making such election by a written notice signed and dated by such person or persons and received by the exchange agent at one of the addresses listed above prior to the Election Deadline, identifying the name of the registered holder of the units subject to such election and the total number of units owned by the beneficial owner. In addition, all cash election forms will automatically be revoked if the exchange agent is notified in writing that the merger has been abandoned. The exchange agent may determine whether or not elections to receive cash have been properly made or revoked, and any such determination shall be conclusive and binding.

Amendment to Partnership Agreement

While the general partners do not believe that the partnership agreement prohibits the merger, the partnership agreement is being amended to expressly authorize the merger.

Comparison of Partnership Units with Public Storage Common Stock

     The information below summarizes certain principal differences between the Partnership units and the Public Storage common stock. The effect of the merger if you receive Public Storage common stock is set forth in italics below each comparison. For an expanded discussion of these and other comparisons and effects, see "The Merger - Comparison of Partnership Units with Public Storage Common Stock."

          Partnership                                         Public Storage

                                    Investment Objectives and Policies

  To provide (1) quarterly cash distributions        To maximize funds from operations, or FFO, allocable to
  from operations and (2) long-term capital          holders of Public Storage common stock and to increase
  gains through appreciation in the value of         shareholder value through internal growth and
  the Properties.                                    acquisitions. FFO is a supplemental performance measure
                                                     for equity REITs used by industry analysts. FFO does not
                                                     take into consideration principal payments on debt,
                                                     capital improvements, distributions and other
                                                     obligations of Public Storage. Accordingly, FFO is not a
                                                     substitute for Public Storage's net cash provided by
                                                     operating activities or net income as a measure of
                                                     Public Storage's liquidity or operating performance. An
                                                     increase in Public Storage's FFO will not necessarily
                                                     correspond with an increase in distributions to holders
                                                     of Public Storage common stock. See "- Liquidity,
                                                     Marketability and Distributions."

     If you receive Public Storage common stock in the merger, you will change your investment from "finite life" to "infinite life" and realize the value of your investment only by selling your Public Storage common stock. If Public Storage issues additional securities, including securities that would have priority over Public Storage common stock as to cash flow, distributions and liquidation proceeds, it will dilute the interest of Public Storage shareholders. Public Storage intends to issue additional securities under a currently effective registration statement. See "Risk Factors - The number of shares of Public Storage common stock to be issued in the merger has not been determined" and "- Public Storage and its shareholders are subject to financing risks."

                               Borrowing Policies

  No outstanding borrowings.                         Permitted to borrow in furtherance of its investment
                                                     objectives, subject to certain limitations.

     Public Storage has outstanding debt and reinvests proceeds from borrowings. Incurring debt increases the risk of loss of investment. Public Storage does not plan to finance the Properties.

                          Transactions with Affiliates

  Limited partner approval required for a            Restricted from acquiring properties from its affiliates or
  variety of business transactions with              from selling properties to them unless the transaction is
  affiliates, including purchases, sales, leases     approved by a majority of Public Storage's independent
  and loans. See "Amendment to Partnership           directors and is fair to Public Storage based on an
  Agreement."                                        independent appraisal.

         Partnership                                        Public Storage

     Given Public Storage's control of all Partnership voting decisions, both Public Storage and the Partnership can enter into transactions with affiliates without the need for approval of either the public shareholders or public limited partners. In the case of Public Storage, however, these transactions require approval of Public Storage's independent directors.

                        Properties (As of March 31, 2002)

  Direct and indirect equity interests in 32         Direct and indirect equity interests in 1,392 storage
  mini-warehouses in nine states. Also owns          facilities in 37 states. Also owns a larger interest in
  an interest in PSBP.                               PSBP.

     Because Public Storage owns substantially more property interests in more states than the Partnership, the operations of a single property have less effect on Public Storage's results of operations than in the case of the Partnership. Also, it would be more difficult to liquidate Public Storage than the Partnership within a reasonable period of time.

                   Liquidity, Marketability and Distributions

  No active trading market for Partnership           Public Storage common stock is traded on the NYSE.
  units. The Partnership may not issue               During the 12 months ended March 31, 2002, the average
  securities having priority over Partnership        daily trading volume of Public Storage common stock
  units.                                             was approximately 188,200 shares. Public Storage has
                                                     issued, and may in the future issue, securities that
                                                     Storage common stock as to cash flow, distributions and
                                                     have priority over Public liquidation proceeds.

     The Partnership pays distributions to limited partners from cash available for distribution. Tax laws require Public Storage to distribute at least 90% of its ordinary REIT taxable income in order to maintain its qualification as a REIT. Since Public Storage distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), it is able to retain funds for additional investment and debt reduction.

     If you receive Public Storage common stock in the merger, the market for your investment will be broader and more active than the market for Partnership units. Distributions on Public Storage common stock may be lower than the distributions on the Partnership units. Distributions on Public Storage common stock also are subject to priority of preferred stock.

         Additional Issuances of Securities and Anti-Takeover Provisions

  The partnership agreement does not provide         Subject to the rules of the NYSE and applicable
  for the issuance of additional Partnership         provisions of California law, Public Storage can issue
  units.                                             authorized capital stock without shareholder approval.

     Both the Partnership and Public Storage can deter attempts to obtain control in transactions not approved by management. In the case of the Partnership, Public Storage owns a majority of the Partnership units. In the case of Public Storage, the Hughes family effectively controls Public Storage and Public Storage has the flexibility to issue capital stock, including senior securities with special voting rights and priority over Public Storage common stock.

Summary Financial Information

     The financial data in this section should be read in conjunction with the financial statements included in this statement and in the documents to which limited partners have been referred.

                                 Public Storage

                                                                                                     Three Months Ended
                                                     Years Ended December 31,                             March 31,
                                  ---------------------------------------------------------------  -----------------------
                                     1997         1998         1999         2000         2001         2001         2002
                                  ----------   ----------   ----------   ----------   -----------  ----------   ----------
                                   (Note 1)                ($ In thousands, except per share data)
Operating Data:
Total revenues                    $  469,051   $  581,085   $  676,734   $  757,310   $  834,645   $  197,839   $  216,975
Depreciation and amortization         92,750      111,799      137,719      148,967      168,061       39,622       43,997
Interest expense                       6,792        4,507        7,971        3,293        3,227          971        1,102
Minority interest in income           11,684       20,290       16,006       38,356       46,015       11,698       11,342
Net income                        $  178,649   $  227,019   $  287,885   $  297,088   $  324,208   $   74,635   $   87,455

Balance Sheet Data (at end
of period):
Total cash and cash equivalents   $   41,455   $   51,225   $   55,125   $   89,467   $   49,347   $   40,477   $  192,281
Total assets                       3,311,645    3,403,904    4,214,385    4,513,941    4,625,879    4,488,092    4,893,247
Total debt                           103,558       81,426      167,338      156,003      168,552      180,263      128,076
Minority interest                    288,479      139,325      186,600      532,918      454,601      528,828      468,077
Shareholders' equity              $2,848,960   $3,119,340   $3,689,100   $3,724,117   $3,909,583   $3,701,216   $4,197,641

Per Share of Common Stock:
Net income-basic (2)              $      .92   $     1.30   $     1.53   $     1.41   $     1.53   $      .34   $      .38
Net income-diluted (2)                   .91         1.30         1.52         1.41         1.51          .34          .37
Distributions (3)                        .88          .88         1.52         1.48         1.69          .22          .45
Book value (at end of period)(4)  $    17.19   $    18.30   $    18.95   $    18.84   $    18.12   $    18.48   $    17.99

Weighted average-diluted
  shares of common stock (in
  thousands)                          98,961      114,357      126,669      131,657      123,577      128,699      124,065

  ---------------

  (1) Public Storage has completed several significant business combinations, property acquisitions, and equity transactions and has developed a significant number of real estate facilities in the five years ended December 31, 2001. See Notes 3 and 9 to Public Storage's financial statements and Management's discussion and Analysis of Financial Condition and Results of Operations for the three years ended December 31, 2001, included in Public Storage's December 31, 2001 Form 10-K for further Discussion.

  (2) Net income per common share is computed in accordance with Statement of Financial Accounting Standard No. 128 (SFAS 128) - "Earnings per Share" and is presented on the diluted basis using the weighted average shares of Public Storage common stock outstanding-diluted. The diluted net income per common share is computed using the weighted average common shares outstanding (adjusted for stock options). Beginning in 2000, 6,790,000 of the 7,000,000 shares of class B common stock are included in the determination of net income per common share.

  (3) For federal income tax purposes, distributions for all periods were characterized as ordinary income. All distributions for generally accepted accounting principles ("GAAP") were from investment income.

  (4) Book value per share computed based on the number of shares of Public Storage common stock and Public Storage class B common stock outstanding.

                                   Partnership

                                                                                                            Three Months Ended
                                                            Years Ended December 31,                            March 31,
                                    ------------------------------------------------------------------- -----------------------
                                          1997         1998          1999         2000         2001          2001         2002
                                    -------------- ------------ -------------- ----------- ------------ -------------   -------
                                                                (In thousands, except per unit data)
Operating Data:
Total revenues                          $ 3,186      $ 3,527      $ 3,586      $ 4,182       $ 4,653      $ 1,084       $ 1,245
Depreciation and amortization               130          134          146          153           146           36            35
Net income                                2,680        2,985        3,030        3,558         4,102          956         1,093

Allocation of net income:
   Limited partners' share                2,158        2,558        2,445        3,127         3,447          847           963
   General partners' share                  522          427          585          431           655          109           130

Balance Sheet Data (at end of
period)
   Cash and cash equivalents              1,144        2,388        2,092        3,198         2,393        3,408         2,530
   Total debt                                 -            -            -            -             -            -             -
   Total assets                          38,715       37,702       35,177       34,725        32,717       34,637        32,472

Limited Partners' per Unit
Data (5)
   Net income                           $ 14.39      $ 17.05      $ 16.30      $ 20.85       $ 22.98      $  5.65       $  6.42
   Cash distributions (6)                 29.74        23.80        33.30        23.80         36.84         5.95          7.13
   Book value (limited partners'         254.40       247.65       230.65       227.70        213.84       227.39        213.13
   equity)

                                        Public Storage - Pro Forma per Partnership Unit

Per equivalent Partnership Unit (7):
Net income-diluted                                                                           $ 21.90                    $  5.37
Distributions paid on common stock                                                             24.50                       6.53
Book value (at March 31, 2002)                                                                                          $260.86

_________________

(5) Limited partners' per unit data is based on the weighted average number of Partnership units (150,000) outstanding during the year.

(6) In 1997, distributions included a portion of the operating reserve estimated at $5.94 per Unit. In 1999, distributions included an additional portion of the operating reserve estimated at $9.50 per Unit. In 2001, distributions included a special distribution of $9.50 per Unit.

(7) Presents pro forma amounts of Public Storage per equivalent Partnership unit. Net income, cash distributions and book value data are calculated by multiplying Public Storage's historical results (before impact of the merger, which is not expected to have a material impact on Public Storage's per share amounts) by an assumed exchange ratio of approximately 14.5 (the Partnership's merger value of $546 divided by an assumed issue price of Public Storage common stock of $37.65).

Relationships

         The following charts show the relationships among Mr. Hughes, Public Storage and the Partnership both before and after the merger. As reflected in the charts below, Mr. Hughes, Public Storage's chairman of the board and chief executive officer, effectively controls Public Storage. Public Storage and Mr. Hughes are the general partners of the Partnership. Public Storage and the Partnership jointly own 30 of the 32 Properties, all of which are managed by Public Storage.

                                   [GRAPHIC]

         Percentage of ownership of the Partnership by Public Storage represents percentage of units of limited partnership interest owned by Public Storage. Both before and after the merger, Public Storage's general and limited partner interests are owned indirectly through wholly owned entities. Percentage of stock ownership of Public Storage by Mr. Hughes represents percentage of outstanding shares of Public Storage common stock owned by Mr. Hughes and members of his immediate family. Mr. Hughes has no ownership interest in the Partnership (other than through his share ownership in Public Storage) either before or after the merger. As described in "Certain Related Transactions - Joint Venture Interest", the Partnership manages the joint venture, although Public Storage may compel the sale of the joint venture's properties and the Partnership and Public Storage have a right of first refusal to acquire the other's interest in the event of a proposed sale of the joint venture's properties. Public Storage manages the Properties for a fee of 6% of gross revenues. After the merger (assuming no cash elections) the public limited partners of the Partnership would own approximately 0.7% of Public Storage.

                                  RISK FACTORS

     The merger involves certain risks and detriments that you should consider, including the following:

Public Storage has approved the merger without your vote.

     Public Storage, as owner of 63% of the Partnership units, owns sufficient units to approve the merger without your vote and voted its units in favor of the merger on April 12, 2002. Accordingly, if the conditions to the merger are satisfied or waived, the merger will be completed even if opposed by all of the public limited partners.

Public Storage and the Partnership have not hired anyone to represent you.

     Public Storage and the Partnership have not (1) negotiated the merger at arm's length or (2) hired independent persons to negotiate the terms of the merger for you. If independent persons had been hired, the terms of the merger may have been more favorable to you. In addition, Public Storage and the Partnership have not asked any person to make an offer to buy the Partnership's assets. The merger agreement prohibits the Partnership from soliciting other offers. Other offers could have generated higher prices.

The merger is taxable to you.

     The merger will be a taxable event for limited partners who are subject to income taxation, whether they receive cash or stock. The actual tax effects will vary based on each partner's adjusted tax basis in the units and the partner's other specific circumstances. Because the consideration to be paid will significantly exceed the tax basis of taxable limited partners who acquired their units when the units were originally issued by the Partnership in 1986, those limited partners can be expected to recognize substantial taxable gain.

The merger will change your investment from finite life to infinite life if you receive stock.

     The Partnership is a limited partnership organized to hold interests in properties for a fixed period. In the absence of the merger, the Partnership would terminate when all of its properties were sold, but not later than December 31, 2038. In contrast, Public Storage, which is engaged in all aspects of the mini-warehouse industry, including property development and management, intends to operate for an indefinite period. Therefore, if you receive Public Storage common stock in the merger, you will be able to liquidate your investment only by selling your shares on the NYSE or in private transactions. The market value of Public Storage common stock may or may not reflect the full fair market value of Public Storage's assets and will fluctuate.

Your level of distributions may be lower after the merger if you receive stock.

     If you receive Public Storage common stock in the merger, your level of distributions may be lower after the merger than the amount you received as a limited partner of the Partnership. Based on a closing price of $37.65 for Public Storage common stock and the current regular quarterly distribution rate for Public Storage ($0.45 per share) and the regular and special distributions for the Partnership during 2001 ($63.84 per unit), your annual distributions would decrease by approximately 29% if you receive Public Storage common stock in the merger.

You will not benefit from any increase in value of the properties.

     The Partnership's properties may increase in value and might be able to be sold for higher prices at a later date. Public Storage will realize the benefit of any increase in value.

You have no dissenters' rights of appraisal.

     Under California law, you will not be entitled to dissenters' rights of
                                    ---
appraisal in connection with the merger. Accordingly, if the merger is completed, you will not be entitled to ask for an alternative valuation of your Partnership units.

Public Storage has conflicts of interest in the merger.

     Relationships among the parties create conflicts of interest. Because of the relationships among Public Storage, the Partnership and Mr. Hughes, there are significant conflicts of interest in connection with the merger. Public Storage and Mr. Hughes are the general partners of the Partnership, and Public Storage owns 63% of the Partnership units. In the absence of these conflicts, the terms of the merger may have been more favorable to you. See "Summary - Relationships."

     Insiders have structured the merger. Public Storage initiated and structured the merger. Public Storage and the Partnership did not negotiate the merger at arm's length. Public Storage has an interest in acquiring the Partnership units at the lowest possible price, while you have an interest in selling your units at the highest possible price. Public Storage and the Partnership did not hire independent persons to negotiate the terms of the merger for you. If independent persons had been hired, the terms of the merger might have been more favorable to you.

     The merger includes benefits to insiders. The merger involves certain benefits to Public Storage, including the following:

     . Ownership of All Partnership Units. As a result of the merger, Public Storage will own all of the Partnership units without taxable gain to Public Storage.

     . Cost Efficiencies. The merger will eliminate almost all Partnership administrative expenses, much of which has been borne by Public Storage as owner of 63% of the Partnership units.

     . Elimination of Conflicts of Interest. The merger will eliminate the conflicts of interest resulting from the public limited partners' ownership of a minority interest in the Partnership. The principal conflicts involve the competition of the Properties with other mini-warehouses owned by Public Storage.

Stanger did not perform an independent appraisal of the Partnership's Properties or Units.

     In rendering the fairness opinion Stanger did not conduct an independent appraisal of the Partnership's portfolio of properties or the value of the Partnership units. In conducting the reviews in connection with the fairness opinion, Stanger has relied on the accuracy and completeness of the portfolio appraisal performed by Wilson and the analyses provided by the general partners.

The Hughes family could control Public Storage.

     The Hughes family owns approximately 34% of the outstanding shares of Public Storage common stock (approximately 38% upon conversion of the Public Storage class B common stock). Consequently, the Hughes family could control matters submitted to a vote of Public Storage shareholders, including electing directors, amending Public Storage's organizational documents, dissolving and approving other extraordinary transactions, such as a takeover attempt.

Provisions in Public Storage's organizational documents may prevent changes in control.

     Restrictions in Public Storage's organizational documents may further limit changes in control of Public Storage securities. Unless Public Storage's board of directors waives these limitations, no Public Storage shareholder may own more than (A) 2.0% of the outstanding shares of all common stock of Public Storage or (B) 9.9% of the outstanding shares of each class or series of preferred or equity stock of Public Storage. The Public Storage organizational documents in effect provide, however, that the Hughes family may continue to own the shares of Public Storage common stock held at the time of a 1995 reorganization. These limitations are designed, to the extent possible, to avoid a concentration of ownership that might jeopardize the ability of Public Storage to qualify as a REIT. These limitations, however, also make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of the public shareholders of Public Storage. These provisions will prevent future takeover attempts not approved by the Public Storage board of directors even if a majority of the public shareholders of Public Storage deem it to be in their best interests because they would receive a premium for their shares over the shares' then market value or for other reasons. See "Description of Public Storage Capital Stock - Ownership Limitations."

The number of shares of Public Storage common stock to be issued in the merger has not been determined.

     If you receive Public Storage common stock in the merger, the number of shares will be based on the average market price of Public Storage common stock for the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date. Since the market price of Public Storage common stock fluctuates, the market value of Public Storage common stock that you may receive in the merger may decrease after the date that the number of shares is determined, but before those shares actually are issued. In addition, because of possible increased selling activity following issuance of shares in this merger and other factors, such as changes in interest rates and market conditions, the market value of Public Storage common stock that you may receive in the merger may decrease following the merger.

Public Storage would incur adverse tax consequences if it fails to qualify as a REIT.

     If you receive Public Storage common stock in the merger, you will be subject to the risk that Public Storage may not qualify as a REIT. As a REIT, Public Storage must distribute at least 90% of its REIT taxable income to its shareholders (which include not only holders of Public Storage common stock but also holders of preferred and equity stock). Failure to meet the extensive requirements applicable to REITs could jeopardize Public Storage's qualification as a REIT. See "Federal Income Tax Considerations - Taxation of Public Storage as a REIT."

     For any taxable year that Public Storage fails to qualify as a REIT and the relief provisions do not apply, Public Storage would be taxed at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to Public Storage for distribution to its shareholders or for reinvestment. As a result, failure of Public Storage to qualify during any taxable year as a REIT could have a material adverse effect upon Public Storage and its shareholders. Furthermore, unless certain relief provisions apply, Public Storage would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which Public Storage fails to qualify.

Public Storage would incur a corporate level tax if it sold certain assets.

     Public Storage will generally be subject to a corporate level tax if it sells before November 2005 any of the assets (primarily general partnership interests and management operations relating to mini-warehouses) it acquired in a November 1995 reorganization. These assets were valued at approximately $550 million in the reorganization. Public Storage has no present intention to sell any of these assets.

Public Storage and its shareholders are subject to financing risks.

     Debt increases risk of loss. In making real estate investments, Public Storage, unlike the Partnership, borrows money, which increases the risk of loss. At March 31, 2002, Public Storage's debt of $128.1 million was less than 3% of its total assets.

     Issuing additional shares reduces the interest of existing shareholders. Issuing additional securities can dilute the interest of Public Storage shareholders in Public Storage, including persons who receive shares in the merger.

     Public Storage intends to issue additional securities under a currently effective registration statement. Issuing additional stock will dilute the interest of Public Storage shareholders. See "Description of Public Storage Capital Stock" for a discussion of the terms of the preferred stock, common stock and equity stock.

     If Public Storage is liquidated, holders of the preferred stock will be entitled to receive, before any distribution of assets to holders of Public Storage common stock, liquidating distributions (an aggregate of approximately $1.8 billion with respect to preferred stock outstanding at March 31, 2002), plus any accrued and unpaid dividends. Holders of preferred stock are entitled to receive, when declared by the Public Storage board of directors, cash dividends (an aggregate of approximately $151.7 million per year with respect to preferred stock outstanding at March 31, 2002), in preference to holders of Public Storage common stock.

The merger payments are based on an appraisal instead of arm's length negotiation.

     The payment you receive in the merger is based in significant part on a third party appraised value of the Properties. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of these Properties. There can be no assurance that if these Properties were sold, they would be sold at the appraised values; the sales prices might be higher or lower.

Public Storage is subject to real estate operating risks.

     Value of Public Storage's investment may be reduced by general risks of real estate ownership. Like the Partnership, Public Storage is subject to the risks generally incident to the ownership of real estate-related assets, including

     .    lack of demand for rental spaces or units in a locale;

     . changes in general economic or local conditions, changes in supply of or demand for similar or competing facilities in an area;

     .    the impact of environmental protection laws;

     . changes in interest rates and availability of permanent mortgage funds which may render the sale or financing of a property difficult or unattractive; and

     .    changes in tax, real estate and zoning laws.

     There is significant competition among mini-warehouses. Like the Partnership, most of Public Storage's properties are mini-warehouses. Competition in the market areas in which many of their properties are located is significant and has affected the occupancy levels, rental rates and operating expenses of certain of their properties. Any increase in availability of funds for investment in real estate may accelerate competition. Recent increases in development of mini-warehouses are expected to further intensify competition among mini-warehouse operators in certain market areas in which Public Storage operates.

     Public Storage may incur significant environmental costs and liabilities. Under various federal, state and local environmental laws, an owner or operator of real estate interests may have to clean up spills or other releases of hazardous or toxic substances on or from a property. Certain environmental laws impose liability whether or not the owner knew of, or was responsible for, the presence of the hazardous or toxic substances. In some cases, liability may not be limited to the value of the property. The presence of such substances, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

     Public Storage has conducted preliminary environmental assessments of most of its properties (and intends to conduct such assessments in connection with property acquisitions) to evaluate the environmental condition of, and potential environmental liabilities associated with, such properties. These assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. In connection with these recent property assessments, Public Storage's operations and recent property acquisitions, Public Storage has become aware that prior operations or activities at certain facilities or from nearby locations have or may have resulted in contamination to the soil and/or groundwater at such facilities. In this regard, certain such facilities are or may be the subject of federal or state environmental investigations or remedial actions. Public Storage has obtained, with respect to recent acquisitions and intends to obtain with respect to pending or future acquisitions, appropriate purchase price adjustments or indemnifications that it believes are sufficient to cover any related potential liabilities. Although there can be no assurance, based on the recent preliminary environmental assessments, Public Storage believes it has funds available to cover any liability from environmental contamination or potential contamination and Public Storage is not aware of any environmental contamination of its facilities material to its overall business, financial condition or results of operation.

Public Storage has no interest in Canadian mini-warehouses.

     The Hughes family owns and operates mini-warehouses in Canada. Public Storage has a right of first refusal to acquire the stock or assets of the corporation engaged in these operations if the Hughes family or the corporation agree to sell them. However, Public Storage has no interest in the operations of this corporation and no right to acquire this stock or assets unless the Hughes family decides to sell. Accordingly, Public Storage receives no benefit from the profits and increases in value of the Canadian mini-warehouses.

The portable self-storage business has incurred operating losses.

     Public Storage organized Public Storage Pickup & Delivery in 1996 to operate a portable self-storage business. Public Storage owns all of Pickup & Delivery. Since Pickup & Delivery will operate profitably only if it can succeed in the relatively new field of portable self-storage, there can be no assurance as to its profitability. Pickup & Delivery incurred operating losses of $7,396,000 in 1999, $5,135,000 in 2000, $2,218,000 in 2001 and an operating profit of $480,000 for the first quarter of 2002 (compared to an operating loss of $927,000 for the first quarter of 2001).

                              BENEFITS TO INSIDERS

     The merger involves certain benefits to Public Storage, including the following:

     . Ownership of All Partnership Units. As a result of the merger, Public Storage will own all of the Partnership units without taxable gain to Public Storage.

     . Cost Efficiencies. The merger will eliminate almost all Partnership administrative expenses, much of which has been borne by Public Storage as owner of 63% of the Partnership units.

     . Elimination of Conflicts of Interest. The merger will eliminate the conflicts of interest resulting from the public limited partners' ownership of a minority interest in the Partnership. The principal conflicts involve the competition of the Properties with other mini-warehouses owned by Public Storage.

                 ABOUT THIS INFORMATION STATEMENT AND PROSPECTUS

     This statement is part of a registration statement that Public Storage filed with the Securities and Exchange Commission (the "Commission") relating to the registration of up to 1,500,000 shares of Public Storage common stock being issued in connection with the merger. This statement provides you with a general description of the securities Public Storage will offer. You should read this statement together with the additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

     Public Storage and the Partnership are subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and each files reports, proxy statements and other information with the Commission. You may read and copy any materials Public Storage and the Partnership files with the Commission at the Commission's Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a computer site on the World Wide Web (http://w.ww.sec.gov) that contains reports, proxies, information statements, and other information regarding issuers that file electronically. Public Storage's outstanding common stock is listed on the New York Stock Exchange ("NYSE") and the Pacific Exchange ("PCX") under the symbol PSA, and all reports, proxy statements and other information filed by Public Storage with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005 and all those reports and other information filed by Public Storage with the PCX may be inspected at the PCX's offices at 301 Pine Street, San Francisco, California 94104.

     Public Storage has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to the shares of Public Storage common stock being offered in the merger. This statement, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Certain parts of the Registration Statement are omitted from this statement in accordance with the rules and regulations of the Commission. For further information, please refer to the Registration Statement. Statements made in this statement concerning the contents of any documents referred to in this document are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the Commission.

     The Commission allows Public Storage and the Partnership to "incorporate by reference" the information Public Storage and the Partnership file with the Commission, which means that Public Storage and the Partnership can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this statement, and information that Public Storage files later with the Commission will automatically update and supersede this information.

     Public Storage incorporates by reference the documents listed below:

     . Public Storage's Annual Report on Form 10-K for the year ended December 31, 2001, as amended by Form 10-K/A dated May __, 2002;

     . Public Storage's Quarterly Report on form 10-Q for the quarter ended March 31, 2002;

     . Public Storage's Current Reports on Form 8-K dated January 15, 2002, and February 13, 2002; and

     . The description of Public Storage's common stock contained in Public Storage's Registration Statement on Form 8-A, effective June 30, 1981, as supplemented by the description of Public Storage's common stock contained in this statement.

     The Commission has assigned file number 1-8389 to the reports and other information that Public Storage files with the Commission.

     The Partnership incorporates by reference the documents listed below:

     . The Partnership's Annual Report on Form 10-K for the year ended December 31, 2001, as amended by Form 10-K/A dated May __, 2002;

     . The Partnership's Quarterly Report on form 10-Q for the quarter ended March 31, 2002; and

     .    The Partnership's Current Report on Form 8-K dated April 12, 2002.

     The Commission has assigned file number 0-14477 to the reports and other information that the Partnership files with the Commission.

     This statement also incorporates by reference any future filings made by Public Storage with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the date the merger is completed. You should be aware that any statement contained in this statement or in a document incorporated by reference may be modified or superseded by a document filed with the Commission at a later date. Any statement which has been modified or superseded shall not be considered to constitute a part of this statement.

     You may request a copy of each of the filings of Public Storage or the Partnership, at no cost, by writing or telephoning Public Storage at the following address, telephone or facsimile number:

          Investor Services Department
          Public Storage, Inc.
          701 Western Avenue
          Glendale, California 91201-2349
          Telephone:      (800) 421-2856
                          (818) 244-8080
          Facsimile:      (818) 241-0627

     In order to ensure timely delivery of any documents, you must request the information by ________, 2002.

     You may also find more information concerning Public Storage at the following Internet address: http://www.publicstorage.com.

     You should rely only on the information included in this statement or incorporated in this statement. Public Storage has not authorized anyone else to provide you with different information. Public Storage is not making an offer of its shares of common stock in any state where the offer is not permitted. You should not assume that the information in this statement is accurate as of any date other than the date on the front of those documents.

                              CAUTIONARY STATEMENT

     Statements contained in this statement that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "continue" or similar terms, variations of those terms or the negative of those terms. Cautionary statements set forth in "Risk Factors" and elsewhere in this statement identify important factors that could cause actual results to differ materially from those in the forward-looking statements.

                                   THE MERGER

General

     The acquisition of the Partnership units not currently owned by Public Storage will be accomplished in the merger as follows:

     . A wholly-owned, second tier subsidiary of Public Storage will be merged into the Partnership.

     . Each Partnership unit (other than units owned by Public Storage) will be converted into the right to receive a value of $546 in Public Storage common stock or, at the election of a limited partner, in cash. To be effective a cash election must be made by ________, 2002, in accordance with the accompanying cash election form. For information on obtaining a cash election form and contact information see "- Cash Election Procedures."

     . Distributions will be made to holders of Partnership units to cause the estimated net asset value per Partnership unit as of the Effective Date to be substantially equivalent to $546. In computing the estimated net asset value per unit as of the Effective Date, the PSBP partnership interests will be valued at the average of the per share closing price on the AMEX of the shares of PS Business Parks, Inc. during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date.

     . For purposes of the merger, the market value of the Public Storage common stock will be the average of the per share closing prices on the NYSE of the Public Storage common stock during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date.

     . Following the merger, Public Storage (through a wholly owned entity) will own all Partnership units, the Partnership will remain in existence, and Public Storage and Mr. Hughes will continue as general partners of the Partnership.

     It is estimated that the aggregate consideration (cash or Public Storage common stock or a combination of the two) to be paid by Public Storage to acquire in the merger the Partnership units owned by the public limited partners (including costs) will be approximately $30.4 million. See "- Determination of Amounts to be Received by Limited Partners in the Merger" and "- Costs of the Merger."

Background and Reasons for the Merger

     The merger has not been negotiated at arm's length. The merger has been structured by Public Storage, which controls the Partnership and has significant conflicts of interest in connection with, and will benefit from, the merger. Based in significant part on a third party appraisal of the Properties and on the opinion of a financial advisor, in which they concur, Public Storage and Hughes, the general partners of the Partnership, believe that the merger is fair to the public limited partners.

     The Partnership was organized in 1986 and raised $75 million in gross proceeds in a public offering. All of the proceeds from the offering have been invested to acquire properties, all but one of which were acquired jointly with Public Storage. A predecessor of Public Storage sponsored the Partnership. In the absence of the merger, the Partnership would terminate when all of its properties were sold, but not later than December 31, 2038.

     As indicated in the original prospectus, the Partnership originally anticipated selling the Properties and liquidating from five to eight years after acquisition, i.e., between 1991 and 1994. By 1990, significant changes had taken place in the financial and real estate markets affecting the timing of any proposed sale of the Properties, including (1) the increased construction of mini-warehouses from 1984 to 1988, which had increased competition, (2) the general deterioration of the real estate market (resulting from a variety of factors, including the 1986 changes in tax laws), which had significantly affected property values and decreased real estate sales activities, (3) the reduced sources of real estate financing (resulting from a variety of factors, including adverse developments in the savings and loan industry) and (4) the glut in the real estate market caused by overbuilding and sales of properties acquired by financial institutions. Accordingly, the Properties were not marketed during the originally anticipated liquidation period.

     In view of the events affecting the timing of the sale of the Properties, Public Storage concluded that the limited partners of the Partnership, as well as the limited partners of other partnerships sponsored by Public Storage, should be provided with a more efficient method of realizing the value of their investment than the secondary market for limited partnership interests. Accordingly, Public Storage purchased Partnership units from those limited partners who desired to sell, including through tender offers in 1992, 1995 and 1997. As a result of these purchases, public limited partners now own only 37% of the units with the balance owned indirectly by Public Storage. Since the Partnership is beyond its original anticipated term and the public limited partners own only a minority of the units, the general partners have decided to eliminate through the merger the ongoing costs of a public structure and the conflicts of interest resulting from the public limited partners' ownership of a minority interest in the Partnership.

The principal conflicts involve the competition of the Properties with other mini-warehouses owned by Public Storage.

     Public Storage, which was organized in 1980, has from time to time taken actions to increase its asset and capital base and increase diversification, such as by increasing its interest in affiliated entities, like the Partnership. Public Storage's interests in the Partnership include (1) Public Storage and the Partnership jointly own 30 of the 32 Properties and the interest in PSBP, (2) Public Storage (through a wholly-owned entity) and Hughes are general partners of the Partnership, (3) Public Storage (through a wholly owned entity) owns 63% of the Partnership units and (4) the Properties are managed by Public Storage. As a result of the merger, Public Storage will own all of the Partnership units and almost all Partnership administrative expenses will be eliminated.

     The Partnership's reasons for the merger are that the Partnership is well beyond the anticipated holding period of the Properties and the merger provides limited partners with the opportunity to elect either (1) to convert their relatively illiquid investment in the Partnership into a liquid investment in Public Storage, which like the Partnership primarily owns mini-warehouses, or
(2) to receive a cash payment based on the appraised value of the Properties. There has been no consideration of the Partnership's reasons for the merger by any independent persons.

Fairness Analysis

     The merger has not been negotiated at arm's length. The merger has been structured by Public Storage, which controls the Partnership and has significant conflicts of interest in connection with, and will benefit from, the merger. However, based in significant part on a third party appraisal of the Properties and on the opinion of Stanger, in which they concur, the general partners believe that the merger is fair to public limited partners.

     The general partners based their conclusions on the following factors: (1) the consideration to be received by the limited partners in the merger is based on the appraised value of the Properties as determined by an independent appraisal firm; (2) the Partnership has received a fairness opinion from Stanger relating to the consideration to be received by public limited partners; (3) although the merger has been structured by Public Storage, the merger provides public limited partners with a choice of converting their investment into an investment in Public Storage or receiving cash for their investment; and (4) based on certain significant assumptions, qualifications and limitations, the consideration to be received by public limited partners compares favorably with other alternatives.

     The general partners believe that the engagement of Wilson and Stanger to provide the portfolio appraisal and the fairness opinion, respectively, assisted the general partners in the fulfillment of their duties to public limited partners, notwithstanding that these parties received fees in connection with their engagements by the Partnership and in connection with other engagements and may receive fees in the future. See "- Real Estate Portfolio Appraisal by Wilson" and "- Fairness Opinion from Stanger."

Alternatives to the Merger

     The general partners considered liquidation and continued ownership by the limited and general partners as alternatives to the merger. In order to determine whether the merger or one of its alternatives would be more advantageous to public limited partners, the general partners compared the potential benefits and detriments of the merger with the potential benefits and detriments of the alternatives.

     Liquidation

          Benefits of Liquidation. An alternative to the merger would be to liquidate the Partnership's assets, distribute the net liquidation proceeds to the partners and thereafter dissolve the Partnership. Through such liquidation, the Partnership would provide for a final disposition of its partners' interests in the Partnership. Limited partners would receive cash liquidation proceeds (as they will if they make cash elections) and could use the proceeds to purchase shares of Public Storage common stock in the public market. If the Partnership liquidated its assets through asset sales to unaffiliated third parties, limited partners would not need to rely upon a real estate portfolio appraisal of the fair market value of the Properties. The Partnership would be valued through arm's length negotiations between the Partnership and prospective purchasers.

          Limited partners should recognize that appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of the Properties. There can be no assurance that if the Properties were sold, they would be sold at the appraised value; the sales price might be higher or lower than the appraised value.

          Disadvantages of Liquidation. In contrast to the merger, the Partnership would incur certain costs in a liquidation.

     Continued Ownership of the Partnership

          Benefits of Continued Ownership. Another alternative to the merger would be to continue the Partnership, with the Partnership continuing to be owned by the limited and general partners. The Partnership is operating profitably.

          There has been improvement in the mini-warehouse markets. As the pace of new mini-warehouse development has slowed somewhat from the peak levels of 1984-88, there has been a corresponding improvement in the financial performance of existing properties. This improvement is evidenced by the performance of the Properties. For example, annual realized rents per occupied square foot of the Properties increased from 1999 to 2001 from $8.16 to $8.88 with average occupancies of 92% in 1999 and 90% in 2001. Annualized realized rents per occupied square foot and average occupancy of the Properties for the three months ended March 31, 2002 are $9.21 and 83%, respectively. Higher realized rent per occupied square foot was achieved through more aggressive pricing that was implemented during 2001. Public Storage's more aggressive rental rates and reductions in the amount of discounts offered, which occurred primarily in the last nine months of 2001, have resulted in a reduction in the average occupancy levels during the first quarter of 2002 compared to the prior year. This reduction continues the trend that started in 2001. Despite significant recent increases in the development of new mini-warehouses, the general partners believe that the financial performance of the Properties may continue to improve, although not necessarily at the rate of improvement experienced in prior years. Should such improvements continue, the value of the Properties could be expected to increase. See "Description of Partnership's Properties."

          A number of advantages could be expected to arise from the continued ownership of the Partnership by the limited and general partners. Limited partners would continue to receive regular quarterly distributions of net cash flow arising from operations and the sale or refinancing of the Partnership's assets. Given the currently improving market conditions for mini-warehouses, the general partners believe that the level of these distributions to limited partners may increase. Continued ownership of the Partnership by the general and limited partners affords limited partners with the opportunity to participate in any future appreciation in the Partnership's assets. In addition, this decision, if elected, would mean that there would be no change in the nature of the investment of limited partners. This option avoids whatever disadvantages might be deemed inherent in the merger. See "Risk Factors" for discussion of various risks associated with the merger.

          Disadvantages of Continued Ownership. The Partnership is well beyond the anticipated holding period of the Properties. Continued ownership of the Partnership by the limited and general partners would fail to provide the partners with liquidity either through the receipt of Public Storage common stock or, at a limited partner's election, a cash payment for the Partnership units and would fail to provide the benefits to the general partners that are highlighted under "Benefits to Insiders." The merger affords limited partners increased liquidity. In addition, because the Partnership is not authorized to issue new securities or to reinvest sale or financing proceeds, the Partnership is less able to take advantage of new real estate investment opportunities. In contrast, Public Storage has a substantially larger, more diversified, investment portfolio that reduces the risks associated with any particular assets or group of assets and increases Public Storage's ability to access capital markets for new capital investments.

Determination of Amounts to be Received by Limited Partners in the Merger

         In connection with the merger, limited partners will receive a value of $546 per Partnership unit in cash or Public Storage common stock. In addition, as noted in note (7) below, limited partners will also receive a final distribution in cash equal to the amount by which the net asset value of Partnership units on the Effective Date exceeds $546. The general partners have determined this amount based on the estimated net asset value per unit computed as follows:

Estimated value of Partnership's interest in the Properties               $ 58,177,000
    (1)
Plus:
    Market value of Partnership's
      interest in PSBP (2)                                                  21,558,000
    Partnership's interest in other tangible
       net assets and liabilities (3)                                        2,989,000
                                                                          ------------
Net proceeds available for distribution                                     82,724,000
Distributions to general partners (4)                                       (  827,000)
                                                                          -------------
Distributions to limited partners                                         $ 81,897,000
                                                                          ============
Amount per Partnership unit (5)(6)(7)(8)                                  $        546
                                                                          ============

         __________________
         (1) Reflects appraised value of the Properties determined by Wilson as of February 28, 2002. Assumes proceeds from a deemed sale of the Properties at the appraised value and that the proceeds from the sale of the Properties are allocated between the Partnership and Public Storage based on their joint venture agreement. See "Description of Partnership's Properties" and "The Merger - Real Estate Portfolio Appraisal by Wilson."

         (2) Reflects closing price of shares of PS Business Parks, Inc. on the AMEX as of February 28, 2002 (the PSBP partnership interests are exchangeable for those shares on a one unit for one share basis). Assumes proceeds from a deemed sale of the units at that price are allocated between the Partnership and Public Storage based on the joint venture agreement. See note
                  (7) below.

         (3) Includes the Partnership's interest in cash and other non-real estate assets offset by the Partnership's interest in prepaid rents, security deposits, accounts payable and accrued expenses as of February 28, 2002.

         (4) Represents distributions attributable to general partners' 1% capital interest in the Partnership. In accordance with the Partnership Agreement, no subordinated incentive distributions are payable at this time.

         (5)      Based on 150,000 Partnership units.

         (6) Upon completion of the merger, each Partnership unit would be converted into Public Storage common stock with a value of $546 or, at the election of a limited partner, $546 in cash. The number of shares of Public Storage common stock to be issued in the merger will be determined by dividing $546 by the average of the closing prices of Public Storage common stock during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date. The market price of Public Storage common stock may fluctuate after the date that the number of shares to be issued to limited partners in the merger is determined and before those shares actually are issued.

         (7) On the Effective Date, the value of the Partnership units will be recomputed. A cash distribution will be made to limited partners, as of the Effective Date, in an amount by which the recomputed value exceeds $546 to cause the estimated net asset value per Partnership unit as of the Effective Date to be substantially equivalent to $546 per unit. In computing the estimated net asset value per unit as of the Effective Date, the estimated value of the Partnership's interest in the Properties will be based on the February 28, 2002 property appraisal, the PSBP partnership interests will be valued at the average of the per share closing price on the AMEX of the shares of PS Business Parks, Inc. during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date and the Partnership's interest in the tangible net assets and liabilities will be measured as of the last day of the calendar month preceding the Effective Date.

         (8)      Original purchase price of a Partnership unit was $500.

Potential Benefits of the Merger

         The general partners believe that the following are the principal potential benefits to limited partners:

         (1) Limited partners who elect to receive cash will have fully liquidated their investment at an amount substantially higher than the prices in the limited secondary transactions. Also, they will have simplified their tax reporting for years after 2002.

         (2) For limited partners who receive Public Storage common stock, the principal potential benefits are:

         .        Ownership Interest in a Diversified Real Estate Company.
                  Because the Partnership is not authorized to issue new securities or to reinvest sale or financing proceeds, the Partnership is less able to take advantage of new real estate investment opportunities. In contrast, Public Storage has a substantially larger, more diversified, investment portfolio that reduces the risks associated with any particular assets or group of assets and increases Public Storage's ability to access capital markets for new capital investments.

         . Increased Liquidity. There is no active market for the Partnership units. In comparison, Public Storage has approximately 115.8 million shares of Public Storage common stock listed on the NYSE with an average daily trading volume during the 12 months ended March 31, 2002 of approximately 188,200 shares. Given Public Storage's market capitalization and trading volume, limited partners who receive Public Storage common stock are likely to enjoy a more active trading market and increased liquidity for the Public Storage securities they receive.

         . Simplified Tax Reporting. The merger also will simplify tax reporting for years after 2002 for limited partners who receive Public Storage common stock. Public Storage shareholders will receive Form 1099-DIV to report their dividends from Public Storage. Form 1099-DIV is substantially easier to understand than the Schedule K-1 prepared for the reporting of the financial results of the Partnership.

Detriments of the Merger

         For a discussion of certain risks and detriments of the merger, see "Risk Factors" beginning on page __.

Fairness Analysis

         Conclusions. Based upon an analysis of the merger, the general partners have concluded that (1) the terms of the merger are fair to public limited partners and (2) after comparing the potential benefits and detriments of the merger with alternatives, the merger is more advantageous to public limited partners than such alternatives.

         Although the general partners reasonably believe the terms of the merger are fair to public limited partners, the general partners have significant conflicts of interest with respect to the merger. The merger has been initiated and structured by Public Storage, one of the general partners. See "Summary - Relationships" and "Risk Factors - Public Storage has conflicts of interest in the merger."

         Material Factors Underlying Conclusions of General Partners. The following is a discussion of the material factors underlying the conclusions of the general partners. The general partners have not quantified the relative importance of these factors.

         1. Consideration Offered. The general partners believe that (A) basing the consideration to be paid to public limited partners in the merger on the value of the Partnership's assets is reasonable and consistent with the partnership agreement, (B) the Partnership's net asset value represents a fair estimate of the value of its assets, net of liabilities, and constitutes a reasonable basis for determining the consideration to be received by public limited partners, (C) the allocation of the appraised value of the Properties between the Partnership and Public Storage is fair because it reflects the amount each would receive upon the Partnership's liquidation under the joint venture agreement and (D) the allocation of the Partnership's net asset value between the limited and general partners is fair because it reflects the amount they would receive upon the Partnership's liquidation under the partnership agreement. There was no negotiation regarding the basis for determining the consideration to be paid to public limited partners in the merger. See "- Background and Reasons for the Merger."

         2. Choice as to Form of Consideration. The merger provides public limited partners with the choice of either (A) converting their investment into an investment in Public Storage, which generally owns the same type of properties as the Partnership and which has acquired, and is expected to continue to acquire, additional properties or (B) receiving in cash the amounts they would receive if the Properties were sold at their appraised values and the Partnership's interest in PSBP were sold at its market value and the Partnership were liquidated (without any reduction for commissions and other sales expenses).

         3. Independent Portfolio Appraisal and Fairness Opinion. The conclusions of the general partners are based in significant part upon the portfolio appraisal prepared by Wilson and Stanger's fairness opinion. The general partners attributed significant weight to these items, which they believe support their position, and do not know of any factors that are reasonably likely to detract from the conclusions in Wilson's portfolio appraisal and Stanger's fairness opinion. The general partners believe that the engagement of Wilson and Stanger to provide the portfolio appraisal and the fairness opinion, respectively, assisted the general partners in the fulfillment of their duties to public limited partners, notwithstanding that these parties received fees in connection with their engagements by the Partnership and in connection with other engagements by Public Storage and its affiliates and may receive fees in the future. See "- Real Estate Portfolio Appraisal by Wilson" and "- Fairness Opinion from Stanger."

         4. Comparison of Payments to be Received in the Merger to Other Alternatives. The payments to be received in the merger of $546 per Partnership unit generally compares favorably with (A) the prices at which limited secondary sales of units have been effectuated during 2000 and 2001 ($297 - $368), (B) a range of estimated going-concern value per unit ($495 to $515), (C) an estimated liquidation value per unit ($526) and (D) the book value per unit as of March 31, 2002 ($213). The general partners recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "- Comparison of Consideration to be Received in the Merger to Other Alternatives."

         5. Possible Lower Level of Distributions to Limited Partners After the Merger. The level of distributions to limited partners who receive Public Storage common stock in the merger may be lower after the merger than before.

         6. Conflicts of Interest. The merger has been initiated and structured by Public Storage, one of the general partners. Independent representatives were not engaged to negotiate these arrangements on behalf of public limited partners, and the terms of the merger are not the result of arm's length negotiations.

         The general partners do not believe that the absence of independent representatives to negotiate the merger undermines the fairness of the merger. Based upon the use of an independent appraisal firm and the Stanger fairness opinion, the general partners considered that the engagement of such independent representatives was not necessary or cost effective.

Comparison of Consideration to be Received in the Merger to Other Alternatives

         General. The general partners compared the consideration to be received in the merger, i.e., a value of $546 per Partnership unit to: (1) the prices at which limited secondary sales have been effectuated; (2) estimates of the value of the Partnership on a liquidation basis assuming that its assets were sold at their appraised fair market value and the net proceeds distributed between the joint venture partners in accordance with the joint venture agreement and between the limited and general partners in accordance with the partnership agreement; and

(3) estimates of the value of the Partnership on a going-concern basis assuming that it were to continue as a stand-alone entity and its assets sold at the end of a five-year holding period. Due to the uncertainty in establishing these values, the Partnership established a range of estimated values for certain of the alternatives, representing a high and low estimated value for the potential consideration. Since the value of the consideration for alternatives to the merger is dependent upon varying market conditions, no assurance can be given that the range of estimated values indicated establishes the highest or lowest possible values. However, the general partners believe that analyzing the alternatives in terms of ranges of estimated value, based on currently available market data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives.

         The results of these comparative analyses are summarized in the following tables. Limited partners should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the Partnership. These assumptions relate, among other things, to: projections as to the future income, expenses, cash flow and other significant financial matters of the Partnership; the capitalization rates that will be used by prospective buyers when the Partnership's assets are liquidated; and, appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows that may be received with respect to Partnership units. In addition, these estimates are based upon certain information available to the Partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by them in arriving at the estimates of value would exist at the time of the merger. The assumptions used have been determined by the Partnership in good faith, and, where appropriate, are based upon current and historical information regarding the Partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partners.

         No assurance can be given that such consideration would be realized through any of the designated alternatives, and limited partners should carefully consider the following discussions to understand the assumptions, qualifications and limitations inherent in the presented valuations. The estimated values presented in the following table are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These estimated values are based upon certain assumptions that relate, among other things, to (1) the price of Public Storage common stock and common stock of PS Business Parks, Inc. as of the date of the merger being the same as during the 20 trading days ending on the fifth trading day prior to the Effective Date, (2) projections as to the future revenues, expenses, cash flow and other significant financial matters of the Partnership, (3) the capitalization rates that will be used by prospective buyers when the Partnership's assets are liquidated, (4) selling costs, (5) appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows and (6) the manner of sale of the Properties. The specific assumptions used are outlined below in the detailed description of each assumption. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for mini-warehouses, the manner in which the properties are sold and changes in availability of capital to finance acquisitions of mini-warehouses.


                     Partnership Comparison of Alternatives

----------------------------------------------------------------------------------------------------------------------
                                 Limited Secondary        Estimated Going Concern    Estimated Liquidation Value per
  Payments in Merger per         Market Prices of                Value per                 Partnership Unit at
     Partnership unit          Partnership Units(2)         Partnership Unit(3)            Appraised Value (4)
----------------------------------------------------------------------------------------------------------------------
          $546(1)               $297           $368          $495           $515                   $526
----------------------------------------------------------------------------------------------------------------------

________________

(1) Based on the Partnership's net asset value consisting of the independently appraised market value of the Properties as of February 28, 2002, the closing price of PS Business Parks, Inc. on the AMEX on February 28, 2002, the estimated book value of its other net assets as of February 28, 2002. The market price of Public Storage common stock may fluctuate following establishment of the number of shares to be issued to limited partners in the merger and prior to issuance and could decrease as a result of increased selling activity following issuance of the shares in the merger and other factors. See "- Determination of Amounts to be Received by Limited Partners in the Merger."

(2) There is no active market for the Partnership units. Based on the information available to the Partnership, the prices at which limited secondary sales have been effectuated from January 1, 2000 through December 31, 2001. Included in this price range are sales to Public Storage which all occurred at $351 per unit. See "Distributions and Market Prices of Partnership Units."

(3) Reflects a range of values based upon a number of assumptions regarding the future net operating income and distributions of the Partnership and the date of its liquidation. See "- Going-Concern Value."

(4) Based upon Wilson's real estate appraisal for the Properties, less estimated expenses of liquidation. See "- Liquidation Values."

         Limited Secondary Market Prices of Units. There is no active market for the Partnership units. Based on the information available to the Partnership, the prices at which limited secondary sales have been effectuated ranged from $297 to $368 per unit from January 1, 2000 through February 28, 2002. Although sales of units on the secondary market do not necessarily reflect the full value of the Partnership's net assets, the general partners believe that these sales are relevant because the merger consideration would not likely be fair if consistently less than the secondary sales prices. Included in this price range are sales to Public Storage which all occurred at $351 per unit. See "Distributions and Market Prices of Partnership Units."

         Going-Concern Value. The Partnership has estimated the going-concern value of the Partnership by analyzing projected cash flows and distributions assuming that the Partnership was operated as an independent stand-alone entity and its assets sold in a liquidation of the Partnership after a five-year holding period. The Partnership assumed sale of the Properties at a terminal value computed by capitalizing the projected net operating income in year six at a capitalization rate equal to the midpoint of the effective capitalization rate in the appraisal based on the appraiser's projected first year net operating income and before deductions for items of deferred maintenance and the capitalization rate used by the appraiser in the residual value component of the discounted cash flow analysis (an average capitalization rate of 9.64% for the Properties) resulting in the Partnership's assumed interest in the Properties being approximately $68.9 million before reduction for cost of sale. The Partnership assumed that the Partnership's interest in PSBP was sold at an FFO multiple of 10.61 less $0.06 per PSBP unit in brokerage commissions. Real estate selling costs were assumed to be incurred at the same percentage of sale proceeds (4.3%) as incurred in the liquidation alternative. Distribution and sale proceeds per Partnership unit were discounted in the projections at rates ranging from 12% to 13%.

         Both scenarios of the going-concern analysis assume that all of the Properties are sold concurrently at the expiration of the holding period. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners out of the Partnership's cash flow from operations might be reduced because relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

         The estimated value of the Partnership on a going-concern basis is not intended to reflect the distributions payable to limited partners if its assets were to be sold at their current fair market value.

         Liquidation Values. Since one of the alternatives available to the general partners is to proceed with a liquidation of the Partnership, and the corresponding distribution of the net liquidation proceeds between the joint venture partners and, within the Partnership, to the limited partners and the general partners, the Partnership has estimated the liquidation value of the Partnership assuming that the Properties are sold at their appraised value based upon the Wilson real estate portfolio appraisal. This alternative assumes that the Partnership's interest in PSBP is sold at the February 28, 2002 trading price (less a commission of $.06 per share), the Partnership incurs real estate selling costs at the time of liquidation (state and local transfer taxes, real estate commissions of 3% of sales proceeds and legal and other closing costs) of approximately $3.8 million, and the remaining net liquidation proceeds, including the Partnership's interest in other tangible net assets and liabilities as of February 28, 2002, are distributed between the joint venture partners in accordance with the joint venture agreement and between the limited and general partners in accordance with the partnership agreement.

         The liquidation analysis assumes that all of the Properties are sold concurrently at their appraised value. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because the Partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the Properties are assumed to occur concurrently.

         Applying these procedures, the Partnership arrived at the liquidation value set forth in the table. The real estate portfolio appraisal sets forth, subject to the specified assumptions, limitations and qualifications, Wilson's professional opinion as to the market value of the Properties as of February 28, 2002. While the portfolio appraisal is not necessarily indicative of the price at which the assets would sell, market value generally seeks to estimate the price at which the Properties would sell if disposed of in an arm's length transaction between a willing buyer and a willing seller, each having access to relevant information regarding the historical revenues and expenses. The real estate portfolio appraisal assumes that these Properties are disposed of in an orderly manner and are not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value. See "- Real Estate Portfolio Appraisal by Wilson."

         Distribution Comparison. The general partners have considered the potential impact of the merger upon distributions that would be made to limited partners who exchange their Partnership units for Public Storage common stock. Based on a market price of Public Storage common stock of $37.65, the current regular quarterly distribution rate for Public Storage ($.45 per share) and the regular and special distributions for the Partnership during 2001 ($36.84 per unit), limited partners would receive approximately $10.74 (29.1%) less in annual distributions per Partnership unit after the merger from Public Storage than before the merger from the Partnership and approximately $.68 less per unit in annual distributions for each $1.00 (2.7%) increase in the market price of Public Storage common stock above $37.65.

         In evaluating this estimate, limited partners should bear in mind that this comparison does not reflect the tax that a limited partner will have to pay in connection with the merger. The merger will be a taxable event for the public limited partners resulting in the recognition of gain to most taxable public limited partners who receive either cash or Public Storage common stock. In evaluating this estimate, limited partners should also bear in mind that a number of factors affect the level of distributions. These factors include the distributable income generated by operations, the principal and interest payments on debt, if any, capital expenditure levels (in excess of normal expenditures for ongoing maintenance and repairs) and the corporate policy with respect to cash distributions. A comparison of the current distribution levels of Public Storage with those of the Partnership does not show how the merger might affect a limited partner's distribution level over a number of years.

Real Estate Portfolio Appraisal by Wilson

         Wilson was engaged by the Partnership to appraise the Properties and has delivered a written report of its analysis, based upon the review, analysis, scope and limitations described therein, as to the market value of the Properties as of February 28, 2002. The appraisal was limited in that Wilson did not inspect all of the Properties and its conclusion is primarily based on the Income Capitalization Approach. The Partnership selected Wilson to provide the appraisal because of its experience and reputation in appraising mini-warehouses, including its appraisal of other properties managed by Public Storage. The consideration to be paid by Public Storage to the limited partners in the merger is based on the appraisal. The appraisal, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth as Appendix B and should be read in its entirety. Certain of the material assumptions, qualifications and limitations to the appraisal are described below.

         Experience of Wilson. Wilson, formed by Charles R. Wilson in 1976, has specialized in the appraisal of self-storage and commercial facilities since 1972. Wilson has conducted real estate appraisals on a variety of property types and uses throughout the United States for owners, banks and thrift organizations, insurance companies and other financial institutions. Wilson also owns Self-Storage Data Services, Inc., a company which maintains a database containing operating income and expense data for several hundred self-storage facilities nationwide.

         Summary of Methodology. At the request of the Partnership, Wilson evaluated the Properties. In valuing the Properties, Wilson considered the applicability of all three commonly recognized approaches to value: the cost approach, the income capitalization approach and the sales comparison approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. Wilson did not consider the cost approach to be applicable to the Properties.

         The income capitalization approach estimates a property's capacity to produce income through an analysis of the rental market, operating expenses and net operating income. Net operating income may then be processed into a value estimate through either (or a combination) of two methods: direct capitalization or yield capitalization, i.e., a discounted cash flow analysis.

         The sales comparison approach is based upon the principle of substitution, i.e., that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. The sales comparison approach establishes what typical investors in the marketplace are willing to pay for the subject properties based on amounts paid for similar type properties.

         The cost approach is based on the estimated market value of the site as if vacant plus the depreciated replacement cost of the existing improvements. The cost approach was not considered appropriate in the case of the Properties since (a) today's investors generally do not rely upon the cost approach in making investment decisions for older properties and (b) the necessity of estimating total accrued depreciation in buildings of the type and age of the Properties diminishes the validity of this approach.

         While the appraisal was prepared for all of the Properties as a whole, Wilson analyzed the individual Properties by (a) reviewing each Property's previous three years' operating statements, (b) reviewing information submitted to Wilson by on-site managers which included competitive rental surveys, subject facility descriptions, area trends and other factors and (c) developing information from a variety of sources about market conditions for each individual property that included population, employment and housing trends within the market. Wilson verified the competitive property rental rates and occupancies, where available via telephone. Wilson also verified the market conditions and Properties' physical condition (including necessary reserves for deferred maintenance) by visiting and inspecting a representative sample of the Properties and discussing maintenance requirements with property management.

         Wilson also reviewed evaluations for each property and interviewed management personnel responsible for the Properties to ascertain competitive conditions, area economic trends affecting the properties, historical operating revenues and expenses and items of deferred maintenance.

         Wilson then estimated the value of each of the Properties relying heavily upon the income approach. To define the occupancy and rental rates and expense escalators to be used in developing cash flow projections, Wilson in part reviewed the acquisition criteria and projection parameters in use in the marketplace by major mini-warehouse investors, owners and operators, appraisers and financing sources. In addition, Wilson reviewed other published information concerning acquisition criteria in use by property investors. Further, Wilson gathered and reviewed sales of mini-warehouses located nationwide within the past 24 months in order to derive certain valuation indicators. Sources for data concerning such transactions included local appraisers, property owners, real estate brokers and others. Wilson also reviewed information compiled by management identifying sales and acquisitions of mini-warehouses.

         In applying a discounted cash flow analysis, projections of cash flow from each property (assuming no indebtedness) were developed for a 10-year period ending in the year 2011 with a residual value computed at the end of year
10. The first year's scheduled gross income was estimated taking into consideration each property's current rent structure and the rental rates of competitive facilities. Also included in the income estimate were trends in ancillary income from late fees and rental concessions. Wilson then made an analysis of each subject's occupancy history and took into account local market conditions to estimate a stabilized occupancy level for each of the Properties.

         Estimated expenses were based primarily upon each of the Properties' actual operating history. Expenses were also tested for reasonableness (and adjusted where deemed necessary) based upon a comparison of the expense levels to market norms. Expenses were deducted from effective gross income to derive a net operating income for each property. Consideration was given, and adjustments made, to reflect replacement reserves and scheduled capital repairs. Income and expense growth rates were based on projection parameters currently being used by property investors as well as upon local, regional and historical trends.

         Wilson used annual revenue growth rates from -0.3% to 5.4% over the twelve months ending December 31, 2001 for the initial year of its cash flow projection and annual growth rates ranging from 3% to 3.5% thereafter. Expense growth rates for the Properties ranged between -2.4% and 16% over the twelve months ending December 31, 2001 for the first year and between 3% and 3.5% per annum thereafter except for real estate taxes in California that increased 2.0% per annum. Wilson then used terminal capitalization rates of 9.50% to 10.00% to capitalize each of the Properties' 11th year net income into a residual value at the end of a 10-year holding period, and assumed a normal cost of disposing of the Properties. The 10 yearly cash flows were then discounted to present worth using discount rates ranging from 11.50% to 12.50%. In addition, Wilson valued each of the Properties using the direct capitalization method by applying capitalization rates ranging from 9.00% to 10.0% to projected net operating income for the next 12 months.

         The indicated value for the Properties based upon the discounted cash flow analysis is approximately $89,320,000 and based upon the direct capitalization method is approximately $88,910,000. Wilson then deducted from the value of each property the present value of the costs associated with items of deferred maintenance.

         The indicated value for the Properties after the above adjustment based upon the discounted cash flow analysis is $87,420,000 and based upon the direct capitalization technique is $87,010,000.

         In applying the sales comparison approach to the Properties, Wilson analyzed approximately 142 mini-warehouse properties that were sold during 1999 through 2001. Using a regression analysis, a strong correlation was derived between the comparable property's net income and its sales price per square foot.

         In addition, Wilson reviewed capitalization rates and purchase prices paid in recent transactions of properties similar to the Properties involving Public Storage and others and has concluded that the Properties are reasonably and appropriately valued relative to these other transactions.

         Conclusions as to Value. Wilson gave primary emphasis to the income capitalization approach, an emphasis deemed appropriate based on acquisition criteria currently employed in the mini-warehouse market. Wilson validated the value from the income capitalization approach with the direct comparison approach.

         Based on the valuation methodology described above, Wilson assigned a market value to the Properties as of February 28, 2002 of $87,250,000. The resulting effective implied capitalization rate for the Properties based on reported property operations (before non-recurring items and after certain property tax adjustments) during the 12 months ended February 28, 2002 averaged approximately 9.1%. For the 30 stabilized properties, the resulting effective implied capitalization rate based on reported property operations (before non-recurring items and after certain property tax adjustments) during the 12 months ended February 28, 2002 averaged approximately 9.3%.

         Wilson's conclusion as to value relates to 100% of the Properties, which includes the joint venture interests of both the Partnership and Public Storage. Wilson did not separately value the interest of the Partnership in the Properties.

         Assumptions, Limitations and Qualifications of the Appraisal. The appraisal reflects Wilson's valuation of the Properties as of February 28, 2002 in the context of the information available on such date. Events occurring after February 28, 2002 and before the closing of the merger could affect the properties or assumptions used in preparing the appraisal. Wilson has no obligation to update the appraisal on the basis of subsequent events; however, Wilson has informed the Partnership that, as of the date of this statement, Wilson is not aware of any event or change in conditions since February 28, 2002 that may have caused a material change in the value of the Properties since that date.

         The appraisal is subject to certain general and specific assumptions and limiting conditions and is in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice. Among other limitations, the appraisal (1) did not consider the effect of easements, restrictions, structural repairs and other similar items on the value of the Properties, (2) assumed that the properties comply with local building codes and zoning ordinances, (3) assumed that there are no new or planned facilities except as noted in the appraisal and (4) did not involve the physical inspections of all of the subject or competing properties. See Appendix B for a discussion of the specific assumptions, limitations and qualifications of the appraisal.

         Compensation and Material Relationships. Wilson is being paid an aggregate fee of $54,600 for preparation of the appraisal, which fee includes reimbursement for all of Wilson's related out-of-pocket expenses. Wilson is also entitled to indemnification against certain liabilities. The fee was negotiated with Wilson and payment is not dependent upon completion of the merger. As a leading appraiser of mini-warehouses, Wilson (and its predecessor) have prepared appraisals for Public Storage and its affiliates, including appraisals of the properties of prior partnership and REITs in connection with their mergers with Public Storage, and Wilson is expected to continue to prepare appraisals for Public Storage. From January 1, 1999 to the present, Wilson (and its predecessor) have received compensation aggregating approximately $131,000 for these services (exclusive of amounts received in connection with the merger).

Fairness Opinion from Stanger

         Stanger was engaged by the Partnership to deliver a written opinion of its determination as to the fairness of the consideration to be received in the merger, from a financial point of view, to the public limited partners. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and opinion, is set forth in Appendix C to this statement and should be read in its entirety. The material assumptions, qualifications and limitations to the fairness opinion are set forth below. The summary set forth below does not purport to be a complete description of the analyses used by Stanger in rendering the fairness opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

         In rendering the fairness opinion, Stanger did not conduct an independent appraisal of the Partnership's portfolio of properties or the value of the Partnership units. In conducting the reviews in connection with the fairness opinion, Stanger has relied on the accuracy and completeness of the portfolio appraisal performed by Wilson and the analyses provided by the general partners.

         Except for the assumptions, described more fully below, which the Partnership advised Stanger that it would be reasonable to make, the Partnership imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in rendering the fairness opinion. The Partnership has agreed to indemnify Stanger against certain liabilities arising out of its engagement to prepare and deliver the fairness opinion.

         Experience of Stanger. Stanger, founded in 1978, has provided information, research, investment banking and consulting services to clients throughout the United States, including major NYSE firms and insurance companies and over 70 companies engaged in the management and operation of partnerships and REITs. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, equity and debt placements, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships including, but not limited to, oil and gas reserves, real estate, cable television systems and equipment leasing assets.

         Summary of Materials Considered. In the course of Stanger's analysis to render its opinion regarding the merger, Stanger: (1) reviewed a draft of this statement in substantially the form intended to be filed with the Securities and Exchange Commission (the "SEC") and provided to limited partners; (2) reviewed the financial statements contained in Form 10-K filed with the SEC for Public Storage and the Partnership for the three fiscal years ending December 31, 1999, 2000 and 2001 and the financial statements contained in Form 10-Q filed with the SEC for Public Storage and the Partnership for the three months ended March 31, 2002; (3) reviewed the MAI certified appraised value of the portfolio prepared by Wilson; (4) reviewed information regarding purchases and sales of self-storage properties by Public Storage or any affiliated entities over the past three years, and other information available relating to acquisition criteria for self-storage properties; (5) reviewed estimates prepared by the Partnership, and based in part on the appraisal, of the current net liquidation value per Partnership unit of the Partnership's assets and projections of cash flow from operations, cash distributions and going-concern values per Partnership unit for the Partnership, and the calculation of the allocation of such values between the joint venture partners and between the limited and general partners; (6) discussed with certain members of management of Public Storage and the Partnership conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by the Partnership, current and expected operations and performance, and the financial condition and future prospects of Public Storage and the Partnership; (7) reviewed historical market prices, trading volume and dividends for Public Storage common stock and historical secondary market transactions for Partnership units; and (8) conducted other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

         Summary of Analysis. The following is a summary of certain financial and comparative analyses reviewed by Stanger in connection with and in support of its fairness opinion. The summary of the opinion and analysis of Stanger set forth in this statement is qualified in its entirety by reference to the full text of such opinion.

         Review of Appraised Value. In preparing its opinion, Stanger relied upon the appraisal of the Properties which was prepared as of February 28, 2002 by Wilson, an independent appraiser. Stanger reviewed the appraised value rendered by Wilson and discussed with Wilson its experience and qualifications and the appraisal conclusions.

         Stanger observed that the appraisal was certified by a Member of the Appraisal Institute and was conducted on a limited scope basis utilizing the income approach to valuation, applying the direct capitalization and discounted cash flow methods to establish a value for each individual property, and the sales comparison approach.

         Stanger observed that the effective capitalization rate utilized in the appraisal based upon the Properties' net operating income generated for the 12 months ended February 28, 2002 and before the reduction in value for deferred maintenance items was approximately 9.2% and approximately 9.1% after certain property tax adjustments to such net operating income. Stanger also observed that the effective capitalization rate utilized in the appraisal for the 30 properties with stabilized net operating income for the 12 months ended February 28, 2002 and before the reduction in value for deferred maintenance items was approximately 9.4% and approximately 9.3% after certain property tax adjustments. Lower capitalization rates generally reflect higher sales prices for income-producing properties.

         Stanger concluded that the valuation approaches and methods used by the appraiser are consistent with standard real estate appraisal practices for limited scope appraisals.

         Review of Liquidation Analysis. Stanger reviewed an analysis prepared by the Partnership of the estimated value of the Partnership based upon liquidation of its portfolio utilizing the same assumptions and estimates prepared by the Partnership as described under "- Comparison of Consideration to be Received in the Merger to Other Alternatives - Liquidation." and information provided by Wilson.

         The liquidation analysis assumes that all of the properties are sold concurrently at the appraised value as reported in the appraisal to an independent third-party buyer or buyers. Costs of such property sales by the Partnership to independent third-parties were estimated by the Partnership to total approximately $3.8 million and were comprised of estimates of $294,000 in state and local transfer taxes, $2,618,000 in commissions and $873,000 in legal and other closing costs. Such amounts were based on prevailing transfer tax rates in the locale of each property and on estimates of the Partnership based on knowledge of real estate transactions. Stanger observed that the estimated net proceeds from such liquidation, the sale of the Partnership's interest in PSBP (less $0.06 per PSBP unit in brokerage commissions) and the associated dissolution of the Partnership and distribution of all remaining assets was $526 per Partnership unit, versus the consideration offered in the merger of $546 cash per unit, or the equivalent of $546 of Public Storage common stock per unit, based on the average closing price of Public Storage common stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date.

         Stanger concluded that the liquidation analysis indicates that the consideration to be received by the limited partners in the merger exceeds the expected proceeds that could be received by the limited partners from liquidation of the Partnership's assets and dissolution of the Partnership. Stanger concluded that this analysis supports the fairness of the consideration to be paid in the merger.

         Stanger also reviewed information on multi-property purchases and sales of self-storage properties transacted by Public Storage, Public Storage Management or affiliates. Stanger observed that Public Storage, Public Storage Management or affiliated entities have acquired only one third-party bulk portfolio since 1996. Stanger observed that the stabilized capitalization rate for that portfolio, which was purchased in the fourth quarter of 2000, averaged approximately 10.3%. However, Stanger deemed that portfolio not comparable to the Partnership's portfolio in that it was comprised of four recently developed and unstabilized properties (with a weighted average occupancy of approximately 27% at the time of purchase). During 1996, Public Storage, Public Storage Management and affiliated entities completed 11 bulk purchases of property portfolios, excluding the properties associated with the mergers of affiliated REITs with Public Storage. These transactions involved affiliated and unaffiliated entities with an interest in 73 properties with an aggregate acquisition cost of approximately $209 million. Capitalization rates ranged from approximately 9.0% to 11.6% and averaged 9.6%.

         Stanger also reviewed information regarding the merger between Public Storage and Storage Trust Realty ("Storage Trust") which was closed in March 1999. Stanger noted that in the merger Public Storage acquired a portfolio of 215 self-storage properties and certain other assets for aggregate consideration of approximately $600 million, based on the price of Public Storage common stock as of November 6, 1998. Stanger also noted that in the context of rendering a fairness opinion, the financial advisor to Storage Trust performed a net asset valuation of Storage Trust based on a real estate valuation utilizing property specific financial projections for 1999 and a direct capitalization method. The capitalization rates utilized in this analysis ranged from 9.5% to 10.5%.

         Based on the total transaction value of the Storage Trust merger and other information cited in the proxy statement relating to the merger, the implied trailing and forward capitalization rates of the Storage Trust portfolio in the merger were estimated by Stanger to be approximately 8.7% and 9.3%, respectively. This capitalization rate does not reflect certain options and benefits to be received by Public Storage as a result of the merger, including a reduction in consolidated general and administrative expenses from the elimination of certain duplicative administrative costs following the merger, estimated at over $2 million on a pro forma basis for the nine months ending September 30, 1998.

         Review of Going-Concern Analysis. Stanger reviewed financial analyses and projections prepared by the Partnership concerning estimated cash flows and distributions from the Partnership's continued operation as an independent stand-alone entity and estimated sales proceeds from the liquidation of the Properties. The analyses incorporated the same assumptions and estimates of revenues and operating expenses for the Properties, capital expenditures (including deferred maintenance items), entity-level general and administrative costs and interest income, and cash flow distributions and proceeds from sale of the Properties during a projection period of five years as described under "- Comparison of Consideration to be Received in the Merger to Other Alternatives - Going Concern Value." The analyses and projections assumed, among other things, that (1) net operating cash flow for the

Partnership including projected distributions with respect to the Partnership's holdings in PS Business Parks, Inc. would grow at a compound annual rate of approximately 5.5% over the five-year projection period; and (2) the sale of the Properties would occur at the terminal value projected by capitalizing the estimated net operating income in year six at a capitalization rate equal to the midpoint of the effective capitalization rate in the appraisal based on the appraiser's initial year cash flow projection and the capitalization rate used by the appraiser in the residual value component of the discounted cash flow analysis (an average capitalization rate of approximately 9.64%). Real estate selling costs were assumed to be incurred at the same percentage of sale proceeds (4.3%) as incurred in the liquidation alternative.

         The projections evaluated the Partnership's going-concern value by analyzing projected cash flow and distributions assuming that the Partnership was operated as an independent stand-alone entity and its assets sold in a liquidation of the Partnership after a five-year holding period. The projections also assume that the Partnership's interest in PSBP is sold at an FFO multiple of 10.61 (reduced by a commission of $.06 per share). Distributions and sale proceeds per Partnership unit were discounted in the projections at rates ranging from 12% to 13%.

         Stanger observed that the estimated values per Partnership unit on a going-concern basis resulting from the above analysis were $495 and $515, compared with the consideration in the merger of $546 per Partnership unit.

         Stanger concluded that the range of going-concern values per Partnership unit indicates that the consideration to be received by the limited partners in the merger exceeds the expected present value of the returns that could be received by the limited partners from the alternative of continuing the Partnership in existence. Stanger concluded that the going-concern analysis supports the fairness of the consideration paid in the merger.

         The estimated values assigned to the alternative forms of consideration are based on a variety of assumptions that have been made by the Partnership. While the Partnership has advised Stanger that it believes that it has a reasonable basis for these assumptions, these assumptions may not reflect the Partnership's actual experience and such differences could be material. See "- Comparison of Consideration to be Received in the Merger to Other Alternatives."

         Review of Secondary Market Prices. Stanger observed that Partnership units have been purchased in recent months on the informal secondary market for partnership securities.

         Stanger observed that, based on prices reported to Stanger by various firms active in the informal secondary market for partnership interests, the highest selling price reported for Partnership units in the informal secondary market between January 1, 2000 and February 28, 2002 was $368 per unit compared with the consideration in the merger of $546 per unit.

         Stanger also observed that the Partnership units had been the subject of informal secondary market purchases by Public Storage in 2000, 2001 and 2002 at $351 per unit.

         Stanger believes sales of partnership units on the informal secondary market do not necessarily reflect the full value of a partnership's net assets. Therefore, Stanger would expect secondary market sales prices generally to be below the estimated fair market value of a partnership's net assets. Although Stanger believes reviewing secondary market prices is advisable for the purpose of investigating whether or not the estimated fair market value of a partnership's net assets has been understated, Stanger did not place primary reliance on such secondary market prices as indicators of the fairness of the merger.

         Distribution/FFO Analysis. Stanger reviewed distributions per Partnership unit and FFO per Partnership unit on an equivalent per unit basis. Stanger noted that based on a closing price of $37.65 for Public Storage common stock and the resulting exchange ratio of Partnership units for Public Storage common stock, the current regular quarter distribution rate for Public Storage ($0.45 per share) and the regular and special distributions (which are not necessarily recurring and which does not reflect potential future expenditures for deferred maintenance) for the Partnership during 2001 ($36.84 per unit), annual distributions per share would decrease by approximately $10.74 (29.1%) for limited partners receiving Public Storage common stock.

         Stanger observed that, at a closing price of $37.65 for Public Storage common stock and based on operating results for the Partnership and Public Storage during the 12 months ending December 31, 2001, FFO per Partnership unit on a fully diluted basis on the equivalent per share basis earned by limited partners would decrease by approximately 7%. Stanger noted, however, that Public Storage maintained extraordinary cash balances during the period, reflecting uninvested proceeds from issuance of fixed income securities. Adjusting for this factor and for certain acquisitions consummated during the fourth quarter 2001, annualized FFO per Partnership unit on a fully diluted basis on an equivalent per share basis earned by limited partners would decrease by approximately 4%. Stanger further observed that in making this comparison of FFO, Public Storage's FFO was not adjusted upward for the dilutive effect of its development activities during the 12 months ending December 31, 2001.

         Stanger concluded that the limited partners choosing to receive Public Storage common shares in the merger would have, on an historical pro forma basis, lower dividends and lower FFO attributable to their Partnership units after the merger. Stanger observed that Public Storage's FFO and level of distributions reflects in part development and reinvestment activities intended to enhance shareholder value, whereas the Partnership, a finite life entity, does not pursue development or reinvestment opportunities. Stanger concluded that the reduction of FFO and distributions attributable to limited partners on an historical pro forma basis after the merger does not adversely impact its determination as to the fairness of the consideration to be paid in the merger since the merger consideration is based on the net asset value attributable to the units and the limited partners have the option of receiving cash instead of shares of Public Storage common stock.

         Conclusions. Based on the foregoing, Stanger concluded that, based upon its analysis and assumptions, and the qualifications and limitations cited in its opinion, as of the date of the fairness opinion, the consideration to be received in the merger is fair to the public limited partners, from a financial point of view.

         Assumptions. In evaluating the merger, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in this statement or that was furnished or otherwise communicated to Stanger. Stanger did not perform an independent appraisal of the assets and liabilities of Public Storage, the Partnership or any joint ventures and relied upon and assumed the accuracy of the restricted appraisal and adjustments included therein, including but not limited to the amount and timing of deferred maintenance items. Stanger also relied on the assurances of Public Storage and the Partnership that any projections, budgets, estimates of deferred maintenance or value estimates contained in this statement or otherwise provided to Stanger, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the property values and the Partnership's net asset value have been allocated between the joint venture partners and between the limited and general partners in accordance with the provisions of the joint venture and Partnership agreements in the same manner they would be allocated upon the joint ventures' and Partnership's liquidation; that no material changes have occurred in the appraised value of the Properties or the information reviewed between the date of the appraisal or the date of the other information provided and the date of the opinion; and that Public Storage and the Partnership are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.

         In connection with preparing the fairness opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix C. Stanger does not intend to deliver any additional written summary of the analysis.

         Limitations and Qualifications. Stanger was not requested to, and therefore did not: (1) select the method of determining the consideration being paid in the merger; (2) make any recommendation to the public limited partners with respect to whether to approve or reject the merger or whether to select the cash or Public Storage common stock option in the merger; or (3) express any opinion as to the business decision to effect the merger, alternatives to the merger or tax factors resulting from the merger, or relating to Public Storage's continued qualification as a REIT. Stanger's opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

         Among the factors considered in the selection of Stanger were Stanger's experience in connection with the mergers of 18 affiliated REITs with Public Storage and in connection with the merger of five similar Partnerships with Public Storage, its expertise in real estate transactions and the fee quoted by Stanger. No party other than Stanger was contacted to render an opinion as to the fairness of the merger to public limited partners, and the Partnership has neither requested nor received any views, preliminary or otherwise, from any party other than Stanger regarding the fairness of the merger to the public limited partners.

         Compensation and Material Relationships. For preparing the fairness opinion and related services in connection with the merger, Stanger is being paid a fee of $70,000. In addition, Stanger will be reimbursed for certain out-of-pocket expenses, including legal fees, up to a maximum of $9,000 and will be indemnified against all liabilities arising under any applicable federal or state law or otherwise related to or arising out of Stanger's engagement or performance of its services to the Partnership other than liabilities resulting from Stanger's gross negligence or willful misconduct. The fee was negotiated with Stanger. Payment of the fee to Stanger is not dependent upon completion of the merger. Stanger has rendered consulting and related services and provided products to Public Storage and its affiliates, including fairness opinion to the public shareholders of 18 REITs and six public limited partnerships in connection with their mergers with Public Storage, and may be engaged in the future. From January 1, 1999 to the present, Stanger has received compensation aggregating approximately $330,000 for these services and products (exclusive of amounts received in connection with the merger).

The Merger Agreement

         If the conditions to the merger are satisfied or waived, the merger will be consummated pursuant to the merger agreement which is set forth in Appendix A to, and is incorporated by reference into, this statement. As a result of the merger, all of the Partnership units will be held by a subsidiary of Public Storage. The merger agreement contains representations and warranties of Public Storage and the Partnership and certain other provisions relating to the merger. The representations and warranties are extinguished by, and do not survive, the merger.

         Representations and Warranties of Public Storage. Public Storage is representing and warranting to the Partnership that (1) the merger agreement has been duly authorized, (2) Public Storage has been duly organized, (3) Public Storage's outstanding shares and the shares to be issued in the merger have or will be validly issued, (4) the merger agreement does not conflict with Public Storage's organizational documents or material agreements (5) there is no material litigation pending against Public Storage, (6) since January 1, 1999, Public Storage has filed all required reports with the Commission, (7) Public Storage's financial statements present fairly Public Storage's financial position, (8) since January 1, 2002, there has not been any material adverse change in Public Storage's business, (9) the information statement does not include any misleading statement of material fact, (10) all of Public Storage's material insurance is in effect and (11) Public Storage's representations and warranties in the merger agreement do not include any misleading statement of material fact.

         Representations and Warranties of the Partnership. The Partnership is representing and warranting to Public Storage that (1) the merger agreement has been duly authorized, (2) the Partnership has been duly organized, (3) the Partnership's outstanding units have been validly issued, (4) the merger agreement does not conflict with the Partnership's organizational documents or material agreements, (5) there is no material litigation pending against the Partnership, (6) since January 1, 1999, the Partnership has filed all required reports with the Commission, (7) the Partnership's financial statements present fairly the Partnership's financial position, (8) since January 1, 2002, there has not been any material adverse change in the Partnership's business, (9) the information statement does not include any misleading statement of material fact, (10) all of the Partnership's material insurance is in effect and (11) the Partnership's representations and warranties in the merger agreement do not include any misleading statement of material fact.

         Conditions to Consummation of the Merger. Consummation of the merger is contingent upon standard conditions, including the following: (1) the Registration Statement shall have been declared effective by the Commission and Public Storage shall have received all other authorizations necessary to issue Public Storage common stock in exchange for Partnership units and to consummate the merger; (2) the merger agreement and the merger shall have been approved and adopted by the requisite vote of the limited partners (which condition has been satisfied by Public Storage's vote of its Partnership units in favor of the merger); (3) the shares of Public Storage common stock issued to limited partners shall be listed on the NYSE; (4) the Partnership shall have received a fairness opinion from Stanger (which opinion will be delivered on or about the date of this statement); (5) no legal action challenging the merger shall be pending; and (6) in the case of Public Storage, the average of the per share closing prices on the NYSE of Public Storage common stock during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Date is not less than $34. Public Storage does not intend to postpone the merger if condition (6) is not satisfied in this time frame. If condition (6) is not satisfied or waived, Public Storage intends to promptly notify the limited partner in writing. The obligation of Public Storage to effect the merger is also subject to Public Storage, in its sole discretion, being satisfied as to title to, and the results of an environmental audit of, the Properties. The merger is also conditioned on the amendment of the Partnership agreement.

         Amendment or Termination. The merger agreement provides for amendment or modification thereof with respect to the merger by written agreement authorized by the board of directors of Public Storage and the general partners. The merger may be abandoned at any time before or after shareholder approval by mutual written consent and may be abandoned by either party if, among other things, the closing of the merger has not occurred on or before December 31, 2002.

         Consummation. It is contemplated that the merger will be consummated by filing a certificate of merger with the California Secretary of State.

         Certificates for Public Storage Common Stock. After the merger, holders of Partnership units that were converted into shares of Public Storage common stock, without any further action, will be entitled to receive certificates representing the number of whole shares of Public Storage common stock into which Partnership units will have been converted and cash payment in lieu of fractional share interests, if applicable. As soon as practicable after the merger, the exchange agent, EquiServe Trust Company, N.A., will send the certificates for the Public Storage common stock to each holder of Partnership units whose Partnership units have been converted into shares of Public Storage common stock. HOLDERS OF PARTNERSHIP UNITS WHO INTEND TO RECEIVE PUBLIC STORAGE COMMON STOCK IN THE MERGER DO NOT NEED TO TAKE ANY ACTION TO RECEIVE THEIR RESPECTIVE CERTIFICATES REPRESENTING THE PUBLIC STORAGE COMMON STOCK. IT IS IMPORTANT THAT YOU MAKE SURE YOU RECEIVE YOUR CERTIFICATE FOR THE PUBLIC STORAGE COMMON STOCK MAILED TO YOU BY EQUISERVE TRUST COMPANY, N.A. IF YOU DO NOT RECEIVE YOUR PUBLIC STORAGE COMMON STOCK CERTIFICATE BY ______, 2002, CALL EQUISERVE TRUST COMPANY, N.A. AT (781) 575-3120 SO THAT AN AFFIDAVIT OF NON-RECEIPT CAN BE SENT TO YOU AND A CERTIFICATE REISSUED AT NO COST TO YOU. ANY SHAREHOLDER WHO CONTACTS EQUISERVE TRUST COMPANY, N.A. AFTER ____________, 2002 REQUESTING THAT A CERTIFICATE BE REISSUED MAY NEED TO EXECUTE AN AFFIDAVIT OF LOSS AND PAY THE COST OF A BOND OF INDEMNITY BEFORE A CERTIFICATE CAN BE REPLACED.

         After the merger, there will be no further registration of transfers of Partnership units on the Partnership's records.

         Fractional Shares. No fractional shares of Public Storage common stock will be issued in the merger. In lieu of any fractional share interests, each holder of Partnership units who would otherwise be entitled to a fractional share of Public Storage common stock will, upon surrender of the certificate representing Public Storage common stock, receive a whole share of Public Storage common stock if such fractional share to which such holder would otherwise have been entitled is .5 of a share or more, and such fractional share shall be disregarded if it represents less than .5 of a share; provided that such fractional share shall not be disregarded if it represents .5 of 1% or more of the total number of shares of Public Storage common stock such holder is entitled to receive in the merger. In such event, the holder will be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (1) the per share closing price on the NYSE of the Public Storage common stock at the time of effectiveness of the merger by (2) the fractional interest.

         Restrictions on Other Acquisitions. The Partnership has agreed not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, securities exchange or similar transaction involving it, or any purchase of all or any significant portion of its assets, or any equity interest in it, other than the transactions contemplated by the merger agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have discussions with, any person relating to such a proposal, provided that the general partners may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participation in the negotiations and discussions might cause the Partnership to breach its fiduciary duty to limited partners under applicable law as advised by counsel. The Partnership has agreed to notify Public Storage immediately if inquiries or proposals are received by, any such information is requested from, or negotiations or discussions are sought to be initiated or continued with it, and to keep Public Storage informed of the status and terms of any such proposals and any such negotiations or discussions.

         Distributions. Pending the merger, the Partnership is precluded from declaring or paying any distributions to the limited partners other than (1) regular distributions at a quarterly rate not in excess of $7.13 per Partnership unit and (2) distributions to the limited partners immediately prior to the effectiveness of the merger equal to the amount by which the Partnership's estimated net asset value allocable to limited partners as of the date of the merger exceeds $546 per Partnership unit. See "- Determination of Payments to be Received by Limited Partners in the Merger."

Cash Election Procedure

         Each holder of record of Partnership units may make a cash election to have his or her Partnership units converted into the right to receive cash in the merger. All cash elections are to be made on a cash election form. A cash election form is being sent to all holders of record of Partnership units on the date of this statement. A duplicate cash election form may be obtained by calling the exchange agent, EquiServe Trust Company, N.A., at the telephone number listed below. To be effective, a cash election form must be properly completed and signed in accordance with the instructions which accompany the cash election form and must be received by the exchange agent, no later than 5:00 p.m. New York City time on ________, 2002 (the "Election Deadline") at one of the following addresses:

          By Mail                  By Hand         By Overnight Courier          For Assistance           For information
----------------------------------------------------------------------------------------------------------------------------
EquiServe Trust Company, N.A.     Securities      EquiServe Trust Company,   EquiServe Trust Company,   Public Storage, Inc.
       P.O. Box 430114            Transfer &                N.A.                       N.A.              Investor Services
  Providence, RI 02940-3014   Reporting Services     Corporate Actions         Shareholder Services            Dept.
                              100 William Street     150 Royall Street            (781)575-3120.         701 Western Avenue
                                   Galleria          Mail Stop 45-02-80                                     Glendale, CA
                              New York, NY 10038      Canton, MA 02021                                       91201-2349
                                                                                                           (800) 421-2856
                                                                                                           (818) 244-8080

Holders of record of units who hold units as nominees, trustees or in other representative capacities may submit multiple cash election forms, provided that such representative certifies that each such cash election form covers all the units held by such representative for a particular beneficial owner. An election may be revoked by the person or persons making such election by a written notice signed and dated by such person or persons and received by the exchange agent at one of the addresses listed above prior to the Election Deadline, identifying the name of the registered holder of the units subject to such election and the total number of units owned by the beneficial owner. In addition, all cash election forms will automatically be revoked if the exchange agent is notified in writing that the merger has been abandoned. The exchange agent may determine whether or not elections to receive cash have been properly made or revoked, and any such determination shall be conclusive and binding.

         A holder of Partnership units may not make a cash election as to less than all of the units owned by such holder. Any holder of units who does not submit a properly completed and signed cash election form which is received by the exchange agent prior to 5:00 p.m., New York City time, on ________, 2002 will receive Public Storage common stock in the merger. If Public Storage or the exchange agent determines that any purported cash election was not properly made, such purported cash election will be deemed to be of no force and effect and the holder of units making such purported cash election will, for purposes hereof, receive Public Storage common stock in the merger. None of Public Storage, the Partnership or the exchange agent will be under any obligation to notify any person of any defect in a cash election form.

         The tax consequences of receiving cash or Public Storage common stock are described under "Federal Income Tax Considerations - The Merger."

Consequences to the Partnership if the Merger is Not Completed

         If the merger is not completed, the Partnership will remain as a separate legal entity and will continue to operate its properties.

Costs of the Merger

         It is estimated that the total consideration (cash and Public Storage common stock) to be paid by Public Storage to acquire all of Partnership units owned by the public limited partners in the merger and to pay related costs and expenses would be approximately $30.4 million. These amounts will be paid from Public Storage's working capital or with funds borrowed under credit facilities with a group of banks for which Wells Fargo Bank, National Association acts as agent. These credit facilities aggregate $200,000,000 and bear interest at LIBOR plus .45% to 1.50%. Public Storage intends to repay amounts borrowed under these facilities from the public or private placement of securities or from Public Storage's undistributed cash flow. There are no current borrowings under Public Storage's credit facilities and Public Storage expects that the units will be acquired with funds from its working capital.

         If the merger is completed, all costs incurred by Public Storage and the Partnership in connection with the merger will be paid by Public Storage. If the merger is not completed, all costs incurred in connection with the merger will be paid by the party incurring such costs, except that Public Storage will pay one-half of the cost of any expenses incurred in connection with the printing of this statement and related registration statement, the appraisal, environmental and structural audits and filing fees and the Partnership will pay the other one-half of such costs. The Partnership's share of such costs would be paid from its working capital.

         The following is a statement of certain fees and expenses estimated to be incurred in connection with the merger (exclusive of amounts paid as a result of cash elections).

                 Printing and mailing                            $   20,000
                 Legal                                               15,000
                 Real estate appraisal and fairness opinion         132,000
                 Registration, listing and filing fees               10,000
                 Accounting                                           5,000
                 Other                                               15,000
                                                                  ---------
                 TOTAL                                           $  197,000
                                                                  =========

Accounting Treatment

         For accounting purposes, the merger will be treated as a purchase. Accordingly, the cost of the assets and liabilities of the Partnership will be allocated based on fair value.

Regulatory Requirements

         The merger is subject to compliance with federal and state securities law requirements.

Comparison of Partnership Units with Public Storage Common Stock

     The information below compares certain attributes of Public Storage Common Stock with the Partnership units. The effect of the merger on limited partners who receive Public Storage common stock in the merger is set forth in italics below each caption.

         Partnership                                 Public Storage

                       Investment Objectives and Policies

    The principal investment objectives     The investment objectives of Public
    are to provide (1) quarterly cash       Storage are to maximize FFO
    distributions from its operations       allocable to holders of Public
    and (2) long-term capital gains         Storage common stock and to
    through appreciation in the value       increase shareholder value through
    of properties.                          internal growth and acquisitions.
                                            FFO is a supplemental performance
    Under its organizational documents,     measure for equity REITs used by
    the Partnership is not permitted to     industry analysts. FFO does not
    raise new capital or to reinvest        take into consideration principal
    operating cash flow or sale or          payments on debt, capital
    financing proceeds. The Partnership     improvements, distributions and
    will terminate on December 31,          other obligations of Public
    2038, unless earlier dissolved. The     Storage. Accordingly, FFO is not a
    Partnership anticipated selling or      substitute for Public Storage's net
    financing its properties within         cash provided by operating
    five to eight years from                activities or net income as a
    acquisition (i.e., between              measure of Public Storage's
    approximately 1991 and 1994).           liquidity or operating performance.
                                            An increase in Public Storage's FFO
                                            will not necessarily correspond
                                            with an increase in distributions
                                            to holders of Public Storage common
                                            stock. See "- Liquidity,
                                            Marketability and Distributions."

                                            Public Storage intends to continue
                                            its operations for an indefinite
                                            period of time and is not precluded
                                            from raising new capital, including
                                            senior securities that would have
                                            priority over Public Storage common
                                            stock (including Public Storage
                                            common stock issued in the merger)
                                            as to cash flow, distributions and
                                            liquidation proceeds, or from
                                            reinvesting cash flow or sale or
                                            financing proceeds in new
                                            properties, except to the extent
                                            such reinvestment precludes Public
                                            Storage from satisfying the REIT
                                            distribution requirements.
                                            Therefore, Public Storage
                                            shareholders should expect to be
                                            able to liquidate their investment
                                            only by selling their shares in the
                                            market, and the market value of the
                                            Public Storage common stock may not
                                            necessarily equal or exceed the
                                            market value of Public Storage's
                                            assets or the net proceeds which
                                            might be available for distribution
                                            upon liquidation if Public Storage
                                            were to liquidate. Public Storage
                                            has grown, and intends to continue
                                            to grow, as new investments are
                                            made.


     Limited partners who receive Public Storage common stock in the merger will be changing their investment from "finite life" to "infinite life"; they will be able to realize the value of their investment only by selling the Public Storage common stock. The interest of Public Storage shareholders can be diluted through the issuance of additional securities, including securities that would have priority over Public Storage common stock as to cash flow, distributions and liquidation proceeds. Public Storage has an effective registration statement for preferred stock, common stock, equity stock and warrants and intends to issue additional securities under this registration statement. There is no assurance that any such securities will be issued. See "Risk Factors - The number of shares of Public Storage common stock to be issued in the merger has not been determined" and "- Public Storage and its shareholders are subject to financing risks."

     Public Storage has no plans with respect to a sale or financing of any of the Properties.

                               Borrowing Policies

  The Partnership has no outstanding         Subject to certain limitations in
  borrowings. It is fully invested           Public Storage's bylaws, Public
  and would distribute the proceeds          Storage has broad powers to borrow
  from a financing of properties.            in furtherance of its investment
                                             objectives. While Public Storage
                                             presently intends to finance its
                                             growth with preferred, equity and
                                             common stock, Public Storage has
                                             incurred in the past, and may incur
                                             in the future, both short-term and
                                             long-term debt to increase its
                                             funds available for investment in
                                             real estate, capital expenditures
                                             and distributions. As of March 31,
                                             2002, Public Storage's ratio of
                                             "Debt" (liabilities other than
                                             "accrued and other liabilities" and
                                             "minority interest" that should, in
                                             accordance with GAAP, be reflected
                                             on Public Storage's balance sheet)
                                             to "Assets" (Public Storage's total
                                             assets that should, in accordance
                                             with GAAP, be reflected on Public
                                             Storage's balance sheet) was less
                                             than 3%.

     Public Storage has outstanding debt and reinvests proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.

                          Transactions with Affiliates

    The partnership agreement generally      Public Storage's bylaws restrict
    prohibits the Partnership from (1)       Public Storage from acquiring
    purchasing properties from or            properties from its affiliates or
    selling properties to the general        from selling properties to them
    partners, (2) leasing properties         unless the transaction (1) is
    from or to the general partners and      approved by a majority of Public
    (3) loaning funds to the general         Storage's independent directors and
    partners. The partnership agreement      (2) is fair to Public Storage
    may be amended by a majority vote
    of limited partners. See "Amendment
    to Partnership Agreement."

     Given Public Storage's control of all voting decisions with respect to the Partnership, both Public Storage and the Partnership can enter into transactions with affiliates without the need for approval of the public shareholders and public limited partners, respectively. In the case of Public Storage, however, these transactions require approval of Public Storage's independent directors.

                        Properties (As of March 31, 2002)

    The Partnership owns direct and          Public Storage owns equity
    indirect equity interests in 32          interests (directly, as well as
    mini-warehouses in nine states.          through general and limited
    Also owns an interest in PSBP. For       partnership interests) in 1,392
    the 12 months ended December 31,         storage facilities in 37 states,
    2001, the weighted average               including 806 wholly owned
    occupancy level and realized annual      properties. Also owns an interest
    rent                                     in PSBP. See "Description of Public
                                             Storage's
  per square foot of the Properties          Properties."
  were 90% and $8.88, respectively.
  See "Description of Partnership's
  Properties."

     Because Public Storage owns substantially more property interests in more states than the Partnership, Public Storage's results of operations are less affected by the profitability or lack of profitability of a single property than are those of the Partnership and it would be more difficult to liquidate Public Storage than the Partnership within a reasonable period of time.

                   Liquidity, Marketability and Distributions

  There is no active trading market          Public Storage common stock is
  for Partnership units. The                 traded on the NYSE. During the 12
  Partnership has not issued any             months ended March 31, 2002, the
  securities that have priority over         average daily trading volume of
  its Partnership units.                     Public Storage common stock was
                                             approximately 188,200 shares.
                                             Public Storage has issued, and may
                                             in the future issue, securities
                                             that have priority over Public
                                             Storage common stock as to cash
                                             flow, distributions and liquidation
                                             proceeds.

     Distributions are paid to limited partners from cash available for distribution. Public Storage is required to distribute at least 90% of its ordinary REIT taxable income in order to maintain its qualification as a REIT. Public Storage distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), permitting it to retain funds for additional investment and debt reduction.

     A limited partner who receives Public Storage common stock in the merger will have an investment for which the market is broader and more active than the market for Partnership units. Distributions on Public Storage common stock are lower than the distributions on the Partnership units. Distributions on Public Storage common stock also are subject to priority of preferred stock. See "Distributions and Price Range of Public Storage Common Stock" and "Distributions and Market Prices of Partnership Units" for information on market prices of Partnership units and Public Storage Common Stock.

                                    Taxation

  Income or loss earned by the               Public Storage was organized to
  Partnership is not taxed at the            qualify for taxation as a REIT and
  partnership level. Limited partners        intends to continue to so qualify.
  are required to report their               REITs generally are permitted to
  allocable share of Partnership             deduct distributions to their
  income and loss on their respective        shareholders, which, to the extent
  tax returns. Income and loss from          of such deductions, effectively
  the Partnership generally                  eliminates the "double taxation"
  constitute "passive" income and            (at the corporate and shareholder
  loss, which can generally offset           levels) that typically results when
  "passive" income and loss from             a corporation earns income and
  other investments. Due to                  distributes that income to
  depreciation and other noncash             shareholders in the form of
  items, cash distributions are not          dividends. Distributions received
  generally equivalent to the income         by Public Storage shareholders
  and loss allocated to limited              generally constitute portfolio
  partners. During operations, cash          income, which cannot be offset by
  distributions have been partially          "passive" losses from other
  sheltered. After the end of each           investments. Losses and credits
  fiscal year, limited partners              generated within Public Storage do
  receive annual schedule K-1 forms          not pass through to shareholders.
  showing their allocable share of           After the end of Public Storage's
  Partnership income and loss for            calendar year, shareholders receive
  inclusion on their federal income          the less complicated Form 1099-DIV
  tax returns. Limited partners are          used by corporations to report
  also required to file state income         their dividend income. See "Federal
  tax returns and/or pay state income        Income Tax Considerations."
  taxes
  in California and in certain other
  states in which the Properties are
  located.

     The Partnership is a pass-through entity, whose income and loss is not taxed at the entity level but instead allocated directly to the limited and general partners. Limited partners are taxed on income or loss allocated to them, whether or not cash distributions are made to them. In contrast, Public Storage qualifies as a REIT, allowing it to deduct dividends paid to its shareholders. To the extent Public Storage has net income (after taking into account the dividends paid deduction), such income will be taxed at the corporate level at the standard corporate tax rates. Dividends paid to Public Storage shareholders will constitute portfolio income and not passive income.

                                  Voting Rights

  Limited partners by a majority vote        Public Storage holds annual
  may, without the concurrence of the        meetings, with each such meeting on
  general partners, amend the                a date within 15 months of the
  partnership agreement, dissolve the        prior annual meeting, at which the
  partnership, remove and/or elect a         shareholders elect the directors,
  general partner, and approve or            with each shareholder entitled to
  disapprove the sale of all or              cast as many votes as there are
  substantially all of the                   directors to be elected, multiplied
  Partnership's assets. As owner of          by the number of shares registered
  more than 50% of the Partnership           in his or her name. Under
  units, Public Storage controls all         California law, a majority vote of
  voting decisions with respect to           shareholders is required for (1)
  the Partnership.                           the removal of directors, (2) the
                                             dissolution of the company, (3) the
                                             amendment of certain provisions of
                                             the organizational documents and
                                             (4) the sale of all or
                                             substantially all of the company's
                                             assets. The public shareholders of
                                             Public Storage are substantially
                                             limited in their ability to control
                                             Public Storage in view of the
                                             significant ownership of Public
                                             Storage Common Stock by the Hughes
                                             family.

     Shareholders have different voting rights, including the right to elect directors annually, than the voting rights afforded to limited partners.

                              Management and Duties

  As a matter of state law, the              Public Storage is managed by its
  general partners have liability for        board of directors and executive
  the payment of Partnership                 officers. A majority of the
  obligations and debts, unless              directors of Public Storage are
  limitations upon such liability are        independent directors. Under
  expressly stated in the obligation.        California law, directors are
  The partnership agreement provides         accountable to a corporation and
  that the general partners are not          its shareholders as fiduciaries and
  liable to the Partnership or the           are required to perform their
  limited partners for any act or            duties in good faith, in a manner
  omission performed in good faith           believed to be in the best
  pursuant to authority granted by           interests of a corporation and its
  the partnership agreement, and in a        shareholders and with such care,
  manner reasonably believed to be           including reasonable inquiry, as an
  within the scope of authority              ordinarily prudent person in a like
  granted and in the best interests          position would use under similar
  of the Partnership, provided that          circumstances. The liability of the
  such act or omission did not               directors of Public Storage and the
  constitute fraud, misconduct, bad          Partnership is limited under the
  faith or negligence. In addition,          provisions of California law and
  the partnership agreement                  their organizational documents,
  indemnifies the general partners           which limit a director's liability
  for liability, loss, damage, costs         for monetary damages to the
  and expenses, including attorneys'         respective corporation or its
  fees, incurred by them in                  shareholders for breach of the
  conducting the Partnership's               director's duty of care, where a
  business, except in the case of            director fails to exercise
  fraud, misconduct, bad faith or            sufficient care in carrying out
  negligence.                                the responsibilities of office.
                                             Those provisions would not protect
                                             a director who knowingly did
                                             something
  negligence.                                wrong, or otherwise acted in bad
                                             faith, nor would they foreclose any
                                             other remedy which might be
                                             available to the respective
                                             corporation or its shareholders,
                                             such as the availability of
                                             non-monetary relief. In addition,
                                             Public Storage's organizational
                                             documents provide Public Storage
                                             with the authority to indemnify its
                                             "agents" under certain
                                             circumstances for expenses or
                                             liability incurred as a result of
                                             litigation. Under California law,
                                             "agents" are defined to include
                                             directors, officers and certain
                                             other individuals acting on a
                                             corporation's behalf. Public
                                             Storage has taken advantage of
                                             those provisions and has entered
                                             into agreements with the respective
                                             corporation's directors and
                                             executive officers, indemnifying
                                             them to the fullest extent
                                             permitted by California law. To the
                                             extent that the foregoing
                                             provisions concerning
                                             indemnification apply to actions
                                             arising under the Securities Act,
                                             Public Storage has been advised
                                             that, in the opinion of the
                                             Commission, such provisions are
                                             contrary to public policy and
                                             therefore are not enforceable.

     The general partners have, under most circumstances, no liability to the Partnership for acts or omissions it undertakes when performed in good faith, in a manner reasonably believed to be within the scope of their authority and in the best interests of the Partnership. The general partners also have, under specified circumstances, a right to be reimbursed by the Partnership for liability, loss, damage, costs and expenses they incur by virtue of serving as general partners. Although the standards are expressed somewhat differently, there are similar protections from liability available to directors and officers of Public Storage when acting on behalf of Public Storage and rights of directors and officers to seek indemnification from Public Storage. Public Storage believes that the scope of the liability and indemnification provisions in Public Storage's governing documents provides protection against claims for personal liability against Public Storage's directors and officers which is comparable to, though not identical with, the protections afforded to the general partners under the partnership agreement.

         Additional Issuances of Securities and Anti-Takeover Provisions

  The Partnership Agreement does not         Subject to the rules of the NYSE
  provide for the issuance of                and applicable provisions of
  additional Partnership units.              California law, Public Storage has
                                             issued and intends to continue to
                                             issue authorized capital stock
                                             without shareholder approval.

     Given the ownership level of Public Storage common stock by the Hughes family and Public Storage's flexibility to issue capital stock, including senior securities with special voting rights and priority over Public Storage common stock, and control of all Partnership voting decisions by Public Storage, both Public Storage and the Partnership are in a position to deter attempts to obtain control in transactions not approved by management.

                         Limited Liability of Investors

  Under the partnership agreement and        Under California law, shareholders
  California law, the liability of           are not generally liable for
  limited partners for the                   corporate debts or obligations. The
  Partnership debts and obligations          Public Storage common stock is
  is limited to the                          nonassessable.

  amount of their investments in the
  Partnership, together with an
  interest in undistributed income,
  if any. The Partnership units are
  fully paid and nonassessable.

     The limitation on personal liability of Public Storage shareholders is substantially the same as that of the limited partners.

                            Review of Investor Lists

  A limited partner is entitled to           Under applicable law, a Public
  request copies of investor lists           Storage shareholder is entitled,
  showing the names and addresses of         upon written demand, to inspect and
  all limited partners. The right to         copy the record of shareholders, at
  receive such investor lists is             any time during usual business
  conditioned upon payment of the            hours, for a purpose reasonably
  cost of duplication and mailing.           related to his or her interest as a
                                             shareholder.

     Limited Partners and shareholders are entitled to access to investor lists and to share records, respectively, subject to certain requirements.

                       AMENDMENT TO PARTNERSHIP AGREEMENT

     The partnership agreement is being amended to expressly authorize the merger by adding a new section 13.5 to the partnership agreement that would read in its entirety as follows:

     13.5 Merger. Notwithstanding anything in the Agreement to the contrary, the Partnership may merge with PSI or a subsidiary, provided that such merger is approved by a Majority Vote.

     "Majority Vote" means the vote of limited partners owning more than 50% of the Partnership units.

     While the partnership agreement does not prohibit mergers with the general partners, it does prohibit the Partnership from selling properties to the general partners. To ensure that the merger is legally authorized under the partnership agreement, the new section is being added to expressly authorize the merger. In the absence of this amendment the merger might be challenged as a violation of the partnership agreement.

           APPROVAL OF THE MERGER AND PARTNERSHIP AGREEMENT AMENDMENT

General

          This statement is first being mailed on or about __________, 2002 to limited partners in connection with the merger and the amendment to the partnership agreement. The general partners are not soliciting proxies in connection with these matters.

          Holders of record at the close of business on the date of this statement will be entitled to receive notice of the merger and the amendment to the partnership agreement. On such date, there were outstanding 150,000 Partnership units. As of the record date, Public Storage beneficially owned 94,698 units (approximately 63% of the units).

          The affirmative vote of a majority of the Partnership units is required to approve the merger and the amendment. As indicated above, the general partners are not soliciting proxies from the limited partners in connection with these matters. Public Storage owns sufficient units to approve the merger and the amendment without the vote of any other limited partner and has approved these matters by written consent in accordance with California law and the partnership agreement. The merger and the amendment will become effective upon the signing of the amendment and the filing of a certificate of merger with the California Secretary of State, which pursuant to Rule 14c-2 under the Exchange Act will not take place until at least 20 business days following the date on which this statement is mailed to limited partners.

Security Ownership of Certain Beneficial Owners and Management

          Partnership. The Partnership is not aware of any beneficial owner of more than 5% of the Partnership units other than Public Storage which indirectly owns 94,698 units (63% of the units).

          Public Storage. The following table sets forth information as of the dates indicated with respect to persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Public Storage common stock or ("Common Shares") or the Depositary Shares representing interests in equity stock of Public Storage ("Depositary Shares"):

                                                                                     Depositary Shares Each
                                                                                     Representing 1/1,000 of a
                                                                                     Share of Equity Stock,
                                                     Shares of Common Stock          Series A Beneficially
                                                     Beneficially Owned              Owned
                                                     ---------------------------    -----------------------------
                                                        Number         Percent          Number          Percent
Name and Address                                      of Shares        of Class       of Shares         of Class
------------------------------------------------     ------------     ----------    -------------      ----------
B. Wayne Hughes, B. Wayne Hughes, Jr., Tamara         39,270,339         33.9%          1,282,097        14.6%
  Hughes Gustavson,
701 Western Avenue,
Glendale, California 91201-2349 (1)

Cohen Steers Capital Management, Inc.                           (3)          (3)          877,300        10.0%
757 Third Avenue
New York, New York 10017 (2)

----------------

(1) This information is as of February 28, 2002 (except that the percent shown in the table is based on the Common Shares outstanding at March 15, 2002). These persons have filed joint Schedule 13Ds reporting their collective ownership of Common Shares and Depositary Shares. Each of the persons listed above disclaims beneficial ownership of the shares owned by any other person listed above. For information on share ownership of
        B. Wayne Hughes and B. Wayne Hughes, Jr. see the next table on the security ownership of Public Storage management." (Tamara Hughes Gustavson beneficially owns an aggregate of 17,434,260

          Common Shares (exclusive of 11,348 shares owned jointly with Mr. Hughes, Jr.) and 1,192,923 Depositary Shares (exclusive of 43 shares owned jointly with Mr. Hughes, Jr.) or approximately 15.1% of the Common Shares and 13.6% of the Depositary Shares outstanding as of March 15, 2002).

          The above table does not include 7,000,000 shares of the Company's Class B Common Stock which are owned by B. Wayne Hughes, Jr. and Tamara Hughes Gustavson. The Class B Common Stock is convertible into Common Stock on a share-for-share basis upon satisfaction of certain conditions, but in no event earlier than January 1, 2003.

(2) This information is as of December 31, 2001 (except that the percent shown is based on the Depositary Shares outstanding at March 15, 2002) and is based on a Schedule 13G filed by Cohen & Steers Capital Management, Inc. ("CSCM"), an investment adviser registered under the Investment Advisers Act of 1940. CSCM has sole voting power of 850,500 Depositary Shares and sole dispositive power of 877,300 Depositary Shares.

(3)       Less than 5%.

          The following table sets forth information as of March 15, 2002 concerning the beneficial ownership of the Common Shares and the Depositary Shares of each director of Public Storage, the chief executive officer of Public Storage, the four most highly compensated persons who were executive officers of Public Storage on December 31, 2001 and all directors and executive officers as a group:

                              Shares of Common Stock:                       Depositary Shares Each Representing
                              Beneficially Owned(1)                         1/1,000 of a Share of Equity Stock,
                              Shares Subject to Options(2)                  Series A Beneficially Owned
                              -------------------------------------------   -------------------------------------
         Name                   Number of Shares                 Percent     Number of Shares            Percent
----------------------        --------------------              ---------   ------------------          ---------
B. Wayne Hughes                   20,646,824                      17.8%         54,313                     .6%

Harvey Lenkin                         97,437(3)                      *           3,303(3)                   *
                                     215,332(2)                     .2%
                                  ----------                      ----
                                     312,769                        .3%

Marvin M. Lotz                        77,258                         *           5,336                      *
                                     170,332(2)                     .1%
                                  ----------                      ----
                                     247,590                        .2%

B. Wayne Hughes, Jr.               1,189,255(4)                    1.0%         34,861(4)                  .4%

Robert J. Abernethy                   66,568                         *           2,108                      *
                                      14,999(2)                      *
                                  ----------                      ----
                                      81,567                         *

Dann V. Angeloff                      78,500(5)                      *              --                     --
                                       9,999(2)                      *
                                  ----------                      ----
                                      88,499                         *

William C. Baker                      20,000                         *             455                      *
                                      14,999(2)                      *
                                  ----------                      ----
                                      34,999                         *

Thomas J. Barrack, Jr.                    --                        --              --                     --
                                      17,500(2)                      *
                                  ----------                      ----
                                      17,500                         *

Uri P. Harkham                        45,829(6)                      *             555(6)                   *
                                       7,499(2)                      *
                                  ----------                      ----
                                      53,328                         *

Daniel C. Staton                       1,458                         *              47                      *
                                      25,239(2)                      *
                                  ----------                      ----
                                      26,697                         *

John Reyes                            21,378                         *           1,542                      *
                                     209,999(2)                     .2%
                                  ----------                      ----
                                     231,377                        .2%

W. David Ristig                           --                         *                                      *
                                      83,332(2)                     .1%
                                  ----------                      ----
                                      83,332                        .1%

All Directors and Executive
Officers as a Group               22,284,737(1)(3)(4)(5)(6)(7)    19.2%        104,611(1)(3)(4)(6)(7)     1.2%
(17 persons)                       1,322,725(2)                    1.1%
                                  ----------                      ----
                                  23,607,462                      20.4%

---------------
*   Less than 0.1%

(1) Common Shares or Depositary Shares, as applicable, beneficially owned as of February 28, 2002. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Includes shares credited to the accounts of the executive officers of the Company that are held in the 401(k) Plan as of December 31, 2001.

(2) Represents vested portion as of February 28, 2002, and portion of which will be vested within 60 days of February 28, 2002, of Common Shares subject to options granted to the named individuals or the group under the Company's stock option and incentive plans.

(3) Includes 3,126 Common Shares held of record or beneficially by Mrs. Lenkin or a son as to which each has investment power.

      Includes 360 Depositary Shares held of record or beneficially by Mrs. Lenkin or a son as to which each has investment power.

(4) Includes 44,159 Common Shares, held of record or beneficially by Mrs. Hughes, Jr. or her children as to which Mrs. Hughes, Jr. has investment power and 11,348 Common Shares held by Mr. Hughes, Jr. and Tamara Hughes Gustavson - Separate Property.

      Includes 1,371 Depositary Shares held of record or beneficially by Mrs. Hughes, Jr. or her children as to which Mrs. Hughes has investment power and 43 Depositary Shares held by Mr. Hughes, Jr. and Tamara Hughes Gustavson - Separate Property.

(5) Includes 2,000 Common Shares held by Mrs. Angeloff as to which she has investment power.

(6) Includes 5,071 Common Shares owned beneficially by two of Mr. Harkham's children as to which each has investment power.

      Includes 153 Depositary Shares owned beneficially by two of Mr. Harkham's children as to which each has investment power.

(7) Includes shares held of record or beneficially by members of the immediate family of executive officers of the Company and shares credited to the accounts of the executive officers of Public Storage that are held in the 401(k) Plan.

          As of February 28, 2002, B. Wayne Hughes, Jr. owned 3,204,758 shares of Public Storage's Class B Common Stock, representing 45.8% of the outstanding shares of Class B Common Stock. For information on the Class B Common Stock, see note (1) to the table in "Security Ownership of Certain Beneficial Owners and Management -- Public Storage."

          Public Storage has outstanding a class of preferred stock, consisting of various series of non-voting senior preferred stock. As of February 28, 2002,
B. Wayne Hughes, Jr. owned 400 shares of preferred stock, as to which he shared investment power, Robert J. Abernethy owned 225 shares of preferred stock and the directors and executive officers of Public Storage as a group owned a total of 625 shares of preferred stock, representing less than 0.1% of the outstanding shares.

                          CERTAIN RELATED TRANSACTIONS

          Since January 1, 1999, there have been no, and there are no proposed, material contracts, arrangements, understandings, relationships, negotiations or transactions between the Partnership and Public Storage or its affiliates other than the merger or as follows:

          Joint Venture Interest. Public Storage owns a joint venture interest (ranging from approximately 24% to 50%) in 30 of the Properties. Under the joint venture, the Partnership manages the joint venture, although Public Storage may compel the sale of the joint venture's properties and the Partnership and Public Storage have a right of first refusal to acquire the other's interest in the event of a proposed sale of the joint venture's properties. Also, all depreciation and amortization with respect to each property is allocated solely to the Partnership until the Partnership receives allocations equal to its initial capital contribution with respect to that property.

          General Partners' Interest. Public Storage and Mr. Hughes are general partners of the Partnership. Public Storage receives incentive distributions equal to 10% of the Partnership's cash flow and has a subordinated interest in proceeds from sales or financings of the Properties (15% of such proceeds so long as limited partners have received sale or financing distributions equal to their capital contributions plus any deficiency in a simple 8% annual return). In 1999, 2000 and 2001, the general partners received from the Partnership $561,000, $401,000, and $620,000, respectively, in respect of their incentive distributions. Public Storage also has a 1% interest in the Partnership in respect of their capital contributions and participate in Partnership distributions in proportion to their interest in the Partnership. Mr. Hughes, has no ownership interest in the Partnership, although as general partner he may be personally liable for Partnership obligations.

          Property Management. The Properties are managed by Public Storage under a management agreement under which Public Storage receives 6% of gross revenues from operations of the Properties. In 1999, 2000 and 2001, Public Storage received $756,000, $765,000, and $801,000, respectively, for managing the Properties.

          Limited Partner Interests. Of the 150,000 outstanding Partnership units, 94,698 units (approximately 63%) are beneficially owned by Public Storage. Public Storage participates in Partnership distributions on the same terms as other holders of units in respect of units owned by Public Storage.

          PSBP. The Partnership owns a 2% interest in PSBP jointly with Public Storage. Public Storage has a significant ownership interest in PSBP.

                     DESCRIPTION OF PARTNERSHIP'S PROPERTIES

          The Partnership and Public Storage jointly own 30 of the 32 Properties and the remaining two are owned by the Partnership alone. All of the Properties are self-storage facilities, which are designed to offer accessible storage space for personal and business use at a relatively low cost. A user rents a fully enclosed space which is for the user's exclusive use and to which only the user has access on an unrestricted basis during business hours. On-site operation is the responsibility of resident managers who are supervised by area managers. Some self-storage facilities include rentable uncovered parking areas for vehicle storage. Leases may be on a long-term or short-term basis, although typically spaces are rented on a month-to-month basis. Rental rates vary according to the location of the property and the size of the storage space which ranges generally from 25 to 400 square feet.

          Users of space in self-storage facilities both individuals and large and small businesses. Individuals usually employ this space for storage of, among other things, furniture, household appliances, personal belongings, motor vehicles, boats, campers, motorcycles and other household goods. Businesses normally employ this space for storage of excess inventory, business records, seasonal goods, equipment and fixtures.

          The following table sets forth information as of March 31, 2002 about the Properties.

                                     Net Rentable       Number         Date of      Ownership
   Location                           Square Feet      of Spaces     Acquisition    Percentage
  -------------------------------   ---------------   -----------   -------------  ------------
    Alabama
    Anniston
      Whiteside                          25,100           234          10-01-86         76.2%
    Birmingham
       Bessemer - Midfield               19,100           280          10-01-86         76.2
    Birmingham
       Centerpoint Rd.                   41,600           329          10-01-86         76.2
    Birmingham
       Gadson Highway-                   20,800           190          10-01-86         76.2
       Roebuck Plaza
    Birmingham
       Lorna Rd.- Hoover                 35,400           320          10-01-86         76.2
    Birmingham
       Mini-warehouse                    53,900           460          10-01-86         76.2
       Rd.- Riverchase
    Birmingham
       Oporto-Eastwood                   36,600           257          10-01-86         76.2
    Birmingham
       Oxmoor Blvd.                      39,100           338          10-01-86         76.2
       Greensprings
    Birmingham
       Pebble Creek - Forestdale         30,000           294          10-01-86         76.2
    Birmingham
       27th Place S. - Highland          19,600           264          10-01-86         76.2
    Huntsville
       Drake                             43,400           362          10-01-86         76.2
    Huntsville
       Leeman                            43,800           395          10-01-86         76.2

California
Fremont
   Peralta                   39,100         415      10-24-86        70.0
California (cont.)
Sacramento
   Franklin Blvd.            49,600         507      05-29-86        67.6%
West Los Angeles
   Purdue Ave.               51,000         637      07-01-86        50.0

Georgia
Jonesboro
   Jonesboro Rd.             33,400         274      10-23-86        50.0

Kansas
Kansas City
   So. 44th                  76,900         583      09-10-86        72.7

Maryland
Capitol Heights
   Central Ave.              54,400         632      07-15-86        50.0
Laurel
   Ft. Meade Rd.             35,100         475      08-20-86        50.0

Michigan
Pontiac
   Dixie Hwy.                60,400         544      07-01-86        70.0
Missouri
St. Louis
   Kirkham                   30,600         382      04-10-86        57.4
St. Louis
   Reavis Barracks           29,100         317      04-10-86        57.4

Texas
Fort Worth
   East Loop                 36,100         314      04-10-86       100.0
Houston
   Fairdale                 118,700       1,193      10-01-86        70.0
Houston
   Glenvista                 59,200         619      10-01-86        70.0
Houston
   Gulfton                  103,600         882      10-01-86        70.0
Houston
   N. Freeway                96,300         874      10-01-86        70.0
Houston
   Rogerdale                114,700       1,005      10-01-86        70.0
Houston
   S. Gessner               111,100       1,008      10-01-86        70.0
Houston
   West Park                 52,200         418      10-01-86        70.0
Richland Hills
   Baker Blvd.               55,800         408      06-24-86        50.0

Utah
West Valley
   So. 3600 St.              65,900         526      06-10-86       100.0

     The Partnership has no Property interest that involves 10% or more of the Partnership's total assets or gross revenues.

     The weighted average occupancy level for the Properties was 90% for the 12 months ended December 31, 2001 compared to 91% in the same period in 2000. The annual average realized rent per square foot for the Properties was $8.88 in the 12 months ended December 31, 2001, compared to $8.35 in the same period in 2000.

     The weighted average occupancy level for the Properties was 83% for the three months ended March 31, 2002 compared to 89% for the same period in 2001. The annual average realized rent per square foot for the Properties was $9.21 for the three months ended March 31, 2002 compared to $8.62 for the same period in 2001. Higher realized rent per occupied square foot was achieved through more aggressive pricing that was implemented during 2001. The more aggressive rental rates and reductions in the amount of discounts offered, which occurred primarily in the last nine months of 2001, have resulted in a reduction in the average occupancy levels during the first quarter of 2002 compared to prior year. This reduction continues the trend that started in 2001.

     As of the date of this statement, each of the Properties is generating sufficient revenues to cover its operating expenses. None of the Properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of the Properties will continue to be used for its current purpose. At present, the Partnership has no plans for any material renovation or improvement of its properties. However, the Partnership budgets for regular maintenance, repair and upgrade to the Properties. The Partnership believes each of the Properties is adequately covered by insurance.

     Competition exists in all of the market areas in which the Properties are located, and the barriers to entry are relatively low for competitors with the necessary capital. However, the Partnership believes that the current overall demand for space in self-storage facilities is strong, and as reflected in the table below the overall performance of the Properties has generally improved. The Properties are, and will continue after the merger to be, operated as part of the "Public Storage" system by Public Storage, the largest operator of self-storage facilities in the United States.

     Set forth below is a schedule showing the overall occupancy rate and realized rent for the Properties for the periods indicated:

                                              Years ended              Three Months ended
                                              December 31,                  March 31
                                     --------------------------      --------------------
                                       1999       2000       2001      2001         2002
                                       ----       ----       ----      ----         ----
Weighted average occupancy level         92%         91%        90%      89%          83%
Annual realized rent per occupied
  square foot (1)                    $ 8.16       $8.35      $8.88    $8.62        $9.21

---------------
(1) Realized rent per occupied square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

     The Partnership also owns a 2% interest in PSBP jointly with Public
     Storage.

                   DESCRIPTION OF PUBLIC STORAGE'S PROPERTIES

     At March 31, 2002, Public Storage had equity interests (through direct ownership, as well as general and limited partnership interests in 1,392 storage facilities (806 of which were wholly-owned) located in 37 states. Public Storage also has an interest in PS Business Parks, Inc., a REIT that owns and operates commercial properties. None of Public Storage's properties involves 10% or more of Public Storage's total assets or gross revenues.

     For a general description of self-storage facilities, see "Description of Partnership's Properties."

     The following table reflects the geographic diversification of Public Storage's self-storage facilities:

                                               At March 31, 2002
                                 ----------------------------------------------------
                                                             Net Rentable Square Feet
                                 Number of Facilities(1)          (in thousands)
                                 -------------------------   ------------------------
      California:
          Northern                            139                       7,817
          Southern                            162                      10,564
      Texas                                   165                      11,190
      Florida                                 141                       8,459
      Illinois                                 94                       5,816
      Georgia                                  62                       3,626
      Colorado                                 51                       3,199
      New Jersey                               40                       2,369
      Washington                               40                       2,598
      Maryland                                 40                       2,284
      Missouri                                 38                       2,172
      Virginia                                 37                       2,247
      New York                                 36                       2,127
      Ohio                                     31                       1,925
      Oregon                                   25                       1,171
      Tennessee                                25                       1,494
      North Carolina                           24                       1,266
      South Carolina                           24                       1,082
      Kansas                                   22                       1,316
      Nevada                                   22                       1,409
      Alabama                                  22                         895
      Other states (17 states)                152                       9,306
                                              ---                       -----

          Totals                            1,392                      84,332
                                            =====                      ======

     (1) Includes 1,356 facilities owned by Public Storage and entities controlled by Public Storage. The remaining 36 facilities are owned by entities in which Public Storage has a non-controlling interest.

     As of the date of this statement, each of Public Storage's properties is generating sufficient revenues to cover its operating expenses other than properties in the initial lease-up stage. As of March 31, 2002, only 24 of Public Storage's properties were subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. These 24 properties were encumbered by mortgages in the aggregate amount of $23,026,000, bearing interest at rates ranging from 7.134% to 10.55% per year and maturing between May 2004 and September 2028. Each of Public Storage's properties will continue to be used for its current purpose. At present, Public Storage has no plans for any material renovation or improvement of its properties. However, Public Storage budgets for regular maintenance, repair and upgrade to its properties. Public Storage believes each of its properties is adequately covered by insurance.

     Competition exists in substantially all of the market areas in which Public Storage's storage facilities and commercial properties are located, and the barriers to entry are relatively low for competitors with the necessary capital. However, Public Storage believes that the current overall demand for self-storage facilities commercial space is strong, and as reflected in the table below the overall performance of Public Storage's self-storage facilities and commercial properties has generally improved. More than 10% of Public Storage's net rentable square feet of space are located in each of the Southern California, Texas and Florida market areas. Public Storage's self-storage facilities are operated as part of the "Public Storage" system. Public Storage is the largest operator of self-storage facilities in the United States.

     Set forth below is a schedule showing the overall occupancy rate and realized rent for the 1,260 of the 1,392 self-storage facilities in which Public Storage had an interest at March 31, 2002. These 1,260 facilities reflect a consistent pool of stabilized properties that have been operated under the Public Storage name for each of the periods listed below.

                                              Years ended          Three Months Ended
                                              December 31,               March 31
                                       -------------------------   -------------------
                                       1999     2000      2001      2001      2002
                                       ----     ----      ----      ----      ----
Weighted average occupancy level          91%     91%      89.%       88%      84%
Annual realized rent per occupied
  square foot (1)                      $9.99  $10.44   $11.47     $11.12   $11.85

---------------
(1) Realized annual rent per square foot is computed by annualizing rental income including late charges and administrative fees divided by weighted average occupied square footage for the period.

          DISTRIBUTIONS AND PRICE RANGE OF PUBLIC STORAGE COMMON STOCK

     The Public Storage common stock has been listed on the NYSE since October 19, 1984. The following table sets forth the distributions paid per share on the Public Storage common stock in the periods indicated below and the reported high and low sales prices on the NYSE composite tape for the applicable periods.

                                                                  Distributions
     Calendar Periods                              High     Low     Paid (1)
                                                  ------- ------- -------------
     2000:

           First quarter                          $24.81  $20.88    $0.22
           Second quarter                          24.88   21.25     0.22
           Third quarter                           26.94   23.19     0.82(2)
           Fourth quarter                          24.88   21.13     0.22
     2001:

           First quarter                           26.75   24.13     0.22
           Second quarter                          30.20   26.06     0.22
           Third quarter                           34.85   29.15     0.80(3)
           Fourth quarter                          35.15   32.48     0.45
     2002:

           First quarter                           38.40   33.19     0.45
           Second quarter (through ____, 2002)

     ---------------
     (1)    For GAAP purposes, all distributions were from investment income.

     (2)    Include a special distribution of $0.60 per share.

     (3)    Include a special distribution of $0.35 per share.

     As of March 8, 2002, there were approximately 20,022 record holders of Public Storage common stock. On ________, 2002, the last full trading day prior to the date of this statement, the closing price of the Public Storage common stock was $_____.

     Holders of Public Storage common stock are entitled to receive distributions when, as and if declared by the board of directors out of any funds legally available for that purpose. Public Storage, as a REIT, is required to distribute annually at least 90% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, Public Storage can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year. See "Federal Income Tax Considerations - Taxation of Public Storage as a REIT."

     Public Storage's revolving credit facility with a commercial bank restricts Public Storage's ability to pay distributions in excess of "Funds from Operations" for the prior four fiscal quarters less scheduled principal payments and less capital expenditures. Funds from Operations is defined in the loan agreement generally as net income before gain on sale of real estate, extraordinary loss on early retirement of debt and deductions for depreciation, amortization and non-cash charges. Also, unless full dividends on Public Storage's preferred stock have been paid for all past dividend periods, no dividends may be paid on Public Storage common stock, except in certain instances.

              DISTRIBUTIONS AND MARKET PRICES OF PARTNERSHIP UNITS

          Partnership Distributions. The following table sets forth the distributions paid per Partnership unit (original purchase price $500) in the periods indicated below:

                                                Distribution
                                                ------------
              2000:

                   First Quarter                    $5.95
                   Second Quarter                    5.95
                   Third Quarter                     5.95
                   Fourth Quarter                    5.95

              2001:

                   First Quarter                     5.95
                   Second Quarter                    16.63/(1)/
                   Third Quarter                     7.13
                   Fourth Quarter                    7.13

              2002:

                   First Quarter                     7.13

     ---------------
     (1) Includes a special distribution of approximately $9.50 per unit. See note (5) under "Summary - Summary Financial Information."

     Holders of Partnership Units. As of December 31, 2001, there were approximately 2,356 record holders of Partnership units.

     Sales of Partnership Units. The Partnership units are not listed on any national securities exchange or quoted in the over the counter market, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partners monitor transfers of the units (1) because the admission of the transferee as a substitute limited partner requires the consent of the general partners under the partnership agreement, (2) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes and (3) because Public Storage has purchased units. However, the general partners do not have information regarding the prices at which all secondary sales transactions in the units have been effectuated. Various organizations offer to purchase and sell limited partnership interests (such as the units) in secondary sales transactions. Various publications such as The Stanger Report summarize and report information (on a monthly, bimonthly or less frequent basis) regarding secondary sales transactions in limited partnership interests (including the units), including the prices at which such secondary sales transactions are effectuated.

     The general partners estimate, based solely on the transfer records of the Partnership and the Partnership's transfer agent, that the number of Partnership units transferred in sales transactions (i.e., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                                  Number of Total             Percentage of               Number of
Year                           Units Transferred(1)         Units Outstanding          Transactions(1)
------------------------     ------------------------     ---------------------      -------------------
1999                                 906 (2)                       .60%                      50 (2)
2000                                 935 (3)                       .62%                      34 (3)
2001                               1,588 (4)                      1.06%                      82 (4)
2002 (through January 1)             642 (5)                       .43%                      33 (5)

---------------
(1) Transfers are recorded quarterly on the Partnership's records, as of the first day following each calendar quarter.

(2)  In 1999, Public Storage purchased a total of 351 units in 21 transactions:
     20 units at $350 per unit and 331 units at $351 per unit.

(3) In 2000, Public Storage purchased a total of 682 units in 22 transactions at $351 per unit.

(4) In 2001, Public Storage purchased a total of 1,228 units in 45 transactions at $351 per unit.

(5) In 2002 (through April 1), Public Storage purchased 565 units in 13 transactions at $351 per unit.

     All of the purchases of Partnership units described in notes (2), (3) and
(4) above were acquired directly from limited partners or through secondary firms of the type described below under "Information From The Stanger Report Regarding Sales Transactions."

     Information Obtained from Dean Witter Regarding Sales Transactions. Dean Witter Reynolds Inc. ("Dean Witter") was the dealer-manager for the Partnership's initial offering of Units. Set forth below is information obtained from Dean Witter on the high and low sale price per Unit for sale transactions during each quarter of 2000 and 2001 and the first quarter of 2002:

                              Per Unit Transaction Price (1)(2)       Number          Number of
                              ---------------------------------
                                   High               Low          of Sales(2)      Units Sold(2)
                              --------------    ---------------  ---------------  -----------------
2000
     First Quarter                 $344.32          $344.32                 1               64
     Second Quarter                 344.56           344.56                 1              100
     Third Quarter                  340.00           340.00                 1               20
     Fourth Quarter                      -                -                 -                -
2001

     First Quarter                       -                -                 -                -
     Second Quarter                      -                -                 -                -
     Third Quarter (3)                   -                -                 -                -
     Fourth Quarter (3)                  -                -                 -                -
2002

     First Quarter                       -                -                 -                -

---------------
(1)  The original purchase price was $500 per Unit.

(2) This information was compiled by Dean Witter in the ordinary course based upon reports made of negotiated sales. The price information represents the prices reported to have been paid by the buyers to the sellers net of commissions.

(3)  Dean Witter did not compile information during these quarters.

     Information From The Stanger Report Regarding Sales Transactions. The information set forth below is extracted from sections of the Spring 1999, Summer 1999, September 30, 1999, December 31, 1999, March 31, 2000, June 30, 2000, September 30, 2000, December 31, 2000, March 31, 2001, June 30, 2001,
Third Quarter 2001, Fourth Quarter 2001 and First Quarter 2002 issues of The Stanger Report captioned "Limited Partnership Secondary-Market Prices" and additional information provided to the General Partners by Stanger. Those publications (the "Stanger Publications") summarize secondary market prices for public limited partnerships based on actual transactions during the reporting periods listed on the tables below. The following secondary-market firms provided high and low price data to The Stanger Report for some or all of the reporting periods: A-1 Partnership Service Network - (800) 483-0776, (727) 596-9898; American Partnership Board - (800) 736-9797, (480) 368-6400; DCC
Securities Corp. - (800) 945-0440, (212) 370-1090; Fox & Henry, Inc. - (630)
325-4445; Frain Asset Management - (800) 654-6110; MacKenzie-Patterson Securities - (800) 854-8357, (510) 631-9100; National Partnership Exchange -
(800) 356-2739, (813) 636-9299; Newport Financial Corp. - (877) 552-3200; New
York Partnership Exchange - (800) 444-7357, (941) 955-8816; Northcoast Securities - (561) 496-5387; Pacific Partnership Group - (800) 727-7244; and The Partnership Marketing Company - (888) 824-8600, (707) 824-8600.

     The information regarding sale transactions in Partnership units from the Stanger Publications and Stanger is as follows:

                                     Per Unit Transaction Price(1)

            Reporting period            High             Low            No. of Units(2)
        -------------------------    ---------       -------------     ----------------
        2000
        ----

        January 1 - March 31            352.00          352.00                100
        April 1 - June 30               352.00          297.37                 57
        July 1 - September 30           343.50          303.00                 27
        October 1 - December 31         359.00          303.00                 10

        2001
        ----

        January 1 - March 31            361.50          317.50                240
        April 1 - June 30                   --              --                 --
        July 1 - September 30           365.00          365.00                120
        October 1 - December 31             --              --                 --

        2002
        ----

        January 1 - February 28         368.00          290.00                170

     ------------------
    (1) The original purchase price was $500 per Unit. Public Storage does not know whether the transaction prices shown are before or after commissions.

    (2)      Public Storage does not know the number of transactions.

     The information from The Stanger Report contained above is provided without verification by Public Storage and is subject to the following qualifications in The Stanger Report: "Limited partnerships are designed as illiquid, long-term investments. Secondary-market prices generally do not reflect the current value of partnership assets, nor are they indicative of total return since prior cash distributions and tax benefits received by the original investor are not reflected in the price. Transaction prices are not verified by Robert A. Stanger & Co."

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                   DESCRIPTION OF PUBLIC STORAGE CAPITAL STOCK

       Public Storage is authorized to issue 200,000,000 shares of Public Storage common stock, par value $.10 per share, 7,000,000 shares of Public Storage class B common stock, par value $.10 per share, 50,000,000 shares of preferred stock, par value $.01 per share and 200,000,000 shares of equity stock, par value $.01 per share. At March 31, 2002, Public Storage had outstanding 115,792,541 shares of Public Storage common stock (excluding shares issuable upon conversion of convertible securities and shares subject to options), 7,000,000 shares of Class B Common Stock, 11,168,500 shares of preferred stock (of which 62,500 shares were represented by 62,500,000 depositary shares) and 4,523,320.338 shares of equity stock (of which 8,776.102 shares were represented by 8,776,102 depository shares).

Common Stock

       The following description of Public Storage common stock sets forth certain general terms and provisions of Public Storage common stock. The statements below describing Public Storage common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Public Storage's articles of incorporation and bylaws.

       Public Storage shareholders will be entitled to receive dividends when, as and if declared by Public Storage's Board of Directors, out of funds legally available therefor. Payment and declaration of dividends on Public Storage common stock and purchases of shares thereof by Public Storage will be subject to certain restrictions if Public Storage fails to pay dividends on outstanding preferred stock. See "- Preferred Stock." Upon any liquidation, dissolution or winding up of Public Storage, holders of Public Storage common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of Public Storage and the preferential amounts owing with respect to any outstanding preferred stock. Holders of Public Storage common stock have no preemptive rights, which means they have no right to acquire any additional shares of Public Storage common stock that may be issued by Public Storage at a subsequent date.

       Each outstanding share of Public Storage common stock entitles the holder to one vote on all matters presented to Public Storage shareholders for a vote, with the exception that Public Storage shareholders have cumulative voting rights with respect to the election of the Board of Directors, in accordance with California law. Cumulative voting entitles each Public Storage shareholder to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A Public Storage shareholder may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as the Public Storage shareholder chooses. Public Storage shareholders have no preemptive or other rights to subscribe for or purchase additional shares of Public Storage common stock. All outstanding shares of Public Storage common stock are fully paid and nonassessable.

Ownership Limitations

       In a series of transactions among Public Storage Management, Inc. and its affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger of PSMI into Storage Equities, Inc., Storage Equities became self-administered and self-managed, acquired substantially all of PSMI's United States real estate interests and was renamed "Public Storage, Inc."

       For Public Storage to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to maintain its qualification as a REIT, Public Storage's articles of incorporation and bylaws provide certain restrictions on the shares of capital stock that any Public Storage shareholder may own.

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       Public Storage's articles of incorporation and bylaws provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (A) 2.0% of the outstanding shares of all common stock of Public Storage, or (B) 9.9% of the outstanding shares of each class or series of shares of preferred stock or equity stock of Public Storage. The articles of incorporation and bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person (including the Hughes family) at the time of the PSMI Merger. This ownership limitation was established in order to assist in preserving Public Storage's REIT status in view of the Hughes family's substantial ownership interest in Public Storage. See "Federal Income Tax Considerations - Taxation of Public Storage as a REIT."

       Public Storage's Board of Directors, in its sole and absolute discretion, may grant an exception to the ownership limits to any person so requesting, so long as (A) the Board of Directors has determined that, after giving effect to
(x) an acquisition by such person of beneficial ownership (within the meaning of the Code) of the maximum amount of capital stock of Public Storage permitted as a result of the exception to be granted and (y) assuming that the four other persons who would be treated as "individuals" for the purposes of Section 542(a)(2) of the Code and who would beneficially own the largest amounts of stock of Public Storage (determined by value) beneficially own the maximum amount of capital stock of Public Storage permitted under the ownership limits (or any waivers of the ownership limits granted with respect to such persons), Public Storage would not be "closely held" within the meaning of Section 856(h) of the Code and would not otherwise fail to qualify as a REIT, and (B) such person provides to Public Storage's Board of Directors such representations and undertakings as the Board of Directors may require. Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Code, any shares of any class of Public Storage's capital stock if such ownership or acquisition (i) would cause more than 50% in value of Public Storage's outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in Public Storage's stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in Public Storage's failing to qualify as a REIT.

       Public Storage's articles of incorporation and bylaws provide that, if any holder of Public Storage's capital stock purports to transfer shares to a person or there is a change in the capital structure of Public Storage and either the transfer or the change in capital structure would result in Public Storage failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the stock being transferred (or in the case of an event other than a transfer, the stock beneficially owned) which would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by Public Storage that the shares have been transferred to a trust shall be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee of the trust will have all rights to dividends with respect to shares of stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the restrictions on ownership or transfer in the Public Storage articles of incorporation or bylaws in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or
(ii) if the transfer or other event that resulted in the transfer of the shares of the trust was not a transaction in which the purported transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

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Class B Common Stock

       The Public Storage class B common stock:

       (1) Participates in distributions (other than liquidating distributions) at the rate of 97% of the per share distributions on the Public Storage common stock, provided that cumulative distributions of at least $.22 per quarter (beginning with the fourth quarter of 1995) per share have been paid on the Public Storage common stock;

       (2) Does not participate in liquidating distributions;

       (3) Is not entitled to vote (except as expressly required by California law); and

       (4) Will automatically convert into Public Storage common stock, on a share for share basis, upon the later to occur of funds from operations per common share aggregating $3.00 during any period of four consecutive calendar quarters or January 1, 2003.

       For these purposes:

       (1) Funds from operations means net income (loss) (computed in accordance with GAAP) before (i) gain (loss) on early extinguishment of debt, (ii) minority interest in income and (iii) gain (loss) on disposition of real estate, adjusted as follows: (i) plus depreciation and amortization (including Public Storage's pro-rata share of depreciation and amortization of unconsolidated equity interests and amortization of assets acquired in the PSMI Merger, including property management agreements and goodwill), and (ii) less funds from operations attributable to minority interest. Funds from operations is a supplemental performance measure for equity REITs as defined by the National Association of Real Estate Investment Trusts, Inc. This definition does not specifically address the treatment of minority interest in the determination of funds from operations or the treatment of the amortization of property management agreements and goodwill. In the case of Public Storage, funds from operations represents amounts attributable to its shareholders after deducting amounts attributable to the minority interests and before deductions for the amortization of property management agreements and goodwill. Funds from operations does not take into consideration scheduled principal payments on debt, capital improvements, distributions and other obligations of Public Storage. Accordingly, funds from operations is not a substitute for Public Storage's cash flow or net income as a measure of its liquidity or operating performance or ability to pay distributions.

       (2) Funds from operations per Common Share means funds from operations less preferred stock dividends (less dividends on the preferred stock and the equity stock) divided by the outstanding weighted average shares of Public Storage common stock assuming conversion of all outstanding convertible securities and the Public Storage class B common stock.

Preferred Stock

       Public Storage is authorized to issue 50,000,000 shares of preferred stock, $.01 par value per share. Public Storage's articles of incorporation provide that the preferred stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred stock.

       At March 31, 2002, Public Storage had 15 series of senior preferred stock outstanding and had reserved for issuance, upon conversion of preferred units in an operating partnership, an additional two series. In all respects, each of the series of senior preferred stock ranks on a parity with each other. Each of the series of senior preferred stock: (1) has a stated value of $25 per share, (2) in preference to the holders of shares of the common stock and any other capital stock ranking junior to the senior preferred stock as to payment of dividends, provides for cumulative quarterly dividends calculated as a percentage of the stated value (ranging from 7.625% to 10% per year in the case of the 12 series of fixed rate senior preferred stock and a rate adjustable quarterly ranging from 6.75% to 10.75% per year in the case of a series of adjustable rate senior preferred stock) and (3) is subject to redemption, in whole or in

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

part, at the option of Public Storage at a cash redemption price of $25 per share, plus accrued and unpaid dividends (on and after June 30, 1999 in the case of the adjustable rate senior preferred stock and on or after various dates between August 31, 2002 and October 31, 2006 in the case of the series of fixed rate senior preferred stock).

       In the event of any voluntary or involuntary liquidation, dissolution or winding up of Public Storage, the holders of each of the series of senior preferred stock will be entitled to receive out of Public Storage's assets available for distribution to stockholders, before any distribution of assets is made to holders of Public Storage common stock or any other shares of capital stock ranking as to such distributions junior to the senior preferred stock, liquidating distributions in the amount or equivalent amount of $25 per share, plus all accrued and unpaid dividends.

       Except as expressly required by law and in certain other limited circumstances, the holders of the senior preferred stock are not entitled to vote. The consent of holders of at least 66-2/3% of the outstanding shares of the senior preferred stock (and any other series of preferred stock ranking on a parity therewith), voting as a single class, is required to authorize another class of shares senior to such preferred stock.

Equity Stock

       Public Storage is authorized to issue 200,000,000 shares of equity stock, $.01 par value per share. At March 31, 2002, Public Storage had 4,523,320.338 outstanding shares of equity stock (of which 8,776.102 shares were represented by 8,776,102 depositary shares), which rank on a parity with the Public Storage common stock. Public Storage's articles of incorporation provide that the equity stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, redemption provisions and liquidation rights of each series of equity stock. Holders of equity stock have no preemptive rights. The shares of equity stock will be, when issued, fully paid and nonassessable.

Effects of Issuance of Capital Stock

       The issuance of Public Storage common stock and the issuance of preferred stock or equity stock with special voting rights could be used to deter attempts by a single shareholder or group of shareholders to obtain control of Public Storage in transactions not approved by Public Storage's Board of Directors. Public Storage has no intention to issue Public Storage common stock or the preferred stock or equity stock for such purposes.

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         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                    RESULTS OF OPERATIONS OF THE PARTNERSHIP

Forward Looking Statements

       When used within this document, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements" within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21F of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Partnership to be materially different from those expressed or implied in the forward looking statements. Such factors include the risk factors outlined at the end of this discussion and the impact of competition from new and existing real estate facilities which could impact rents and occupancy levels at the real estate facilities that the Partnership's has an interest in; the risk of terrorist attacks; the Partnership's ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Partnerships; and the impact of general economic conditions upon rental rates and occupancy levels at the real estate facilities that the Partnership has an interest in.

Critical Accounting Policy - Impairment of Long Lived Assets

Impairment of Long Lived Assets

       Substantially all of the Partnership's assets consist of long-lived assets, primarily real estate. We evaluate our long-lived assets on a quarterly basis for indicators of impairment. When indicators of impairment are detected, we evaluate the recoverability of such long-lived assets. To the extent that the estimated future undiscounted cash flows are less than the respective book value, an impairment charge is recorded. The Partnership has determined at March 31, 2002 that no such impairments existed and, accordingly, no impairment charges have been recorded.

       Future events could cause us to conclude that our long-lived assets are impaired. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.

Estimated Useful Lives of Long-Lived Assets

       Substantially all of the Partnership's assets consist of depreciable, long-lived assets. We record depreciation expense with respect to these assets based upon their estimated useful lives. Any change in the estimated useful lives of those assets, caused by functional or economic obsolescense or other factors, could have a material adverse impact on our financial condition or results of operations.

Results of Operations

Three months ended March 31, 2002 compared to three months ended March 31, 2001:

       The Partnership's net income for the three months ended March 31, 2002 was $1,093,000 compared to $956,000 for the three months ended March 31, 2001, representing an increase of $137,000, or 14.3%. The increase is primarily due to the Partnership's share ($120,000) of a gain on disposition of real estate recorded by PS Business Parks and our share of improved properties operations at the Mini Warehouse Properties.

       Property Operations: Rental income for our wholly-owned mini-warehouse property was $161,000 compared to $159,000 for the three months ended March 31, 2002 and 2001, respectively, representing an increase of $2,000, or 1.3%. Cost of operations (including management fees) remained stable at $64,000 for the three months ended March 31, 2002 and 2001. Accordingly, for our wholly-owned mini-warehouse property, property net operating income increased by $2,000, or 2.1%, from $95,000 to $97,000 for the three months ended March 31, 2001 and 2002, respectively.

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       Equity in Earnings of Real Estate Entities: Equity in earnings of real estate entities was $1,051,000 in the three months ended March 31, 2002 as compared to $878,000 during the three months ended March 31, 2001, representing an increase of $173,000, or 19.7%. The increase is primarily due to the Partnership's share ($120,000) of a gain on disposition of real estate recorded by PS Business Parks and our share of improved properties operations at the Mini Warehouse Properties.

       Interest Income: Interest income decreased by $14,000 from $47,000 for the three months ended March 31, 2001 to $33,000 for the three months ended March 31, 2002, due primarily to lower invested cash balances.

       Depreciation and Amortization: Depreciation and amortization decreased $1,000, or 2.8%, from $36,000 to $35,000 for the three months ended March 31, 2001 and 2002, respectively.

       Administrative: Administrative expense increased $25,000, or 89.3%, from $28,000 for the three months ended March 31, 2001 to $53,000 for the three months ended March 31, 2002. This increase is primarily due to the timing of certain state tax expenditures.

Year ended December 31, 2001 compared to year ended December 31, 2000:

       The Partnership's net income was $4,102,000 in 2001 compared to $3,558,000 in 2000, representing an increase of $544,000, or 15.3%. The increase is due primarily to the Partnership's share of an improvement in operations of the mini-warehouses in which the Partnership has an interest (the
"Mini-Warehouse Properties") and a decrease in depreciation allocated to the Partnership with respect to the joint venture.

       Property Operations: Rental income for the Partnership's wholly-owned mini-warehouse properties was $659,000 in 2001 compared to $605,000 during 2000, representing an increase of $54,000, or 8.9%. Cost of operations (including management fees) decreased $31,000, or 10.7%, to $260,000 in 2001 from $291,000 during 2000. Accordingly, for the Partnership's mini-warehouse operations, property net operating income increased by $85,000, or 27.1%, from $314,000 in 2000 to $399,000 in 2001.

       Equity in earnings of real estate entities: Equity in earnings of real estate entities was $3,801,000 in 2001 as compared to $3,395,000 during 2000, representing an increase of $406,000, or 12.0%. The increase is due primarily to the Partnership's share of an improvement in operations of the Mini-Warehouse Properties and a decrease in depreciation allocated to the Partnership with respect to the joint venture.

       Depreciation and Amortization: Depreciation and amortization attributable to the Partnership's wholly-owned mini-warehouse properties decreased $7,000, or 4.6% from $153,000 in 2000 to $146,000 during 2001.

Supplemental Property Data

       During 2002, 2001 and 2000, a majority of the Partnership's net income was from the Partnership's share of the operating results of the Mini-Warehouse Properties. Therefore, in order to evaluate the Partnership's operating results, the General Partners analyze the operating performance of the Mini-Warehouse Properties.

       Three months ended March 31, 2002 compared to three months ended March 31, 2001: Rental income for the Mini-Warehouse Properties was $3,211,000 compared to $3,178,000 for the three months ended March 31, 2002 and 2001, respectively, representing an increase of $33,000, or 1.0%. The increase in rental income is primarily attributable to increased rental rates at the Mini-Warehouse Properties, partially offset by a decrease in average occupancy rates. The annual average realized rent per square foot for the Mini-Warehouse Properties was $9.21 compared to $8.62 for the three months ended March 31, 2002 and 2001, respectively. The weighted average occupancy levels at the Mini-Warehouse Properties decreased from 89% to 83% for the three months ended March 31, 2001 and 2002, respectively. Cost of operations (including management fees) decreased $7,000, or 0.6%, to $1,226,000 from $1,233,000 for the three months ended March 31, 2002 and 2001, respectively. This decrease is primarily attributable to lower advertising expenses offset by higher payroll, and property tax expenses.

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

Accordingly, for the Mini-Warehouse Properties, property net operating income increased by $40,000, or 2.1%, from $1,945,000 to $1,985,000 for the three months ended March 31, 2001 and 2002, respectively.

       Year ended December 31, 2001 compared to the year ended December 31, 2000: Rental income for the Mini-Warehouse Properties was $13,355,000 in 2001 compared to $12,766,000 during 2000, representing an increase of $589,000, or 4.6%. The increase in rental income was primarily attributable to increased rental rates. The annual average realized rent per square foot was $8.88 in 2001 compared to $8.35 in 2000. The weighted average occupancy levels decreased from 91% in 2000 to 90% in 2001. Cost of operations (including management fees) increased $13,000, or 0.3%, to $5,197,000 during 2001 from $5,184,000 in 2000.
This increase was primarily attributable to increases in advertising and promotion. Accordingly, for the Mini-Warehouse Properties, property net operating income increased by $576,000, or 7.6%, from $7,582,000 in 2000 to $8,158,000 during 2001.

Liquidity and Capital Resources

       We have adequate sources of cash to finance operations, both on a short-term and long-term basis, primarily from internally generated cash from property operations and cash reserves. Cash generated from operations and distributions from real estate entities ($1,341,000 for the three months ended March 31, 2002) has been sufficient to meet all our current obligations.

       During 2002, we do not anticipate incurring significant costs for capital improvements for our wholly-owned property. Total capital improvements for the three months ended March 31, 2002 with respect to this property is $3,000.

       Total distributions paid to the General Partners and the Limited Partners (including per Unit amounts) for 2002 (year to date) and prior years were as follows:

                                           Total           Per Unit
                                    ------------------    ----------
           2002 (first quarter)         $1,201,000          $ 7.13
           2001                          6,202,000           36.84
           2000                          4,005,000           23.80
           1999                          5,606,000           33.30
           1998                          4,007,000           23.80
           1997                          5,007,000           29.74
           1996                          4,008,000           23.80
           1995                          4,007,000           23.80
           1994                          4,007,000           23.80
           1993                          3,265,000           19.40
           1992                          3,026,000           17.97
           1991                          4,041,000           24.00
           1990                          3,523,000           20.93
           1989                          3,368,000           20.00
           1988                          3,629,000           21.55
           1987                          4,418,000           26.25
           1986                          3,544,000           24.87

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          The Partnership, in prior years, made regular distributions based on estimated cash available for distribution (cash flow from all sources, less cash necessary for capital improvement needs and to establish reserves). The General Partners would periodically make special distributions if cash available for distribution exceeded its original estimates or if it adjusted the Partnership's cash reserve levels. The General Partners distributed, concurrent with the regular distribution for the second quarter of 2001, a special distribution of $9.50 per Unit. Future distribution levels will be based on the General Partners' estimate of on-going cash available for distributions (cash flow from all sources, less cash necessary for capital improvement needs and to establish reserves). The Partnership does not anticipate any material changes in its reserve requirements for capital improvements or other items.

Risk Factors

          In addition to the other information in the Information Statement, you should consider the following factors in evaluating the Partnership:

Since our business consists primarily of acquiring and operating real estate, we are subject to real estate operating risks.

          The value of our investments may be reduced by general risks of real estate ownership: Since we derive substantially all of our income from real estate operations, we are subject to the general risks of owning real estate-related assets, including:

..    lack of demand for rental spaces or units in a locale;

..    changes in general economic or local conditions;

..    changes in supply of or demand for similar or competing facilities in an area;

..    potential terrorist attacks;

..    the impact of environmental protection laws;

..    changes in interest rates and availability of permanent mortgage funds which may render the sale or financing of a property difficult or unattractive; and

..    changes in tax, real estate and zoning laws.

          There is significant competition among self-storage facilities: All of the properties the Partnership has an interest in are self-storage facilities. Competition in the market areas in which many of our properties are located is significant and has affected the occupancy levels, rental rates and operating expenses of some of our properties. Any increase in availability of funds for investment in real estate may accelerate competition. Further development of self-storage facilities may intensify competition among operators of self-storage facilities in certain market areas in which we operate.

          We may incur significant environmental costs and liabilities: As an owner of real properties, under various federal, state and local environmental laws, we are required to clean up spills or other releases of hazardous or toxic substances on or from our properties. Certain environmental laws impose liability whether or not the owner knew of, or was responsible for, the presence of the hazardous or toxic substances. In some cases, liability may not be limited to the value of the property. The presence of these substances, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

          We have conducted preliminary environmental assessments on the properties the Partnership has an interest in to evaluate the environmental condition of, and potential environmental liabilities associated with, our properties.

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These assessments generally consist of an investigation of environmental conditions at the property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. In connection with these property assessments, we have become aware that prior operations or activities at some facilities or from nearby locations have or may have resulted in contamination to the soil or groundwater at these facilities. In this regard, some of our facilities are or may be the subject of federal or state environment investigations or remedial actions. Although we cannot provide any assurance, based on the preliminary environmental assessments, we believe we have funds available to cover any liability from environmental contamination or potential contamination and we are not aware of any environmental contamination of our facilities material to our overall business, financial condition or results of operation.

                        FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion summarizes the material federal income tax considerations that are generally applicable to the public limited partners as a result of the merger and as a result of the subsequent ownership and disposition of shares of Public Storage common stock for limited partners that do not make a cash election. Because this summary only addresses the federal income tax consequences that generally apply to all limited partners, it may not contain all the information that may be important in your specific circumstances. As you review this discussion, you should keep in mind that:

          (1) The tax consequences to you may vary depending on your particular tax situation;

          (2) Special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code;

          (3) This summary does not address state, local or foreign tax considerations;

          (4) This summary concerning Public Storage common shareholders deals only with those shareholders that hold common shares as "capital assets," within the meaning of Section 1221 of the Internal Revenue Code; and

          (5) This discussion is not intended to be, and should not be construed as, tax advice.

          You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of the merger and acquiring, owning and disposing of Public Storage common shares in your individual tax situation, including any state, local or foreign tax consequences.

          The information in this section is based on the current Internal Revenue Code, current, temporary and proposed treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as reflected in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Except as described under "--Taxation of Public Storage as a REIT--Income Tests Applicable to REITs," Public Storage has not obtained any rulings from the Internal Revenue Service concerning the tax treatment of the matters discussed below. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

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Opinion of Counsel

         A. Timothy Scott, tax counsel and senior vice president of Public Storage, has reviewed the discussion under the heading "Federal Income Tax Considerations" and is of the opinion that: (i) the discussion describes the material federal income tax considerations to the public limited partners as a result of the merger and as a result of the subsequent ownership of Public Storage common stock for limited partners that do not make a cash election, and
(ii) Public Storage has been organized and operated so as to meet the requirements for qualification as a REIT for each of its three most recently completed fiscal years (1999, 2000 and 2001) and that its organization and proposed method of operation should enable it to continue to meet those requirements. As is noted below, Public Storage's qualification and taxation as a REIT depends upon both Public Storage's satisfaction in the past, and Public Storage's ability to meet on a continuing basis in the future, through actual annual operating and other results, the various requirements under the Code relating to, among other things, the sources of its gross income, the lack of "C" corporation earnings and profits, the composition of its assets, the levels of distributions to shareholders, and the diversity of its stock ownership. Tax counsel has relied upon representations of management with respect to these matters and has not reviewed or audited, and will not review or audit, compliance with these requirements and does not express an opinion about those representations. Accordingly, no assurance can be given that Public Storage has satisfied or will satisfy the requirements under the Code for qualification and taxation as a REIT for any given taxable year. The opinion is not binding upon the IRS or the courts, and there can be no assurance that the IRS would not seek to assert a contrary position. Also, there cannot be any assurance that future legislative, judicial or administrative changes (which could be retroactive in effect) will not adversely affect the conclusions reached in the opinion or the discussion set forth below. Finally, the opinion is expressly limited to the specific conclusions described in the first sentence of this section and does not purport to address any other federal, state, local or foreign tax consequences that may result from the merger or any other transaction.

The Merger

         The merger will be treated for federal income tax purposes as a taxable sale of the Partnership Units held by public limited partners, both for limited partners electing to receive cash and for those electing to receive Public Storage common stock. Taxable public limited partners will be taxed on the difference between the adjusted basis of their units and the amount of cash received or the fair market value of the Public Storage common stock received. Public Storage estimates that taxable public limited partners who acquired their units in the original offering will recognize a capital gain of approximately $294 per unit as a result of the merger (assuming that the merger is effective as of the end of the second quarter of 2002), a portion of which may be subject to tax as unrecaptured Section 1250 gain. The particular tax consequences of the merger for a public limited partner will depend upon a number of factors related to his or her tax situation, including the tax basis of the limited partner's units, and the tax impact could be quite different for public limited partners who acquired their units after the original offering.

         To the extent that a taxable public limited partner recognizes a capital loss as a result of the merger, the loss generally can be applied to offset capital gain from other sources. Individuals may use capital losses in excess of capital gains to offset up to $3,000 of ordinary income in any single year ($1,500 for a married individual filing a separate return). Any capital losses that are not used currently can be carried forward for use in subsequent years. A corporation's capital losses in excess of current capital gains generally may be carried back three years, with any remaining unused portion available to be carried forward for five years.

         The merger is not expected to be a taxable event for Public Storage, which will retain its existing interests in the Partnership and will be treated as having purchased the interests of the public limited partners.

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Taxation of Public Storage as a REIT

          General. Public Storage elected to be taxed as a REIT under the
          -------
Internal Revenue Code beginning with its taxable year ended December 31, 1981. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable distribution requirements and other requirements for REIT qualification.

          Public Storage believes that it has been organized and operated, and it intends to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that Public Storage has qualified or will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon Public Storage's ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Internal Revenue Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in Public Storage's circumstances, Public Storage cannot provide any assurance that its actual operating results will satisfy the requirements for taxation as a REIT under the Internal Revenue Code for any particular taxable year.

          So long as Public Storage qualifies for taxation as a REIT, Public Storage generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. This treatment substantially eliminates the "double taxation" (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. However, Public Storage will be subject to federal income tax as follows:

          (1) Public Storage will be taxed at regular corporate rates on any undistributed "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

          (2) Under some circumstances, Public Storage may be subject to the "alternative minimum tax" on its items of tax preference.

          (3) If Public Storage has net income from the sale or other disposition of "foreclosure property" (generally property acquired through foreclosure after a default on a loan secured by the property or a lease of the property) that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, this income will be subject to tax at the highest corporate rate.

          (4) Public Storage's net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business.

          (5) If Public Storage fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but still maintains its qualification as a REIT because other requirements are met, Public Storage will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of its gross income exceeds the amount of its income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of its gross income exceeds the amount of its income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect Public Storage's profitability.

          (6) Public Storage will be subject to a 4% excise tax if Public Storage fails to distribute during each calendar year at least the sum of:

               (a)  85% of its REIT ordinary income for the year;

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               (b)  95% of its REIT capital gain net income for the year; and

               (c)  any undistributed taxable income from prior taxable years.

               The tax applies to the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid.

          (7) Public Storage will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Public Storage, its tenants, and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

          In addition, Public Storage could be liable for specified tax liabilities inherited from a taxable "C" corporation, if Public Storage acquired or acquires assets from such a corporation in a carryover basis transaction (such as in the case of its 1995 merger with Public Storage Management). Public Storage also has acquired assets in carryover basis merger transactions with a number of REITs (including its 1999 merger with Storage Trust Realty). If any such acquired REIT failed to qualify as a REIT at the time of its merger into Public Storage, it would have been a "C" corporation and Public Storage also would be liable for tax liabilities inherited from it.

          When assets are acquired from a "C" corporation in a carryover basis transaction, the "C" corporation is generally required to recognize gain with respect to the assets' "built-in gain." Built-in gain is the amount by which an asset's fair market value exceeds its adjusted basis. As the successor to these acquired entities, Public Storage would be liable for any tax owed by them as a result of the recognition of built-in gain. Applicable treasury regulations, however, allow an acquiring REIT, such as Public Storage, to make an election to avoid the recognition of gain and the imposition of corporate level tax on a built-in gain asset acquired in a carryover basis transaction from a "C" corporation unless and until the acquiring REIT disposes of that built-in gain asset during the 10-year period following the asset's acquisition, at which time the acquiring REIT would recognize, and would be subject to the highest regular corporate rate of tax on, the built-in gain. Public Storage elected to be subject to these 10-year built-in gain rules in connection with its merger with Public Storage Management. Similar rules would apply if in the future Public Storage acquires assets from a "C" corporation in a carryover basis transaction.

          Requirements for Qualification as a REIT. The Internal Revenue Code
          ----------------------------------------
defines a REIT as a corporation, trust or association:

          (1)  that is managed by one or more trustees or directors;

          (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

          (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

          (4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

          (5)  the beneficial ownership of which is held by 100 or more persons;

          (6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

          (7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative

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

               requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

          (8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations; and

          (9) that meets other applicable tests, including those described below regarding the nature of its income and assets and the amount of its distributions.

          Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition
(6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

          Public Storage believes that it has issued sufficient shares with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6) above. In addition, Public Storage's organizational documents contain restrictions regarding the transfer of its capital stock that are intended to assist it in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The ownership restrictions in Public Storage's articles of incorporation and bylaws generally prohibit the actual or constructive ownership of more than 2% of the outstanding shares of common stock (excluding the interest held by the Hughes family) or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock or equity stock, unless an exception is established by the board of directors. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of Public Storage's outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of stock necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a designated charitable beneficiary. See "Description of Public Storage Capital Stock--Ownership Limitations." At the time of the merger with Public Storage Management, to further assist Public Storage in meeting the ownership restrictions, the Hughes family entered into an agreement with Public Storage for the benefit of Public Storage and certain designated charitable beneficiaries providing that if, at any time, for any reason, more than 50% in value of Public Storage's outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of Public Storage's common stock owned by Wayne Hughes necessary to cure such violation would automatically and irrevocably be transferred to a designated charitable beneficiary.

          The REIT protective provisions of Public Storage's organizational documents and the agreement with the Hughes family were modeled after certain arrangements that the Internal Revenue Service ruled in private letter rulings would preclude a REIT from being considered to violate the ownership restrictions so long as the arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the Internal Revenue Service might not seek to take a different position concerning Public Storage (a private letter ruling is legally binding only as to the taxpayer to whom it was issued and Public Storage will not seek a private ruling on this or any other issue) or contend that Public Storage failed to enforce these various arrangements. Accordingly, there can be no assurance that these arrangements necessarily will preserve Public Storage's REIT status.

          To monitor compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. For taxable years commencing on or after January 1, 1998, if Public Storage complies with the annual letters requirement and does not know, or exercising reasonable diligence, would not have known, of a failure to meet condition (6) above, then Public Storage will be treated as having met condition (6) above.

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          To qualify as a REIT, Public Storage cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. As a result of various transactions, including the 1995 merger with Public Storage Management, the 1999 merger with Storage Trust Realty and mergers with other affiliated REITs, Public Storage has succeeded to certain tax attributes of various entities and their predecessors, including any undistributed earnings and profits. Public Storage does not believe that it has acquired any undistributed earnings and profits and Public Storage believes that the REITs with which it has merged qualified as REITs at the time of acquisition. However, neither these entities nor Public Storage has sought an opinion of counsel or outside accountants to the effect that Public Storage did not acquire any earnings and profits. There can be no assurance that the Internal Revenue Service would not contend otherwise on a subsequent audit.

          If the Internal Revenue Service determined that Public Storage inherited undistributed non-REIT earnings and profits and that Public Storage did not distribute the non-REIT earnings and profits by the end of that taxable year, it appears that Public Storage could avoid disqualification as a REIT by using "deficiency dividend" procedures to distribute the non-REIT earnings and profits. The deficiency dividend procedures would require Public Storage to make a distribution to shareholders, in addition to the regularly required REIT distributions, within 90 days of the Internal Revenue Service determination. In addition, Public Storage would have to pay to the Internal Revenue Service interest on 50% of the non-REIT earnings and profits that were not distributed prior to the end of the taxable year in which Public Storage inherited the undistributed non-REIT earnings and profits. If, however, Public Storage were considered to be a "successor" under the applicable treasury regulations to a corporation that had failed to qualify as a REIT at the time of its merger with Public Storage, Public Storage could fail to qualify as a REIT and could be prevented from reelecting REIT status for up to four years after such failure to qualify.

          Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary
          ---------------------------
that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a "taxable REIT subsidiary" (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Public Storage will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

          Taxable REIT Subsidiaries. A "taxable REIT subsidiary" of Public
          -------------------------
Storage is a corporation in which Public Storage directly or indirectly owns stock and that elects, together with Public Storage, to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if a taxable REIT subsidiary of Public Storage owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Public Storage. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

          Generally, a taxable REIT subsidiary can perform some impermissible tenant services (as described under "-- Income Tests Applicable to REITs") without causing Public Storage to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to Public Storage. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT's tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

          Public Storage and PS Orangeco Holdings, Inc. (and its direct and indirect subsidiaries, including PS Orangeco, Inc., PS Pickup & Delivery, Inc. and PS Insurance Co., Ltd), PSCC, Inc. and certain other corporations have made elections for those corporations to be treated as taxable REIT subsidiaries of Public Storage. These entities engage in businesses such as selling locks, boxes and packing materials, renting trucks, the portable self-storage business, providing moving services, reinsuring policies of insurance obtained by tenants covering losses to their goods while in storage, etc.

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          Ownership of Partnership Interests by a REIT. A REIT that is a partner
          --------------------------------------------
in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. In the mergers with Public Storage Management and Storage Trust Realty, the formation of PS Business Parks, L.P., and in other transactions, Public Storage has acquired interests in various partnerships that own and operate properties. Thus, Public Storage's proportionate share of the assets and items of income of Storage Trust Properties, L.P., PS Business Parks, L.P. or other partnerships, including any such partnerships' shares of assets and items of income of any subsidiaries that are partnerships or limited liability companies, are treated as assets and items of income of Public Storage for purposes of applying the REIT asset and income tests. For these purposes, under current treasury regulations, Public Storage's interest in each of the partnerships must be determined in accordance with its "capital interest" in the partnership.

          Public Storage believes that Storage Trust Properties, L.P., PS Business Parks, L.P. and each of the partnerships and limited liability companies in which Public Storage owns an interest, directly or through another partnership or limited liability company, will be treated as partnerships or disregarded for federal income tax purposes and will not be taxable as corporations. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and Public Storage could fail to meet the REIT income and asset tests. See "--Taxation of Public Storage as a REIT--Income Tests Applicable to REITs" and "--Taxation of Public Storage as a
REIT--Asset Tests Applicable to REITs" below.

          Income Tests Applicable to REITs. To qualify as a REIT, Public Storage
          --------------------------------
must satisfy two gross income tests. First, at least 75% of its gross income for each taxable year, excluding gross income from prohibited transactions, must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of its gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from any combination of income qualifying under the 75% test and dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments.

          Rents that Public Storage receives will qualify as rents from real property in satisfying the gross income tests for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

          Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, Public Storage is only allowed directly to provide services that are "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Accordingly, Public Storage may not provide "impermissible services" to tenants (except through a taxable REIT subsidiary, or through an independent contractor that bears the expenses of providing the services and from whom Public Storage derives no revenue) without giving rise to "impermissible tenant service income," which is nonqualifying income for purposes of the income tests. For this purpose, the amount that Public Storage would be deemed to have received for performing any "impermissible services" will be the greater of the actual amount so received or 150% of the direct cost to Public Storage of providing those services. If impermissible tenant service income exceeds 1% of total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of total income from the property, the services will not "taint" the other

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income from the property (that is, they will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

          In light of these requirements, Public Storage does not intend to take any of the actions listed below, unless Public Storage determines that the resulting nonqualifying income, taken together with all other nonqualifying income that Public Storage earns in the taxable year, will not jeopardize its status as a REIT:

          (1) charge rent for any property that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of receipts or sales, as permitted and described above);

          (2) rent any property to a related party tenant, including a taxable REIT subsidiary;

          (3) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); or

          (4) directly perform services considered to be noncustomary or rendered to the occupant of the property.

          In connection with Public Storage's merger with Public Storage Management, Public Storage and the various other owners of self-storage facilities and business parks for which Public Storage performed management activities entered into an agreement with PSCC, Inc. under which PSCC provides the owners and Public Storage certain administrative and cost-sharing services in connection with the operation of the properties and the performance of certain administrative functions. The services include the provision of corporate office space and certain equipment, personnel required for the operation and maintenance of the properties, and corporate or partnership administration. Each of the owners and Public Storage pay PSCC directly for services rendered by PSCC in connection with the administrative and cost sharing agreement. That payment is separate from and in addition to the compensation paid to Public Storage under the management agreements for the management of the properties owned by the owners. At the time of the merger with Public Storage Management, Public Storage received a private letter ruling from the Internal Revenue Service to the effect that the reimbursements and other payments made to PSCC by the owners would not be treated as Public Storage's revenues for purposes of the 95% gross income test, and to the effect that Public Storage's income from self-storage facility rentals generally would qualify as rent from real property for purposes of the REIT gross income tests. Public Storage subsequently received a private letter ruling indicating that the truck rental activities of an affiliated corporation (PS Orangeco, Inc., now a taxable REIT subsidiary of Public Storage) would not adversely affect the treatment of Public Storage's income from self-storage facility rentals as rent from real property for purposes of the REIT gross income tests.

          Public Storage owns all of the economic interest in Pickup & Delivery (the portable self-storage business). The income from that business would be nonqualifying income to Public Storage and the business is conducted by a limited partnership between Public Storage and a subsidiary of PS Orangeco, Inc. The share of gross income of that business attributable to Public Storage's partnership interest, when combined with its other nonqualifying income, must be less than 5% of its total gross income. While Public Storage has earned and will continue to earn some nonqualifying income from this and other sources, Public Storage anticipates that it will be able to continue to satisfy both the 95% and 75% gross income tests.

          The ownership of certain partnership interests creates several issues regarding Public Storage's satisfaction of the 95% gross income test. First, Public Storage earns property management fees from these partnerships. Existing treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the Internal Revenue Service has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT's interest in the partnership in effect is disregarded in applying the 95% gross income test when the REIT holds a "substantial" interest in the partnership. Public Storage disregards the portion of management fees derived from partnerships in which Public Storage is a partner that corresponds to its interest in these partnerships in determining the amount of its nonqualifying income. There can be no

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assurance, however, that the Internal Revenue Service would not take a contrary position with respect to Public Storage, either rejecting the approach set forth in the private letter rulings mentioned above or contending that Public Storage's situation is distinguishable from those addressed in the private letter rulings (for example, arguing that Public Storage does not have a "substantial" interest in the partnerships).

          In addition, Public Storage acquired interests in certain partnerships that entitle Public Storage to a percentage of profits (either from operations, or upon a sale, or both) in excess of the percentage of total capital originally contributed to the partnership with respect to such interest. Existing treasury regulations do not specifically address how Public Storage's "capital interest" in partnerships of this type should be determined. This determination is relevant because it affects both the percentage of the gross rental income of the partnership that is considered gross rental income (or qualifying income) to Public Storage and the percentage of the management fees paid to Public Storage that is disregarded in determining its nonqualifying income. For example, if Public Storage takes the position that it has a 25% "capital interest" in a partnership (because Public Storage would receive 25% of the partnership's assets upon a sale and liquidation) but the Internal Revenue Service determines Public Storage only has a 1% "capital interest" (because the original holder of that interest only contributed 1% of the total capital contributed to the partnership), Public Storage's share of the qualifying income from the partnership would be reduced and the portion of the management fee from the partnership that would be treated as nonqualifying income would be increased, both of which might adversely affect its ability to satisfy the 95% gross income test. In determining Public Storage's "capital interest" in the various partnerships, Public Storage estimates the percentage of the partnership's assets that would be distributed to Public Storage if those assets were sold and distributed among the partners in accordance with the applicable provisions of the partnership agreements. There can be no assurance, however, that the Internal Revenue Service will agree with this methodology and not contend that another, perhaps less favorable, method must be used for purposes of determining Public Storage's "capital interests," which could adversely affect its ability to satisfy the 95% gross income test.

          "Interest" income that depends in whole or in part on the income or profits of any person generally will be nonqualifying income for purposes of the 75% or 95% gross income tests. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. Public Storage does not expect to derive significant amounts of interest that would fail to qualify under the 75% and 95% gross income tests.

          Public Storage's share of any dividends received from its corporate subsidiaries (and from other corporations in which Public Storage owns an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Public Storage does not anticipate that it will receive sufficient dividends to cause it to exceed the limit on nonqualifying income under the 75% gross income test.

          If Public Storage fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Public Storage may still qualify as a REIT for that year if it is entitled to relief under the Internal Revenue Code. The relief provisions generally will be available if its failure to meet the tests is due to reasonable cause and not due to willful neglect, Public Storage attaches a schedule of the sources of its income to its federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Public Storage would be entitled to the benefit of these relief provisions. For example, if Public Storage fails to satisfy the gross income tests because nonqualifying income that Public Storage intentionally receives exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving Public Storage, Public Storage could fail to qualify as a REIT. As discussed under "-Taxation of Public Storage as a REIT-General" even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

          Any gain that Public Storage realizes on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including its share of this type of gain realized by a partnership in which Public Storage holds an interest, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of each particular transaction. Public Storage intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to

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make occasional sales of properties as are consistent with its investment objectives. Public Storage cannot provide any assurance, however, that the Internal Revenue Service might not contend that one or more of these sales are subject to the 100% penalty tax.

          Asset Tests Applicable to REITs. At the close of each quarter of a
          -------------------------------
taxable year, Public Storage must satisfy four tests relating to the nature of its assets:

          (1) at least 75% of the value of its total assets must be represented by real estate assets, cash, cash items and government securities. Real estate assets include, for this purpose, Public Storage's allocable share of real estate assets held by partnerships in which Public Storage has invested, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt of Public Storage;

          (2) not more than 25% of its total assets may be represented by securities other than those in the 75% asset class;

          (3) except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries or other securities that qualify as "real estate assets" for purposes of the test described in clause (1):

                 (a) the value of any one issuer's securities that Public Storage owns may not exceed 5% of the value of Public Storage's total assets;

                 (b) Public Storage may not own more than 10% of any one issuer's outstanding voting securities; and

                 (c) Public Storage may not own more than 10% of the value of the outstanding securities of any one issuer; and

          (4) not more than 20% of its total assets may be represented by securities of one or more taxable REIT subsidiaries.

          Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are "straight debt" as defined in
Section 1361 of the Internal Revenue Code and (1) the issuer is an individual,
(2) the only securities of the issuer that the REIT holds are straight debt or
(3) if the issuer is a partnership, the REIT holds at least a 20% profits interest in the partnership.

          Public Storage currently owns approximately 25% of the outstanding common stock of PS Business Parks, Inc., which has elected to be taxed as a REIT for federal income tax purposes (as well as a substantial portion of the outstanding common units of limited partnership interest of PS Business Parks, L.P., which may be exchangeable for shares of PS Business Parks, Inc.'s common stock). As a REIT, PS Business Parks, Inc. is subject to the various REIT qualification requirements. Public Storage believes that PS Business Parks, Inc. has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes and will continue to be organized and operated in this manner. If PS Business Parks, Inc. were to fail to qualify as a REIT, Public Storage's stock investment in PS Business Parks, Inc. would cease to be a qualifying real estate asset for purposes of the 75% gross asset test and would become subject to the 5% asset test, the 10% voting stock limitation, and the 10% value limitation generally applicable to a REIT's ownership in corporations (other than REITs, qualified REIT subsidiaries and taxable REIT subsidiaries). If PS Business Parks, Inc. failed to qualify as a REIT, Public Storage would not meet the 10% voting stock limitation and the 10% value limitation with respect to its interest in PS Business Parks, Inc., and accordingly, Public Storage also would fail to qualify as a REIT.

          Public Storage believes that the aggregate value of its taxable REIT subsidiaries does not exceed 20% of the aggregate value of its gross assets. As of each relevant testing date prior to the election to treat each corporate subsidiary of Public Storage or any other corporation in which Public Storage owns an interest as a taxable REIT

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subsidiary, which election first became available as of January 1, 2001, Public
Storage believes Public Storage did not own more than 10% of the voting securities of any such entity. In addition, Public Storage believes that as of each relevant testing date prior to the election to treat each corporate subsidiary of Public Storage or any other corporation in which Public Storage owns an interest as a taxable REIT subsidiary of Public Storage, Public Storage's pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of its assets.

         With respect to each issuer in which Public Storage currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, Public Storage believes that its pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of its assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, Public Storage cannot provide any assurance that the Internal Revenue Service might not disagree with its determinations.

         After initially meeting the asset tests at the close of any quarter, Public Storage will not lose its status as a REIT if it fails to satisfy the 25%, 20%, and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Public Storage intends to maintain adequate records of the value of its assets to maintain compliance with the asset tests and would attempt to take any available actions within 30 days after the close of any quarter in an effort to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation of which Public Storage becomes aware within that period. If Public Storage failed to cure noncompliance with the asset tests within this time period, Public Storage would cease to qualify as a REIT.

         Annual Distribution Requirements Applicable to REITs. To qualify as a
         ----------------------------------------------------
REIT, Public Storage is required to distribute dividends, other than capital gain dividends, to its shareholders each year in an amount at least equal to (1) the sum of (a) 90% (95% prior to 2001) of its REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain, and (b) 90% (95% prior to 2001) of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if Public Storage recognizes any built-in gain, Public Storage is required under the treasury regulations to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See "--Taxation of Public Storage as a REIT--General" for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before Public Storage timely files its tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

         In years prior to 1990, Public Storage made distributions in excess of its REIT taxable income. During 1990, Public Storage reduced the level of distributions to its shareholders. As a result, distributions paid by Public Storage in 1990 were less than 95% of its REIT taxable income for 1990. Public Storage satisfied the REIT distribution requirements for 1990 through 2000 by attributing distributions in 1991 through 2001 to the prior year's taxable income, and Public Storage expects to satisfy the distribution requirement for 2001 by attributing distributions in 2002 to its 2001 taxable income. Public Storage may be required to continue this pattern of making distributions after the close of a taxable year that are attributed to the prior year for this purpose, but shareholders will be treated for federal income tax purposes as having received such distributions in the taxable years in which they actually are made. The extent to which Public Storage will be required to attribute distributions to the prior year will depend on its operating results and the level of distributions as determined by the board of directors. As noted below, reliance on subsequent year distributions could cause Public Storage to be subject to an excise tax, although Public Storage intends to comply with the 85% current distribution requirement under the excise tax in an effort to avoid or minimize any effect of that tax.

         Public Storage intends to make timely distributions sufficient to satisfy the annual distribution requirements. Although Public Storage anticipates that its cash flow will permit it to make those distributions, it is possible that, from time to time, Public Storage may not have sufficient cash or other liquid assets to meet these distribution requirements.

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In this event, Public Storage may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable dividends of Public Storage shares.

          Under some circumstances, Public Storage may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in Public Storage's deduction for dividends paid for the earlier year. Thus, Public Storage may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Public Storage will be required to pay interest to the government based upon the amount of any deduction taken for deficiency dividends.

          To the extent that Public Storage does not distribute all of its net capital gain or distribute at least 90%, but less than 100%, of its REIT taxable income, as adjusted, Public Storage is subject to tax on these amounts at regular corporate tax rates.

          A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described below, any retained amounts would be treated as having been distributed.

          As mentioned above, Public Storage would be subject to a 4% excise tax if Public Storage failed to distribute during each calendar year at least the sum of:

          (1)  85% of its REIT ordinary income for the year;

          (2)  95% of its REIT capital gain net income for the year; and

          (3)  any undistributed taxable income from prior taxable years.

          This 4% excise tax applies to the excess of such required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid.

          Record-Keeping Requirements. Public Storage is required to comply with
          ---------------------------
applicable record-keeping requirements. Failure to comply could result in monetary fines.

          Failure of Public Storage to Qualify as a REIT. If Public Storage
          ----------------------------------------------
failed to qualify for taxation as a REIT in any taxable year, and if relief provisions do not apply, Public Storage will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. If Public Storage fails to qualify as a REIT, Public Storage will not be required to make any distributions to shareholders and any distributions that are made to shareholders will not be deductible by Public Storage. As a result, Public Storage's failure to qualify as a REIT would significantly reduce the cash available for distributions by Public Storage to its shareholders. In addition, if Public Storage fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of Public Storage's current and accumulated earnings and profits, whether or not attributable to capital gains of Public Storage, and corporate shareholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Public Storage also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that Public Storage would be entitled to any statutory relief.

Taxation of U.S. Shareholders

          As used in the remainder of this discussion, the term "U.S. shareholder" means a beneficial owner of a Public Storage common share that is, for United States federal income tax purposes:

          (1) a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

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

     (2) a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

     (3) an estate the income of which is subject to federal income taxation regardless of its source; or

     (4) in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

     Generally, in the case of a partnership that holds Public Storage common shares, any partner that would be a U.S. shareholder if it held the Public Storage common shares directly is also considered a U.S. shareholder. A "non-U.S. shareholder" is a holder, including any partner in a partnership that holds Public Storage common shares, that is not considered a U.S. shareholder.

     Distributions by Public Storage. So long as Public Storage qualifies as a
     -------------------------------
REIT, distributions to U.S. shareholders out of Public Storage's current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. Distributions in excess of Public Storage's current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder's shares. Rather, the distributions will reduce the adjusted tax basis of the shares. Distributions that exceed the U.S. shareholder's adjusted basis in the shares will be taxable as capital gains. If Public Storage declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, Public Storage will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

     Public Storage may elect to designate distributions of its net capital gain as "capital gain dividends." Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held the shares. Designations that Public Storage makes only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If Public Storage designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

     Instead of paying capital gain dividends, Public Storage may designate all or part of its net capital gain as "undistributed capital gain." Public Storage will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder:

     (1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains and

     (2) will be deemed to have paid its proportionate share of the tax paid by Public Storage on such undistributed capital gains and receive a credit or refund to the extent that the tax Public Storage paid exceeds the U.S. shareholder's tax liability on the undistributed capital gain.

     A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Public Storage's earnings and profits will be adjusted appropriately.

     Public Storage will classify portions of any designated capital gain dividend or undistributed capital gain as either:

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     (1)  a 20% rate gain distribution, which would be taxable to non-corporate
          U.S. shareholders at a maximum rate of 20%; or

     (2) an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

     Public Storage must determine the maximum amounts that Public Storage may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if Public Storage were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

     Distributions that Public Storage makes and gain arising from the sale or exchange by a U.S. shareholder of Public Storage shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from Public Storage generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be subject to tax at ordinary income rates. Public Storage will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital, capital gain or represent tax preference items to be taken into account for purposes of computing the alternative minimum tax liability of the shareholders. U.S. shareholders may not include in their individual income tax returns any of Public Storage's net operating losses or capital losses. Those operating or capital losses may be carried over by Public Storage for potential offset against future income, subject to applicable limitations.

     Sales of Shares. Upon any taxable sale or other disposition of shares, a
     ---------------
U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between: (1) the amount of cash and the fair market value of any property received on the sale or other disposition; and (2) the holder's adjusted tax basis in the shares for tax purposes.

     This gain or loss will be a capital gain or loss. The applicable tax rate will depend on the shareholder's holding period for the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder's tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Shareholders are urged to consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of Public Storage shares held for more than 12 months. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from Public Storage that were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Shareholders

     Provided that a tax-exempt shareholder has not held its common shares as "debt financed property" within the meaning of the Internal Revenue Code, distributions from Public Storage will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Internal Revenue Code or has used the shares in a trade or business.

     However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in Public Storage will constitute UBTI unless the organization properly sets aside or reserves such amounts

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for purposes specified in the Internal Revenue Code. These tax-exempt shareholders should consult their tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI if received by any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under
Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in
Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

     A REIT is a pension held REIT if it meets the following two tests:

     (1) it qualified as a REIT only by reason of Section 856(h)(3) of the Internal Revenue Code, which provides a "look-through" rule under which stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

     (2) either (a) at least one pension trust holds more than 25% of the value of the REIT's stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

     The percentage of any REIT dividend treated as UBTI under these pension held rules is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying upon the "look-through" exception for pension trusts. Based on both Public Storage's current share ownership and the limitations on transfer and ownership of shares contained in its organizational documents, Public Storage does not expect to be classified as a pension held REIT.

U.S. Taxation of Non-U.S. Shareholders

     Distributions by Public Storage. Public Storage's distributions to a
     -------------------------------
non-U.S. shareholder that are neither attributable to gain from sales or exchanges by Public Storage of "U.S. real property interests" nor designated by Public Storage as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of Public Storage's current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

     Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. shareholder's basis in Public Storage common shares will be taxable to a non-U.S. shareholder as gain from the sale of common shares, which is discussed below. Distributions in excess of current or accumulated earnings and profits of Public Storage that do not exceed the adjusted basis of the non-U.S. shareholder in the common shares will reduce the non-U.S. shareholder's adjusted basis in the common shares and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

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     Public Storage expects to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless:

     (1) a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate with Public Storage; or

     (2) the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with Public Storage claiming that the distribution is effectively connected income.

     Public Storage may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

     Distributions to a non-U.S. shareholder that Public Storage designates at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

     (1) the investment in the common shares is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders on any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

     (2) the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by Public Storage of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

     Public Storage will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to foreign shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of Public Storage's net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability.

     Although the law is not clear on the matter, it appears that amounts Public Storage designates as undistributed capital gains in respect of the common shares held by U.S. shareholders generally should be treated for non-U.S. shareholders in the same manner as actual distributions by Public Storage of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting from reporting the capital gain their proportionate share of the tax paid by Public Storage on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by Public Storage were to exceed their actual United States federal income tax liability.

     Sale of Common Shares. Gain recognized by a non-U.S. shareholder upon the
     ---------------------
sale or exchange of Public Storage common shares generally would not be subject to United States taxation unless:

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          (1)  the investment in the Public Storage common shares is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders as to any gain;

          (2) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

          (3) the Public Storage common shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

          The Public Storage common shares will not constitute a U.S. real property interest if Public Storage is a domestically controlled REIT. Public Storage will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders. Public Storage believes that it currently is a domestically controlled REIT and, therefore, that the sale of Public Storage common shares would not be subject to taxation under FIRPTA. Because the shares are publicly traded, however, Public Storage cannot guarantee that Public Storage is or will continue to be a domestically controlled REIT. Even if Public Storage does not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells Public Storage common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

          (1) the class or series of shares sold is considered regularly traded under applicable treasury regulations on an established securities market, such as the NYSE; and

          (2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

          If gain on the sale or exchange of Public Storage common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax as to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

          U.S. Shareholders
          -----------------

          In general, information reporting requirements will apply to payments of distributions on Public Storage common shares and payments of the proceeds of the sale of the common shares to some shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 30.5% (the rate is subject to reduction through 2006) if:

          (1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

          (2) the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect;

          (3) there has been a notified payee underreporting of interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

          (4) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

          Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

          Non-U.S. Shareholders
          ---------------------

          Generally, information reporting will apply to payments of distributions on Public Storage common shares, and backup withholding at a rate of 30.5% (the rate is subject to reduction through 2006) may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

          The payment of the proceeds from the disposition of Public Storage common shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and has no actual knowledge to the contrary.

          Applicable treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Under these treasury regulations, some shareholders are required to have provided new certifications as to payments made after December 31, 2000. Because the application of the these treasury regulations varies depending on the shareholder's particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

          Other Tax Consequences for Public Storage and Its Shareholders
          --------------------------------------------------------------

          A portion of the cash to be used by Public Storage to fund distributions may come from dividends paid by its taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal and state income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary may be limited in its ability to deduct interest payments made to Public Storage. To the extent that Public Storage and its taxable REIT subsidiaries are required to pay federal, state or local taxes, Public Storage will have less cash available for distribution to shareholders.

                              STATE AND LOCAL TAXES

          The tax treatment of limited partners, Public Storage and Public Storage's shareholders in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation of limited partners, Public Storage or Public Storage's shareholders is provided nor is any representation made as to the tax status of Public Storage in such states. All limited partners should consult their own tax advisors as to the treatment under the respective state tax laws applicable to them.

                                 LEGAL OPINIONS

          David Goldberg, vice president and senior counsel of Public Storage, will deliver an opinion to the effect that the shares of Public Storage common stock to be issued in the merger will be validly issued, fully paid and nonassessable. Mr. Goldberg owns 68,702 shares of Public Storage common stock, 371 depositary shares representing interests in equity stock and 600 shares of Public Storage senior preferred stock and has options to acquire an additional 253,434 shares of Public Storage common stock. A. Timothy Scott, senior vice president and tax counsel of Public Storage, has rendered an opinion to the effect that the discussion under "Federal Income Tax

Considerations" describes the material federal income tax considerations to a limited partner as a result of the merger, and the subsequent ownership of Public Storage common stock. Mr. Scott owns 3,367 shares of Public Storage common stock, 109 depositary shares representing interests in equity stock and has options to acquire an additional 225,000 shares of Public Storage common stock.

                                     EXPERTS

          The consolidated financial statements and schedules of Public Storage, Inc. at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 which are included in Public Storage's Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

          The financial statements of the Partnership and SEI/PSPVI Joint Ventures at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 appearing herein and schedule incorporated herein by reference and in the Annual Report on Form 10-K of the Partnership have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included herein. Such financial statements are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                                   PARTNERSHIP
                              FINANCIAL STATEMENTS

                                                                                                           Page
                                                                                                        References
                                                                                                        ----------
PS Partners VI, Ltd.
Annual Audited Financial Statements:
     Report of Independent Auditors                                                                       F-1
     Financial Statements:
       Balance Sheets as of December 31, 2001 and 2000                                                    F-2
       For the years ended December 31, 2001, 2000 and 1999:
          Statements of Income                                                                            F-3
          Statements of Partners' Equity                                                                  F-4
          Statements of Cash Flows                                                                        F-5
       Notes to Financial Statements                                                                    F-6-F-11
Quarterly Unaudited Financial Statements:
     Condensed balance sheets at March 31, 2002 and December 31, 2001                                     F-12
     Condensed statements of income for the three months ended March 31, 2002 and 2001                    F-13
     Condensed statements of cash flows for the three months ended March 31, 2002 and 2001                F-14
     Notes to condensed financial statements                                                           F-15-F-16
Financial Statements of 50 percent or less owned persons required pursuant to Rule 3-09:
     PS Business Parks, Inc. - PS Business Parks, Inc. is a registrant with the Securities and
     Exchange Commission and its filings can be accessed through the Securities and Exchange
     Commission.
SEI/PSP VI Joint Ventures
Annual Audited Financial Statements:
     Report of Independent Auditors                                                                       F-17
     Financial Statements:
       Balance Sheets as of December 31, 2001 and 2000                                                    F-18
       For the years ended December 31, 2001, 2000 and 1999:
          Statements of Income                                                                            F-19
          Statements of Partners' Equity                                                                  F-20
          Statements of Cash Flows                                                                        F-21
       Notes to Financial Statements                                                                   F-22-F-26

                                       F

                         Report of Independent Auditors

The Partners
PS Partners VI, Ltd., a California Limited Partnership

We have audited the balance sheets of PS Partners VI, Ltd., a California Limited Partnership, as of December 31, 2001 and 2000 and the related statements of income, partners' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PS Partners VI, Ltd., a California Limited Partnership, at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                                               ERNST & YOUNG LLP


March 23, 2002
Los Angeles, California

                              PS PARTNERS VI, LTD.
                        a California Limited Partnership
                                 BALANCE SHEETS
                           December 31, 2001 and 2000

                                                                                        2001               2000
                                                                                 ---------------------------------------

                                     ASSETS
Cash and cash equivalents                                                          $      2,393,000   $      3,198,000

Rent and other receivables                                                                   87,000              5,000

Real estate facilities, at cost:
     Land                                                                                   404,000            404,000
     Buildings and equipment                                                              2,924,000          2,899,000
                                                                                 ---------------------------------------
                                                                                          3,328,000          3,303,000

     Less accumulated depreciation                                                       (1,859,000)        (1,713,000)
                                                                                 ---------------------------------------
                                                                                          1,469,000          1,590,000

Investment in real estate entities                                                       28,761,000         29,923,000

Other assets                                                                                  7,000              9,000
                                                                                 ---------------------------------------

                                                                                   $     32,717,000   $     34,725,000
                                                                                 =======================================

                        LIABILITIES AND PARTNERS' EQUITY
Accounts payable                                                                   $        210,000   $        116,000

Advance payments from renters                                                                 9,000             11,000

Partners' equity:
     Limited partners' equity, $500 per unit, 150,000
         units authorized, issued and outstanding                                        32,076,000         34,155,000
     General partners' equity                                                               422,000            443,000
                                                                                 ---------------------------------------

             Total partners' equity                                                      32,498,000         34,598,000
                                                                                 ---------------------------------------

                                                                                   $     32,717,000   $     34,725,000
                                                                                 =======================================

                            See accompanying notes.

                              PS PARTNERS VI, LTD.
                        a California Limited Partnership
                              STATEMENTS OF INCOME
              For the years ended December 31, 2001, 2000 and 1999

                                                                    2001                2000               1999
                                                             -----------------------------------------------------------
REVENUE:

Rental income                                                   $       659,000     $       605,000    $       585,000
Equity in earnings of real estate entities                            3,801,000           3,395,000          2,887,000
Interest income                                                         193,000             182,000            114,000
                                                             -----------------------------------------------------------
                                                                      4,653,000           4,182,000          3,586,000
                                                             -----------------------------------------------------------

COSTS AND EXPENSES:

Cost of operations                                                      221,000             255,000            237,000
Management fees                                                          39,000              36,000             35,000
Depreciation and amortization                                           146,000             153,000            146,000
Administrative                                                          145,000             180,000            138,000
                                                             -----------------------------------------------------------
                                                                        551,000             624,000            556,000
                                                             -----------------------------------------------------------

NET INCOME                                                      $     4,102,000     $     3,558,000    $     3,030,000
                                                             ===========================================================

Limited partners' share of net income
     ($22.98, $20.85 and $16.30 per unit in
     2001, 2000 and 1999 respectively)                          $     3,447,000     $     3,127,000    $     2,445,000
General partners' share of net income                                   655,000             431,000            585,000
                                                             -----------------------------------------------------------
                                                                $     4,102,000     $     3,558,000    $     3,030,000
                                                             ===========================================================

                            See accompanying notes.

                              PS PARTNERS VI, LTD.
                        a California Limited Partnership
                         STATEMENTS OF PARTNERS' EQUITY
              For the years ended December 31, 2001, 2000 and 1999

                                                                     Limited             General
                                                                     Partners            Partners            Total
                                                             -----------------------------------------------------------
Balances at December 31, 1998                                   $    37,148,000     $       473,000    $    37,621,000

Net income                                                            2,445,000             585,000          3,030,000

Distributions                                                        (4,995,000)           (611,000)        (5,606,000)
                                                             -----------------------------------------------------------

Balances at December 31, 1999                                        34,598,000             447,000         35,045,000

Net income                                                            3,127,000             431,000          3,558,000

Distributions                                                        (3,570,000)           (435,000)        (4,005,000)
                                                             -----------------------------------------------------------

Balances at December 31, 2000                                        34,155,000             443,000         34,598,000

Net income                                                            3,447,000             655,000          4,102,000

Distributions                                                        (5,526,000)           (676,000)        (6,202,000)
                                                             -----------------------------------------------------------

Balances at December 31, 2001                                   $    32,076,000     $       422,000    $    32,498,000
                                                             ===========================================================

                            See accompanying notes.

                              PS PARTNERS VI, LTD.
                        a California Limited Partnership
                            STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2001, 2000 and 1999

                                                                         2001            2000             1999
                                                                     --------------------------------------------
Cash flows from operating activities:

     Net income                                                      $ 4,102,000     $ 3,558,000      $ 3,030,000

     Adjustments to reconcile net income to net cash provided by operating activities

         Depreciation and amortization                                   146,000         153,000          146,000
         Increase in rent and other receivables                          (82,000)              -           (2,000)
         Decrease (increase) in other assets                               2,000          (5,000)           1,000
         Increase (decrease) in accounts payable                          94,000          (6,000)          52,000
         (Decrease) increase in advance payments from renters             (2,000)          1,000           (1,000)
         Equity in earnings of real estate entities                   (3,801,000)     (3,395,000)      (2,887,000)
                                                                     --------------------------------------------

         Total adjustments                                            (3,643,000)     (3,252,000)      (2,691,000)
                                                                     --------------------------------------------

             Net cash provided by operating activities                   459,000         306,000          339,000
                                                                     --------------------------------------------

Cash flows provided by investing activities:

         Distributions from real estate entities                       4,963,000       4,817,000        5,040,000
         Additions to real estate facilities                             (25,000)        (12,000)         (69,000)
                                                                     --------------------------------------------

             Net cash provided by investing activities                 4,938,000       4,805,000        4,971,000
                                                                     --------------------------------------------

Cash flows used in financing activities:

         Distributions to partners                                    (6,202,000)     (4,005,000)      (5,606,000)
                                                                     --------------------------------------------

             Net cash used in financing activities                    (6,202,000)     (4,005,000)      (5,606,000)
                                                                     --------------------------------------------

Net (decrease) increase in cash and cash equivalents                    (805,000)      1,106,000         (296,000)

Cash and cash equivalents at the beginning of the period               3,198,000       2,092,000        2,388,000
                                                                     --------------------------------------------

Cash and cash equivalents at the end of the period                   $ 2,393,000     $ 3,198,000      $ 2,092,000
                                                                     ============================================

                             See accompanying notes.

                              PS PARTNERS VI, LTD.
                        a California Limited Partnership
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2001


1.       Summary of Significant Accounting Policies and Partnership Matters
         ------------------------------------------------------------------

         Description of Partnership
         --------------------------

               PS Partners VI, Ltd., a California Limited Partnership (the "Partnership") was formed with the proceeds of an interstate public offering. PSI Associates II, Inc. ("PSA"), an affiliate of Public Storage Management, Inc., organized the Partnership along with B. Wayne Hughes ("Hughes"). In September 1993, Storage Equities, Inc., now known as Public Storage, Inc. ("PSI"), a California corporation, acquired the interest of PSA relating to its general partner capital contribution in the Partnership and was substituted as a co-general partner in place of PSA.

               In 1995, there was a series of mergers among Public Storage Management, Inc. (which was the Partnership's mini-warehouse operator), Public Storage, Inc. and their affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger (the "PSMI Merger") of PSMI into Storage Equities, Inc. In the PSMI Merger, Storage Equities, Inc. was renamed Public Storage, Inc. and it acquired substantially all of PSMI's United States real estate operations and became the operator of the mini-warehouse properties in which the Partnership has an interest.

               The Partnership has invested in existing mini-warehouse storage facilities which offer self-service storage spaces for lease, usually on a month-to-month basis, to the general public and, to a lesser extent, in existing business park facilities which offer industrial and office space for lease.

               The Partnership has ownership interests in 32 properties in 9 states (collectively referred to as the "Mini-Warehouse Properties"), which exclude two properties transferred to PS Business Parks, L.P. ("PSBPLP") in January 1997. Thirty of the properties are owned by SEI/PSP VI Joint Ventures (the "Joint Venture"), a general partnership between the Partnership and PSI. The Partnership is the managing general partner of the Joint Venture, with ownership interests in the individual properties of the Joint Venture ranging from 50% to 76.2%.

               As used hereinafter, the Joint Venture and PSBPLP are referred to as the "Real Estate Entities."

         Basis of Presentation
         ---------------------

               The financial statements include the accounts of the Partnership. The accounts of the Joint Venture, which the Partnership does not control, are not consolidated with the Partnership and the Partnership's interest in the Joint Venture is accounted for on the equity method.

               The Partnership does not control the Joint Venture because PSI has significant control rights with respect to the management of the properties, including the right to compel the sale of each property in the Joint Venture and the right to require the Partnership to submit operating budgets.

               Under the terms of the general partnership agreement of the Joint Venture all depreciation and amortization with respect to each property is allocated solely to the Partnership until the limited partners recover their initial capital contribution. Thereafter, all depreciation and amortization is allocated solely to PSI until it recovers its initial capital contribution. All remaining depreciation and amortization is allocated to the Partnership and PSI in proportion to their ownership percentages.

                              PS PARTNERS VI, LTD.
                        a California Limited Partnership
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2001


1.     Summary of Significant Accounting Policies and Partnership Matters
       ------------------------------------------------------------------
       (Continued)
       -----------

            Under the terms of the partnership agreements, PSI has the right to compel the sale of each property in the general partnerships at any time after seven years from the date of acquisition at not less than its independently determined fair market value provided the Partnership receives its share of the net proceeds solely in cash. PSI's right to require the Partnership to sell all of the properties owned jointly with the Partnership has been exercisable in all periods presented.

            Under the terms of the general partnership agreement of the Joint Venture, for property acquisitions in which PSI issued convertible securities to the sellers for its interest, PSI's right to receive cash flow distributions for any year after the first year of operation are subordinated to cash distributions to PSP VI equal to a cumulative annual 7% of its cash investment (not compounded). In addition, upon sale or refinancing of a property for more than its original purchase price, distribution of proceeds to PSI is subordinated to the return to PSP VI of the amount of its cash investment and the 7% distribution described above.

       Depreciation and amortization
       -----------------------------

            The Partnership and the Joint Venture depreciate the buildings and equipment on a straight-line method over estimated useful lives of 25 and 5 years, respectively.

       Revenue Recognition
       -------------------

            Property rents are recognized as earned.

       Allocation of Net Income
       ------------------------

            The General Partners' share of net income consists of an amount attributable to their 1% capital contribution and an additional percentage of cash flow (as defined, see Note 4) which relates to the General Partners' share of cash distributions as set forth in the Partnership Agreement. All remaining net income is allocated to the limited partners.

       Per Unit Data
       -------------

            Per unit data is based on the number of limited partner units (150,000) outstanding during the periods presented.

       Cash Distributions
       ------------------

            The Partnership Agreement provides for quarterly distributions of cash flow from operations (as defined). Cash distributions per limited partner unit were $36.84, $23.80 and $33.30 for 2001, 2000 and 1999, respectively.

       Cash and Cash Equivalents
       -------------------------

            For financial statement purposes, the Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

                              PS PARTNERS VI, LTD.
                        a California Limited Partnership
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2001



1.       Summary of Significant Accounting Policies and Partnership Matters
         ------------------------------------------------------------------
         (Continued)
         -----------

         Environmental Cost
         ------------------

                  Substantially all of the real estate facilities in which the Partnership has an interest were acquired prior to the time that it was customary to conduct extensive environmental investigations in connection with the property acquisitions. Although there can be no assurance, the Partnership is not aware of any environmental contamination of the Mini-Warehouse Properties which individually or in the aggregate would be material to the Partnership's overall business, financial condition, or results of operations.

         Segment Reporting
         -----------------

                  Effective January 1, 1998, the Partnership adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 established standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Partnership only has one reportable segment as defined within SFAS No. 131, therefore the adoption of SFAS No. 131 had no effect on the Partnership's disclosures.

         Use of Estimates
         ----------------

                  The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         Recent Accounting Pronouncements and Guidance
         ---------------------------------------------

         Accounting for business combinations

         In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 141, "Business Combinations," ("SFAS 141") which sets forth revised accounting guidance with respect to accounting for acquisitions of business enterprises. In accordance with the transition provisions of SFAS 141, the Partnership adopted the disclosure and accounting provisions of SFAS 141 on June 30, 2001 and the adoption had no effect on Partnership financial statements.

                  Accounting for goodwill and other intangible assets

         In June 2001, the FASB issued Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets," ("SFAS 142") which addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination, which are addresses in SFAS 141) are to be accounted for. It also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. In accordance with SFAS 142, the Partnership will adopt the provisions of SFAS No. 142 in its financial statements beginning with the year ending December 31, 2002. The adoption of the SFAS 142 will have no impact upon the Partnership's financial position or results of operations.

                              PS PARTNERS VI, LTD.
                        a California Limited Partnership
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2001


         1.       Summary of Significant Accounting Policies and Partnership
                  ----------------------------------------------------------
                  Matters (Continued)
                  -------------------

Recent Accounting Pronouncements and Guidance (Continued)
---------------------------------------------------------

         Accounting for the impairment and disposal of long-lived assets

                  In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144") which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS 121, and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations" for a disposal of a segment of a business. SFAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. The Partnership expects to adopt SFAS 144 on January 1, 2002, and does not expect that the adoption of the Statement will have a material impact upon the Partnership's financial position or results of operations.

2.       Real Estate Facilities
         ----------------------

                  In 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which requires impairment losses to be recorded on long-lived assets. We annually evaluate long-lived assets (including intangibles), by identifying indicators of impairment and, if such indicators exist, by comparing the sum of the estimated undiscounted future cash flows for each asset to the asset's carrying amount. When indicators of impairment are present and the sum of the undiscounted cash flows is less than the carrying value of such asset, an impairment loss is recorded equal to the difference between the asset's current carrying value and its value based upon discounting its estimated future cash flows. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Such assets are to be reported at the lower of their carrying amount or fair value, less cost to sell. Our evaluations have indicated no impairment in the carrying amount of our assets.

                  In January 1997, the Partnership and PSI and other related partnerships transferred a total of 35 business parks to PSBPLP, an operating partnership formed to own and operate business parks in which PSI has a significant interest. Included among the properties transferred were the Joint Venture's business parks in exchange for a partnership interest in PSBPLP. The general partner of PSBPLP is PS Business Parks, Inc. ("PSBP").

3.       Investment in Real Estate Entities
         ----------------------------------

                  During 2001, 2000 and 1999, the Partnership recognized earnings from the Real Estate Entities of $3,801,000, $3,395,000 and $2,887,000, respectively, and received cash distributions totaling $4,963,000, $4,817,000 and $5,040,000, respectively from the Real
         Estate Entities. 2000 equity in earnings includes $175,000 representing the Partnership's share of a gain on sale of real estate investments recorded by PSBPLP.

                              PS PARTNERS VI, LTD.
                        a California Limited Partnership
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2001


3.       Investment in Real Estate Entities (Continued)
         ----------------------------------------------

                 The accounting policies of the Real Estate Entities are similar to that of the Partnership. Summarized combined financial data with respect to the Real Estate Entities are as follows:

                                                                          2001                   2000
                                                                 -------------------   --------------------
         For the year ended December 31,
             Total revenues                                       $     184,427,000      $     164,245,000
             Minority interest in income                                 27,489,000             26,741,000
             Net income                                                  55,992,000             56,901,000

         At December 31,
             Total assets, net of accumulated depreciation        $   1,224,871,000      $     987,107,000
             Total liabilities                                          211,602,000             61,330,000
             Total minority interest                                    359,891,000            306,478,000
             Total equity                                               653,378,000            619,299,000

               The increase in the size of the combined financial position and operating results, respectively, of the Real Estate Entities for the year ended December 31, 2001 and at December 31, 2000, respectively, as compared to prior periods, is the result of the additional properties acquired by PSBPLP during 2000 and 2001.

               Financial statements of the Joint Venture are filed with the Partnership's Form 10-K for 2001, in Item 14. PS Business Parks, Inc. is a registrant with the Securities and Exchange Commission, and its filings can be accessed through the Securities and Exchange Commission.

4.       General Partners' Equity
         ------------------------

               The General Partners have a 1% interest in the Partnership. In addition, the General Partners have a 10% interest in cash distributions attributable to operations, exclusive of distributions attributable to sales and refinancing proceeds.

               Proceeds from sales and refinancings will be distributed entirely to the limited partners until the limited partners recover their investment plus a cumulative 8% annual return (not compounded); thereafter, the General Partners have a 15% interest in remaining proceeds.

5.       Related Party Transactions
         --------------------------

               The Partnership has a management agreement with PSI whereby
         PSI operates the Mini-Warehouse Properties for a fee equal to 6% of the facilities' monthly gross revenue (as defined). For 2001, 2000 and 1999, the Partnership paid PSI $39,000 $36,000 and $35,000, respectively, pursuant to this management agreement.

               In January 1997, the Joint Venture transferred its business park facilities to PSBPLP in exchange for a partnership interest in PSBPLP. PSI has a significant economic interest in PSBPLP and PSBP.

                              PS PARTNERS VI, LTD.
                        a California Limited Partnership
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2001

6.   Leases
     ------

          The Partnership has invested primarily in existing mini-warehouse storage facilities which offer self-service storage spaces for lease to the general public. Leases for such space are usually on a month-to-month basis.

7.   Taxes Based on Income
     ---------------------

          Taxes based on income are the responsibility of the individual partners and, accordingly, the Partnership's financial statements do not reflect a provision for such taxes.

          Unaudited taxable net income was $6,140,000, $4,168,000 and $2,982,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The difference between taxable income and book income is primarily related to timing differences in depreciation expense.

8.   Supplementary Quarterly Financial Data (Unaudited)
     --------------------------------------------------

                                                             Three Months Ended
                              -------------------------------------------------------------------------------
                              March 31, 2001      June 30, 2001     September 30, 2001      December 31, 2001
                              ----------------   ----------------  ---------------------   ------------------
Rental Income                  $      159,000     $      166,000      $       164,000        $       170,000
Cost of Operations             $       64,000     $       60,000      $        59,000        $        77,000
Net Income                     $      956,000     $      971,000      $     1,036,000        $     1,139,000
Net Income Per Unit            $         5.65     $         4.56      $          6.04        $          6.73

                                                             Three Months Ended
                              -------------------------------------------------------------------------------
                              March 31, 2000      June 30, 2000     September 30, 2000      December 31, 2000
                              ----------------   ----------------  ---------------------   ------------------
Rental Income                  $      146,000     $      154,000      $       157,000        $       148,000
Cost of Operations             $       73,000     $       66,000      $        74,000        $        78,000
Net Income                     $      717,000     $      808,000      $       975,000        $     1,058,000
Net Income Per Unit            $         4.07     $         4.67      $          5.78        $          6.33

                              PS PARTNERS VI, LTD.
                        a California Limited Partnership
                            CONDENSED BALANCE SHEETS

                                                                  March 31,       December 31,
                                                                     2002             2001
                                                               -----------------------------------
                                                                 (Unaudited)
                                    ASSETS
                                    ------

Cash and cash equivalents                                          $ 2,530,000      $ 2,393,000

Rent and other receivables                                              36,000           87,000

Real estate facility, at cost:
     Land                                                              404,000          404,000
     Buildings and equipment                                         2,927,000        2,924,000
                                                               -----------------------------------
                                                                     3,331,000        3,328,000

     Less accumulated depreciation                                  (1,894,000)      (1,859,000)
                                                               -----------------------------------
                                                                     1,437,000        1,469,000

Investment in real estate entities                                  28,415,000       28,761,000

Other assets                                                            54,000            7,000
                                                               -----------------------------------

                                                                   $32,472,000      $32,717,000
                                                               ===================================


                        LIABILITIES AND PARTNERS' EQUITY
                        ---------------------------------

Accounts payable                                                       $71,000         $210,000

Advance payments from renters                                           11,000            9,000

Partners' equity:
     Limited partners' equity, $500 per unit, 150,000
         units authorized, issued and outstanding                   31,969,000       32,076,000
     General partner's equity                                          421,000          422,000
                                                               -----------------------------------

Total partners' equity                                              32,390,000       32,498,000
                                                               -----------------------------------

                                                                   $32,472,000      $32,717,000
                                                               ===================================

                            See accompanying notes.

                              PS PARTNERS VI, LTD.
                        a California Limited Partnership
                         CONDENSED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                                Three Months Ended
                                                                     March 31,
                                                       -----------------------------------
                                                             2002              2001
                                                       -----------------------------------
REVENUE:

Rental income                                              $  161,000        $  159,000
Equity in earnings of real estate entities                  1,051,000           878,000
Interest income                                                33,000            47,000
                                                       -----------------------------------
                                                            1,245,000         1,084,000
                                                       -----------------------------------

COSTS AND EXPENSES:

Cost of operations                                             55,000            55,000
Management fees                                                 9,000             9,000
Depreciation and amortization                                  35,000            36,000
Administrative                                                 53,000            28,000
                                                       -----------------------------------
                                                              152,000           128,000
                                                       -----------------------------------

NET INCOME                                                 $1,093,000        $  956,000
                                                       ===================================

Limited partners' share of net income
     ($6.42 per unit in 2002 and
     $5.65 per unit in 2001)                               $  963,000        $  847,000
General partner's share of net income                         130,000           109,000
                                                       -----------------------------------
                                                           $1,093,000        $  956,000
                                                       ===================================

                            See accompanying notes.

                              PS PARTNERS VI, LTD.
                        a California Limited Partnership
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                          Three Months Ended
                                                                                               March 31,
                                                                               -------------------------------------
                                                                                      2002                 2001
                                                                               -------------------------------------
Cash flows from operating activities:

     Net income                                                                    $ 1,093,000        $   956,000

     Adjustments to reconcile net income to net cash (used in) provided by operating activities

         Depreciation and amortization                                                  35,000             36,000
         Decrease in rent and other receivables                                         51,000              1,000
         Increase in other assets                                                      (47,000)                 -
         Decrease in accounts payable                                                 (139,000)           (45,000)
         Increase in advance payments from renters                                       2,000              4,000
         Equity in earnings of real estate entities                                 (1,051,000)          (878,000)
                                                                               -------------------------------------

             Total adjustments                                                      (1,149,000)          (882,000)
                                                                               -------------------------------------

             Net cash (used in) provided by operating activities                       (56,000)            74,000
                                                                               -------------------------------------

Cash flows from investing activities:

         Distributions from real estate entities                                     1,397,000          1,140,000
         Additions to real estate facility                                              (3,000)            (1,000)
                                                                               -------------------------------------

             Net cash provided by investing activities                               1,394,000          1,139,000
                                                                               -------------------------------------

Cash flows from financing activities:

         Distributions to partners                                                  (1,201,000)        (1,003,000)
                                                                               -------------------------------------

             Net cash used in financing activities                                  (1,201,000)        (1,003,000)
                                                                               -------------------------------------

Net increase in cash and cash equivalents                                              137,000            210,000

Cash and cash equivalents at the beginning of the period                             2,393,000          3,198,000
                                                                               -------------------------------------

Cash and cash equivalents at the end of the period                                 $ 2,530,000        $ 3,408,000
                                                                               =====================================

                            See accompanying notes.

                              PS PARTNERS VI, LTD.
                        a California Limited Partnership
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                 MARCH 31, 2002
                                  (UNAUDITED)

     1. The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes appearing in the Partnership's Form 10-K for the year ended December 31, 2001.

2. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Partnership's financial position at March 31, 2002, the results of operations for the three months ended March 31, 2002 and 2001 and cash flows for the three months then ended.

3. The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the full year.

4. In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 141, "Business Combinations," ("SFAS 141") which sets forth revised accounting guidance with respect to accounting for acquisitions of business enterprises. In accordance with the transition provisions of SFAS 141, the Partnership adopted the disclosure and accounting provisions of SFAS 141 on June 30, 2001 and the adoption had no effect on Partnership financial statements.

5. In October 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." In June 2001, the FASB issued Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets," ("SFAS 142"). We adopted these statements effective January 1, 2002.

We evaluate our long-lived assets on a quarterly basis for indicators of impairment. When indicators of impairment are detected, we evaluate the recoverability of such long-lived assets. To the extent that the estimated future undiscounted cash flows are less than the respective book value, an impairment charge is recorded. The Partnership has determined at March 31, 2002 that no such impairments existed and, accordingly, no impairment charges have been recorded.

6. Statement No. 144 also addresses the accounting for long-lived assets that are likely to be disposed of before the end of their previously estimated useful life. Such assets are to be reported at the lower of their carrying amount or fair value, less cost to sell. Our evaluations have determined that there are no such impairments at March 31, 2002.

7. Summarized combined financial data with respect to the Real Estate Entities is as follows:

                                             Three Months Ended March 31,
                                       ----------------------------------------
                                             2002                   2001
                                       -------------------  -------------------

  Total revenues ....................     $54,358,000            $42,840,000

                              PS PARTNERS VI, LTD.
                        a California Limited Partnership
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                 MARCH 31, 2002
                                  (UNAUDITED)

  Minority interest in income ..........   $ 8,844,000             $ 6,423,000
  Net income ...........................   $18,328,000             $12,897,000
                                    8.  The Partnership has entered into
                                        an Agreement and Plan of Reorganization
                                        by and among PSI, PS Partners VI Merger
                                        Co., Inc. and the Partnership, dated as
                                        of April 12, 2002 (the "Agreement and
                                        Plan of Reorganization"). Under the
                                        Agreement and Plan of Reorganization,
                                        each of the Partnership units held by
                                        the public limited partners will be
                                        converted into the right to receive a
                                        value of $546 in PSI common stock or, at the limited partner's election, in cash. The Agreement and Plan of Reorganization was filed with the Partnership's Current Report on Form 8-K dated April 15, 2002, and is referenced as Exhibit 1 hereto and is incorporated herein by this reference.

                         Report of Independent Auditors

The Partners
SEI/PSP VI Joint Ventures

We have audited the balance sheets of the SEI/PSP VI Joint Ventures as of December 31, 2001 and 2000 and the related statements of income, partners' equity and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the Index at Item 14 (a). These financial statements and schedule are the responsibility of the Joint Ventures' management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the SEI/PSP VI Joint Ventures at December 31, 2001 and 2000, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                               ERNST & YOUNG LLP

March 23, 2002
Los Angeles, CA

                           SEI/PSP VI JOINT VENTURES
                        a California Limited Partnership
                                 BALANCE SHEETS
                 For the years ended December 31, 2001 and 2000

                                                                                       2001                2000
                                                                                --------------------------------------
                                    ASSETS
Cash and cash equivalents                                                        $       240,000     $       266,000

Rent and other receivables                                                               314,000             110,000

Real estate facilities, at cost:
     Land                                                                             17,214,000          17,214,000
     Buildings and equipment                                                          56,647,000          55,847,000
                                                                                --------------------------------------
                                                                                      73,861,000          73,061,000

         Less accumulated depreciation                                               (36,134,000)        (33,157,000)
                                                                                --------------------------------------
                                                                                      37,727,000          39,904,000

Investment in real estate entity                                                      16,535,000          15,956,000

Other assets                                                                             100,000             115,000
                                                                                --------------------------------------

                                                                                 $    54,916,000     $    56,351,000
                                                                                ======================================

                       LIABILITIES AND PARTNERS' EQUITY

Accounts payable                                                                 $       969,000     $     1,030,000

Advance payments from renters                                                            300,000             365,000

Partners' equity:
     PS Partners VI, Ltd.                                                             28,761,000          29,923,000
     Public Storage, Inc.                                                             24,886,000          25,033,000
                                                                                --------------------------------------

Total partners' equity                                                                53,647,000          54,956,000
                                                                                --------------------------------------

                                                                                 $    54,916,000     $    56,351,000
                                                                                ======================================

                            See accompanying notes.

                           SEI/PSP VI JOINT VENTURES
                        a California Limited Partnership
                              STATEMENTS OF INCOME
              For the years ended December 31, 2001, 2000 and 1999

                                                                       2001              2000              1999
                                                                 ------------------------------------------------------
REVENUE:
Rental income                                                     $    12,696,000   $    12,161,000   $    12,023,000
Equity in earnings of real estate entity                                1,340,000         1,450,000         1,183,000
                                                                 ------------------------------------------------------
                                                                       14,036,000        13,611,000        13,206,000
                                                                 ------------------------------------------------------

COSTS AND EXPENSES:

Cost of operations                                                      4,175,000         4,164,000         3,948,000
Management fees                                                           762,000           729,000           721,000
Depreciation and amortization                                           2,977,000         2,998,000         3,076,000
                                                                 ------------------------------------------------------
                                                                        7,914,000         7,891,000         7,745,000
                                                                 ------------------------------------------------------

NET INCOME                                                        $     6,122,000   $     5,720,000   $     5,461,000
                                                                 ======================================================

Partners' share of net income:
     PS Partners VI, Ltd.'s share                                 $     3,801,000   $     3,395,000   $     2,887,000
     Public Storage Inc.'s share                                        2,321,000         2,325,000         2,574,000
                                                                  $     6,122,000   $     5,720,000   $     5,461,000
                                                                 ======================================================

                            See accompanying notes.

                           SEI/PSP VI JOINT VENTURES
                        a California Limited Partnership
                         STATEMENTS OF PARTNERS' EQUITY
              For the years ended December 31, 2001, 2000 and 1999



                                                   PS Partners          Public Storage
                                                    VI, Ltd.                 Inc.                Total
                                               ---------------------------------------------------------------
Balances at December 31, 1998                     $   33,498,000       $    24,940,000       $  58,438,000

Net income                                             2,887,000             2,574,000           5,461,000

Distributions                                         (5,040,000)           (2,428,000)         (7,468,000)
                                               ---------------------------------------------------------------

Balances at December 31, 1999                         31,345,000            25,086,000          56,431,000

Net income                                             3,395,000             2,325,000           5,720,000

Distributions                                         (4,817,000)           (2,378,000)         (7,195,000)
                                               ---------------------------------------------------------------

Balances at December 31, 2000                         29,923,000            25,033,000          54,956,000

Net income                                             3,801,000             2,321,000           6,122,000

Distributions                                         (4,963,000)           (2,468,000)         (7,431,000)
                                               ---------------------------------------------------------------

Balances at December 31, 2001                     $   28,761,000       $    24,886,000       $  53,647,000
                                               ===============================================================





                            See accompanying notes.

                           SEI/PSP VI JOINT VENTURES
                        a California Limited Partnership
                            STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2001, 2000 and 1999



                                                                              2001            2000            1999
                                                                        ---------------------------------------------------
Cash flows from operating activities:

Net income                                                                 $  6,122,000     $  5,720,000    $  5,461,000

     Adjustments to reconcile net income to net cash provided by operating activities

         Depreciation and amortization                                        2,977,000        2,998,000       3,076,000
         Increase in rent and other receivables                                (204,000)         (29,000)         (3,000)
         Decrease (increase) in other assets                                     15,000           (3,000)          1,000
         (Decrease) increase in accounts payable                                (61,000)          78,000          81,000
         Decrease in advance payments from renters                              (65,000)          (1,000)         (7,000)
         Equity in earnings of real estate entity                            (1,340,000)      (1,450,000)     (1,183,000)
                                                                        -------------------------------------------------

              Total adjustments                                               1,322,000        1,593,000       1,965,000
                                                                        -------------------------------------------------

              Net cash provided by operating activities                       7,444,000        7,313,000       7,426,000
                                                                        -------------------------------------------------

Cash flows used in  investing activities:

         Distributions from real estate entity                                  761,000          731,000         731,000
         Additions to real estate facilities                                   (800,000)        (743,000)       (784,000)
                                                                        -------------------------------------------------

              Net cash used in investing activities                             (39,000)         (12,000)        (53,000)
                                                                        -------------------------------------------------

Cash flows used in financing activities:

         Distributions to partners                                           (7,431,000)      (7,195,000)     (7,468,000)
                                                                        -------------------------------------------------

              Net cash used in financing activities                          (7,431,000)      (7,195,000)     (7,468,000)
                                                                        -------------------------------------------------

Net (decrease) increase in cash and cash equivalents                            (26,000)         106,000         (95,000)

Cash and cash equivalents at the beginning of the period                        266,000          160,000         255,000
                                                                        -------------------------------------------------

Cash and cash equivalents at the end of the period                         $    240,000     $    266,000    $    160,000
                                                                        =================================================




                            See accompanying notes.

                           SEI/PSP VI JOINT VENTURES
                        a California Limited Partnership
                            STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2001, 2000 and 1999

1.       Description of Partnership
         --------------------------

                  SEI/PSP VI Joint Ventures (the "Joint Venture") was formed on December 31, 1990 in connection with the consolidation of 14 separate general partnerships between Public Storage Inc. ("PSI") and PS Partners VI, Ltd. ("PSP VI"). The Joint Venture, through its predecessor general partnerships, invested in existing mini-warehouse facilities which offer self-service storage spaces for lease, usually on a month-to-month basis, to the general public and, to a lesser extent, in existing business park facilities which offer industrial and office space for lease.

                  The Joint Venture owns 30 properties (referred to hereinafter as the "Mini-Warehouses"), which excludes two properties which were transferred to PS Business Parks, L.P. ("PSBPLP") in January 1997. PSP VI is the managing general partner of the Joint Venture, with its ownership interests in the properties of the Joint Venture ranging from 50% to 76.2%.

2.       Summary of Significant Accounting Policies and Partnership Matters
         ------------------------------------------------------------------

         Basis of Presentation
         ---------------------

                  The financial statements include the accounts of the Joint Venture.

         Under the terms of the general partnership agreement of the Joint Venture, for property acquisitions in which PSI issued convertible securities to the sellers for its interest, PSI's right to receive cash flow distributions for any year after the first year of operation are subordinated to cash distributions to PSP VI equal to a cumulative annual 7% of its cash investment (not compounded). In addition, upon sale or refinancing of a property for more than its original purchase price, distribution of proceeds to PSI is subordinated to the return to PSP VI of the amount of its cash investment and the 7% ` described above.

         Depreciation and Amortization
         -----------------------------

                  The Joint Venture depreciates the buildings and equipment on a straight-line method over estimated useful lives of 25 and 5 years, respectively.

         Revenue and Expense Recognition
         -------------------------------

                  Property rents are recognized as earned. Advertising costs of $706,000, $519,000 and $410,000 in 2001, 2000 and 1999, respectively, are expensed as incurred.

         Allocation of Net Income to PSP VI and PSI
         ------------------------------------------

                  Net income prior to depreciation is allocated to PSP VI and PSI based upon their relative ownership interest in each property and the results of each property.

                  Under the terms of the general partnership agreement of the Joint Venture all depreciation and amortization with respect to each Joint Venture is allocated solely to PSP VI until it recovers its initial capital contribution. Thereafter, all depreciation and amortization is allocated solely to PSI until it recovers its initial capital contribution. All remaining depreciation and amortization is allocated to PSP VI and PSI in proportion to their ownership percentages.

                           SEI/PSP VI JOINT VENTURES
                        a California Limited Partnership
                            STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2001, 2000 and 1999

2.       Summary of Significant Accounting Policies and Partnership Matters
         ------------------------------------------------------------------
(Continued)
-----------

         Cash Distributions
         ------------------

                  The general partnership agreement of the Joint Venture provides for regular distributions of cash flow from operations (as defined).

         Cash and Cash Equivalents
         -------------------------

                  For financial statement purposes, the Joint Venture considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

         Environmental Cost
         ------------------

                  Substantially all of the real estate facilities in which the Joint Venture has an interest were acquired prior to the time that it was customary to conduct extensive environmental investigations in connection with the property acquisitions. Although there can be no assurance, the Joint Venture is not aware of any environmental contamination of the Mini-Warehouses which individually or in the aggregate would be material to the Joint Venture's overall business, financial condition, or results of operations.

         Segment Reporting
         -----------------

                  Effective January 1, 1998, the Joint Venture adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 established standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Joint Venture only has one reportable segment as defined within SFAS No. 131, therefore the adoption of SFAS No. 131 had no effect on the Joint Venture's disclosures.

         Use of Estimates
         ----------------

                  The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         Recent Accounting Pronouncements and Guidance
         ---------------------------------------------

         Accounting for business combinations

         In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 141, "Business Combinations," ("SFAS 141") which sets forth revised accounting guidance with respect to accounting for acquisitions of business enterprises. In accordance with the transition provisions of SFAS 141, the Joint Venture adopted the disclosure and accounting provisions of SFAS 141 on June 30, 2001 and the adoption had no effect on the Joint Venture's financial statements.

                           SEI/PSP VI JOINT VENTURES
                        a California Limited Partnership
                            STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2001, 2000 and 1999

         2.       Summary of Significant Accounting Policies and Partnership
                  ----------------------------------------------------------
Matters (Continued)
-------------------

Recent Accounting Pronouncements and Guidance (Continued)
---------------------------------------------------------

         Accounting for goodwill and other intangible assets

         In June 2001, the FASB issued Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets," ("SFAS 142") which addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination, which are addresses in SFAS 141) are to be accounted for. It also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. In accordance with SFAS 142, the Joint Venture will adopt the provisions of SFAS No. 142 in its financial statements beginning with the year ending December 31, 2002. The adoption of the SFAS 142 will have no impact upon the Joint Venture's financial position or results of operations.

         Accounting for the impairment and disposal of long-lived assets

                  In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144") which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS 121, and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations" for a disposal of a segment of a business. SFAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. The Joint Venture expects to adopt SFAS 144 on January 1, 2002, and does not expect that the adoption of the Statement will have a material impact upon the Joint Venture's financial position or results of operations.

3.       Real Estate Facilities
         ----------------------

         In 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which requires impairment losses to be recorded on long-lived assets. We annually evaluate long-lived assets (including intangibles), by identifying indicators of impairment and, if such indicators exist, by comparing the sum of the estimated undiscounted future cash flows for each asset to the asset's carrying amount. When indicators of impairment are present and the sum of the undiscounted cash flows is less than the carrying value of such asset, an impairment loss is recorded equal to the difference between the asset's current carrying value and its value based upon discounting its estimated future cash flows. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Such assets are to be reported at the lower of their carrying amount or fair value, less cost to sell. Our evaluations have indicated no impairment in the carrying amount of our assets.

                  In January 1997, the Joint Venture, PSI and other affiliated partnerships of PSI transferred a total of 35 business parks to PSBPLP, an operating partnership formed to own and operate business parks in which PSI has a significant interest. Included among the properties transferred were the Joint Venture's business parks in exchange for a partnership interest in PSBPLP. The general partner of PSBPLP is PS Business Parks, Inc. ("PSBP").

                           SEI/PSP VI JOINT VENTURES
                        a California Limited Partnership
                            STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2001, 2000 and 1999


4.   Investment in real estate entity
     --------------------------------

          In 2001, 2000, and 1999, the Joint Venture recognized $1,340,000, $1,450,000, and $1,183,000, respectively, in equity in earnings of real estate entities with respect to the investment in PSBPLP, described in Note 3 above. Included in equity in earnings for 2000 is $197,000 representing the Joint Venture's share of PSBPLP's gains on sale of real estate investments.

     The accounting policies of PSBPLP are similar to that of the Joint Venture. Summarized combined financial data with respect to PSBPLP is as follows:

                                                               2001             2000
                                                         ---------------   -------------
   For the year ended December 31,
       Total revenues                                    $   170,391,000   $ 150,634,000
       Minority interest in income                            27,489,000      26,741,000
       Net income                                             49,870,000      51,181,000

   At December 31,
       Total assets, net of accumulated depreciation     $ 1,169,955,000   $ 930,756,000
       Total liabilities                                     210,333,000      59,935,000
       Total minority interest                               359,891,000     306,478,000
       Total equity                                          599,731,000     564,343,000

     The increase in the size of the combined financial position and operating results, respectively, of the Real Estate Entity for the year ended December 31, 2001 and at December 31, 2000, respectively, as compared to prior periods, is the result of the additional properties acquired by PSBPLP during 2000 and 2001.


          PS Business Parks, Inc., which owns PSBPLP, is a registrant with the Securities and Exchange Commission, and its filings can be accessed through the Securities and Exchange Commission.

5.   Related Party Transactions
     --------------------------

          The Joint Venture has a management agreement with PSI whereby PSI operates the Mini-Warehouses for a fee equal to 6% of the facilities' monthly gross revenue (as defined). For 2001, 2000 and 1999, the Partnership paid PSI $762,000 $729,000 and $721,000, respectively, pursuant to this management agreement.

          In January 1997, the Joint Venture transferred its business park facilities to PSBPLP in exchange for a partnership interest in PSBPLP. PSI has a significant economic interest in PSBPLP and PSBP.

6.   Leases
     ------

     The Joint Venture has invested primarily in existing mini-warehouse storage facilities which offer self-service storage spaces for lease to the general public. Leases for such space are usually on a month-to-month basis.

                           SEI/PSP VI JOINT VENTURES
                        a California Limited Partnership
                            STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2001, 2000 and 1999


7.   Taxes Based on Income
     ---------------------

          Taxes based on income are the responsibility of PSP VI and PSI and, accordingly, the Joint Venture's financial statements do not reflect a provision for such taxes.

     Unaudited taxable net income was $5,289,000, $4,557,000 and $4,411,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The difference between taxable income and book income is primarily related to timing differences in depreciation expense.

                                                                      Appendix A


                      AGREEMENT AND PLAN OF REORGANIZATION



     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is entered into as of this 12/th/ day of April, 2002, by and among PUBLIC STORAGE, INC., a California corporation ("PSI"), PS Partners VI Merger Co., Inc., a California corporation ("Sub") and PS Partners VI, Ltd., a California Limited Partnership ("PSP").

     A. This Agreement provides for the merger of Sub, a wholly-owned, second tier subsidiary of PSI, with and into PSP in accordance with the applicable provisions of the California Revised Limited Partnership Act (the "CRLPA") and the Certificate of Merger in the form prescribed by the California Secretary of State as provided in Section 15678.4 of the CRLPA (the "Certificate of Merger").

     B. The Board of Directors of PSI and the general partners of PSP believe that it is in the best interests of PSI and PSP to enter into and complete this Agreement and they have approved this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, the parties agree as follows:

     1. Adoption of Plan. The parties hereby adopt the Plan of Reorganization hereinafter set forth.

     2.   The Merger.

          2.1 Completion of the Merger. At the Effective Time (as defined below), Sub will be merged with and into PSP (the "Merger") in accordance with the terms, conditions and provisions of this Agreement and the Certificate of Merger. The Merger shall become effective at the time at which the Certificate of Merger is filed with the California Secretary of State in accordance with the CRLPA, except that if the Certificate of Merger specifies a date subsequent to the date of such filing on which the Merger is to become effective, the Merger shall be effective on such specified subsequent date (the "Effective Time"). Sub and PSP are sometimes collectively referred to herein as the "Constituent Entities" and PSP, as the surviving entity in the Merger, is sometimes referred to herein as the "Surviving Entity."

          2.2  Effect of the Merger. At the Effective Time:

               2.2.1 Constituent Entities. The separate corporate existence of Sub shall cease and the Surviving Entity shall thereupon succeed, without other transfer, to all the rights and property of Sub and shall be subject to all the debts and liabilities of Sub in the same manner as if the Surviving Entity had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Entities shall be preserved unimpaired, provided that such liens upon property of Sub shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against Sub may be prosecuted to judgment, which shall bind the Surviving Entity, or the Surviving Entity may be proceeded against or substituted in its place.

               2.2.2 Partnership Agreement. The partnership agreement of PSP in effect at the Effective Time shall continue in full force and effect until amended or terminated as provided in such partnership agreement or as provided by law.

               2.2.3 General Partners. The general partners of PSP shall remain as its general partners with the same interests in PSP that they owned at the Effective Time.

          2.3 Conversion of Partnership Units. The manner of converting the outstanding units of limited partnership interest of PSP (the "Units") into cash and/or shares of Common Stock ($.10 par value) of PSI (the "PSI Shares") shall be as follows:

               2.3.1 Cash Election. At the Effective Time, each Unit as to which a cash election has been made in accordance with the provisions of Section
2.5 hereof and has not been revoked, relinquished or lost pursuant to Section
2.5 hereof (the "Cash Election Units") shall be converted into and shall represent the right to receive $546 in cash (the "Cash Election Price"). As soon as practicable after the Effective Time, the registered holders of Cash Election Units shall be paid the cash to which they are entitled hereunder in respect of such Cash Election Units.

               2.3.2 Share Exchange. At the Effective Time, subject to Sections 2.4 and 2.5 hereof, each Unit (other than Cash Election Units and Units owned by the parent of Sub) shall be converted into that number of PSI Shares equal to, rounded to the nearest thousandth, the quotient (the "Conversion Number") derived by dividing $546 by the average of the per share closing prices on the New York Stock Exchange, Inc. (the "NYSE") of PSI Shares during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time. If, prior to the Effective Time, PSI should split or combine the PSI Shares, or pay a stock dividend, the Conversion Number will be appropriately adjusted to reflect such action.

          2.4 No Fractional Shares. Notwithstanding any other term or provision of this Agreement, no fractional PSI Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of any such fractional share interests, each holder of Units who would otherwise be entitled to such fractional share will receive a whole PSI Share if such fractional share to which such holder would otherwise have been entitled is ..5 of an PSI Share or more, and such fractional share shall be disregarded if it represents less than .5 of an PSI Share; provided, however, that, such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of PSI Shares such holder is entitled to receive in the Merger. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the NYSE of the PSI Shares at the Effective Time by (ii) the fractional interest.

          2.5 Procedure for Cash Election. At the time of the mailing of the Information Statement provided for in Section 6.5 hereof, PSI will send to each holder of record of Units a cash election form (the "Form of Election") providing such holder with the option to elect to receive the Cash Election Price with respect to all of such holder's Units. Any such election to receive the cash payment contemplated by Section 2.3.1 hereof shall have been properly made only if BankBoston, N.A. (the "Exchange Agent") shall have received at its designated office, by 5:00 p.m., New York time, on the last business day preceding the Effective Time, a Form of Election properly completed, as set forth in such Form of Election. Any Form of Election may be revoked by the person submitting the same to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York time, on the last business day before the Effective Time. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by the parties hereto that the Merger have been abandoned. The Exchange Agent may determine whether or not elections to receive cash have been properly made or revoked pursuant to this Section 2.5, and any such determination shall be conclusive and binding. If the Exchange Agent determines that any election to receive cash was not properly or timely made, the Units covered thereby shall not be treated as Cash Election Units, and shall be converted in the Merger as provided in Section 2.3.2 hereof. The Exchange Agent may, with the agreement of PSI and PSP, establish such procedures, not inconsistent with this Section 2.5, as may be necessary or desirable to implement this Section 2.5.

          2.6 Conversion of Shares. At the Effective Time, the shares of capital stock of Sub shall be converted into an aggregate of 150,000 Units.

          2.7 Cancellation of Units Owned by Parent of Sub. At the Effective Time, any Units owned by the parent of Sub (other than Units acquired pursuant to Section 2.6 hereof) shall be cancelled and retired and no shares shall be issuable, and no cash shall be exchangeable, with respect thereto.

          2.8 Delivery of Certificates. After the Effective Time, each holder of Units which were converted into PSI Shares pursuant to Section 2.3.2 shall be entitled to receive a certificate representing the number of whole PSI Shares into which such Units shall have been converted as provided in Section 2.3.2 hereof and cash payment in lieu of fractional share interests, if any, as provided in Section 2.4 hereof.

     3.   Closing.

          3.1 Time and Place of Closing. If this Agreement is approved by the limited partners of PSP, a meeting (the "Closing") shall take place as promptly as practicable thereafter at which the applicable parties will exchange certificates and other documents as required by this Agreement. Such Closing shall take place at such time and place as PSI may designate. The date of the Closing shall be referred to as the "Closing Date."

          3.2 Execution and Filing of Certificate of Merger. At or before the Closing and after approval of the limited partners of PSP, the applicable parties shall execute the Certificate of Merger for filing with the California Secretary of State. The Certificate of Merger shall be duly filed with the California Secretary of State in accordance with the CRLPA.

     4. Representations, Warranties and Agreements of PSP. PSP represents, warrants and agrees with PSI that:

          4.1 Authorization. Subject to approval of this Agreement by the limited partners of PSP, (i) the execution, delivery and performance of this Agreement by PSP has been duly authorized and approved by all necessary action of PSP, and (ii) PSP has necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

          4.2 Organization and Related Matters. PSP is a limited partnership duly organized, existing and in good standing under the laws of the State of California with all requisite power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on its business, properties, results of operations or financial condition.

          4.3 Units. PSP has outstanding 150,000 Units, all of which have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PSP is a party or by which it is bound calling for or requiring the issuance of additional Units.

          4.4 Consents and Approvals; No Violation. Assuming approval of the Merger and of this Agreement by the limited partners of PSP, neither the execution and delivery of this Agreement nor the consummation by PSP of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its partnership agreement; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Certificate of Merger pursuant to the CRLPA, (D) as may be required by any applicable state securities or takeover laws, or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSP or adversely affect the ability of PSP to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSP is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSP or adversely affect the ability of PSP to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSP or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSP or adversely affect the ability of PSP to consummate the transactions contemplated hereby.

          4.5 Litigation. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSP, threatened against PSP or involving any of its properties or assets.

          4.6 SEC Reports. Since January 1, 1999, PSP has filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSP SEC Reports"). None of the PSP SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.7 Financial Statements. The financial statements included in the PSP SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSP as of their respective dates, and the results of operations of PSP for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

          4.8 Absence of Certain Changes or Events. Since January 1, 2000, the business of PSP has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

          4.9 S-4 Registration Statement and Information Statement. None of the information supplied or to be supplied by PSP for inclusion or incorporation by reference in the S-4 Registration Statement or the Information Statement (as such terms are defined in Section 6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Information Statement, at the time of the mailing of the Information Statement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.10 Insurance. All material insurance of PSP is currently in full force and effect and PSP has reported all claims and occurrences to the extent required by such insurance.

          4.11 Disclosure. The representations and warranties by PSP in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     5. Representations, Warranties and Agreements of PSI. PSI hereby represents, warrants and agrees with PSP that:

          5.1 Authorization. The execution, delivery and performance of this Agreement by PSI have been duly authorized and approved by all necessary corporate action of PSI, and PSI has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

          5.2 Organization and Related Matters. PSI is a corporation duly organized, existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSI.

          5.3 Capital Stock. The authorized capital stock of PSI consists solely of (i) 200,000,000 shares of

Common Stock ($.10 par value), 115,499,647 of which were issued and outstanding as of December 31, 2001, (ii) 7,000,000 shares of Class B Common Stock ($.10 par value), all of which were issued and outstanding as of December 31, 2001, (iii) 50,000,000 shares of Preferred Stock ($.10 par value), 11,156,500 of which were issued and outstanding as of December 31, 2001 and (iv) 200,000,000 shares of Equity Stock ($.01 par value), 4,523,220.338 of which were issued and outstanding at December 31, 2001. All of the issued and outstanding shares of Common Stock, Class B Common Stock, Preferred Stock and Equity Stock of PSI have been duly and validly authorized and issued, and are fully paid and nonassessable. The issuance of the PSI Shares in the Merger has been duly and validly authorized and, when issued and delivered as provided in this Agreement, the PSI Shares will have been duly and validly issued, fully paid and nonassessable; and the shareholders of PSI have no preemptive rights with respect to any shares of capital stock of PSI.

          5.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by PSI of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Certificate of Merger pursuant to the CRLPA, (D) as may be required by any applicable state securities or takeover laws, or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSI is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSI or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby.

          5.5 Litigation. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSI, threatened against PSI or involving any of its properties or assets.

          5.6 SEC Reports. Since January 1, 1999, PSI has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSI SEC Reports"). None of the PSI SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          5.7 Financial Statements. The financial statements included in PSI's SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSI as of their respective dates, and the results of operations of PSI for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

          5.8 Absence of Certain Changes or Events. Since January 1, 2001, the business of PSI has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

          5.9 S-4 Registration Statement and Information Statement. None of the information supplied or to be supplied by PSI for inclusion or incorporation by reference in the S-4 Registration Statement or the Information Statement (as those terms are defined in Section 6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Information Statement, at the time of the mailing of the Information Statement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          5.10 Insurance. All material insurance of PSI is currently in full force and effect and PSI has reported all claims and occurrences to the extent required by such insurance.

          5.11 Disclosure. The representations and warranties by PSI in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     6.   Covenants and Agreements.

          6.1 Ordinary Course. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, each of PSI and PSP will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to: (a) preserve intact its present business, organization and goodwill, (b) maintain all permits, licenses and authorizations required by applicable laws, and (c) keep available the services of its present employees and preserve its relationships with customers, suppliers, lenders, lessors, governmental entities and others having business or regulatory dealings with it. PSP will not issue any Units or debt securities convertible into Units. PSI and PSP will promptly notify the other of any event or occurrence not in the ordinary and usual course of business or which may have a material adverse effect on the properties or financial condition of such party.

          6.2 Action by PSP. PSP will take all action necessary in accordance with applicable law as promptly as practicable to secure approval of this Agreement, it being understood that the principal terms of the Agreement must be approved by the affirmative vote of a majority of the outstanding Units.

          6.3 Vote by PSI. PSI agrees to cause its subsidiary to vote its Units in favor of the Merger prior to the mailing of the Information Statement.

          6.4 Acquisition Proposals. PSP will not initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving PSP, or any purchase of all or any significant portion of its assets, or any equity interest in it, other than the transactions contemplated hereby (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; provided, however, that PSP's general partners may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participate in such negotiations and discussions might cause the general partners of PSP to breach their fiduciary duty to the limited partners of PSP under applicable law as advised by counsel. PSP will notify PSI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with PSP, and will keep PSI informed of the status and terms of any such proposals and any such negotiations or discussions.

          6.5 Registration and Information Statement. PSP will promptly prepare and file with the SEC a preliminary information statement and notice of action without a meeting in connection with the approval of the Merger by the limited partners of PSP. PSI will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing an information statement, notice of action without a meeting and prospectus, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the PSI Shares to be issued to holders of Units in the Merger (such information statement, notice of action without a meeting and prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms to be mailed to the limited partners of PSP, being herein called the "Information Statement"). PSI and PSP will use their best efforts to have or cause the S-4 Registration Statement to be declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and PSP will use its best efforts to cause the Information Statement to be mailed to its limited partners at the earliest practicable date. PSP agrees that if at any time prior to the Effective Time any event with respect to PSP should occur which is required to be described in an amendment of, or a supplement to, the Information Statement or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the limited partners of PSP and (ii) the Information Statement will (with respect to PSP) comply as to form in all material respects with the requirements of the federal securities laws. PSI agrees that (i) if at any time prior to the Effective Time any event with respect to PSI should occur which is required to be described in an amendment of, or a supplement to, the Information Statement or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the limited partners of PSP and (ii) the Information Statement will (with respect to PSI) comply as to form in all material respects with the requirements of the federal securities laws.

          6.6 Best Efforts. Each of PSI and PSP shall: (i) promptly make its respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (ii) use its best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

          6.7 Registration and Listing of PSI Shares. PSI will use its best efforts to register the PSI Shares under the applicable provisions of the Securities Act and to cause the PSI Shares to be listed for trading on the NYSE upon official notice of issuance.

          6.8 Distributions. PSP will not, at any time prior to the Effective Time, declare or pay any cash distributions to its limited partners, except (i) regular quarterly distributions at a quarterly rate not in excess of $7.13 per Unit and (ii) distributions to limited partners of record immediately prior to the Effective Time in an aggregate amount equal to the amount by which the estimated Net Asset Value of PSP (as defined below) as of the Effective Time exceeds $546 per Unit. For this purpose, the Net Asset Value of PSP is the sum of (a) PSP's share of the fair market value as of February 28, 2002 of the 32 improved properties in which PSP has an interest, as determined by appraisal by Charles R. Wilson & Associates, Inc., (b) the book value of PSP's non-real estate assets (excluding marketable securities) as of the date of determination and (c) the fair value of PSP's partnership interests in PS Business Parks, L.P. based on the average of the per share closing prices on the American Stock Exchange of the shares of common stock of PS Business Parks, Inc. during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time and less (d) PSP's liabilities as of the date of determination. The determination of book value and liabilities shall be from PSP's financial statements prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods.

     7.   Conditions.

          7.1 Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part, to the extent permitted by applicable law:

              7.1.1 Limited Partner Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the limited partners of PSP as contemplated by Section 6.2.

              7.1.2 Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the expiration of the waiting period requirements of the HSR Act) shall have been made or obtained (as the case may be) without material restrictions, except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a material adverse effect on PSI or PSP.

               7.1.3 Litigation. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement and no legal action challenging such transactions shall be pending.

               7.1.4 Registration Statement. The S-4 Registration Statement shall have been declared effective and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the PSI Shares shall have been received.

               7.1.5 Listing of PSI Shares on NYSE. The PSI Shares shall have been approved for listing on the NYSE upon official notice of issuance.

               7.1.6 Fairness Opinion. PSP shall have received the opinion of Robert A. Stanger & Co., Inc. in form and substance satisfactory to it to the effect that the consideration to be received by the public limited partners of PSP in the Merger is fair to such public limited partners from a financial point of view, and such opinion shall not have been withdrawn or revoked.

          7.2 Conditions to Obligations of PSI. The obligations of PSI to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSI to the extent permitted by applicable law:

               7.2.1 Accuracy of Representations; Performance of Agreements. Each of the representations and warranties of PSP contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PSP shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

               7.2.2 Certificate of General Partners. PSI shall have received such certificates of the general partners of PSP as PSI may reasonably request in connection with the Closing, to the effect that, to the best of their knowledge, all representations and warranties of PSP contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and PSP has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by PSP at or prior to the Closing.

               7.2.3 Title to Properties; Environmental Audits. PSI in its sole discretion shall be satisfied as to the status of title to (including the existence and effect of liens and encumbrances), and the results of an environmental audit of, each of the real properties owned by PSP.

               7.2.4 Trading Price of PSI Shares. The average of the per share closing prices of the PSI Shares on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time (the "Average PSI Share Price") shall be not less than $34.

          7.3 Conditions to Obligations of PSP. The obligations of PSP to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSP to the extent permitted by applicable law.

               7.3.1 Accuracy of Representations; Performance of Agreements. Each of the representations and warranties of PSP contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PSI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

               7.3.2 Certificate of Officers. PSP shall have received such certificates of officers of PSI as

PSP may reasonably request in connection with the Closing, including upon request a certificate satisfactory to PSP of the Chief Executive Officer and the Chief Financial Officer of PSI, to the effect that, to the best of their knowledge, all representations and warranties of PSI contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and PSI has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

    8.    Termination.

          8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after limited partner approval, by the mutual written consent of PSI and PSP.

          8.2 Termination by PSI or PSP. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of PSI or by the general partners of PSP if (i) the Merger shall not have been consummated by December 31, 2002 (provided that the right to terminate this Agreement under this Section 8.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) the limited partners of PSP shall have failed to approve this Agreement and the transactions contemplated hereby.

          8.3 Termination by PSI. This Agreement may be terminated by PSI, and the Merger may be abandoned at any time prior to the Effective Time, as to the defaulting party if (i) PSP shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to such party of such failure to comply, or (ii) any representation or warranty of PSP contained in this Agreement shall not be true in all material respects when made, which inaccuracy or breach (if capable of cure) has not been cured within five business days following notice to PSP of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

          8.4 Termination by PSP. This Agreement may be terminated by PSP and the Merger may be abandoned at any time prior to the Effective Time, before or after limited partner approval, if (i) PSI shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by PSI at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to PSI of such failure to comply, or (ii) any representation or warranty of PSI contained in this Agreement shall not be true in all material respects when made, which inaccuracy or beach (if capable of cure) has not been cured within five business days following notice to PSI of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

          8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Section 8, no party (or any directors, officers, employees, agents or representatives of any party) shall have any liability or further obligation to any other party or any person who controls a party within the meaning of the Securities Act, except as provided in Section 9.1 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

    9.    Miscellaneous.

          9.1 Payment of Expenses. If the Merger is consummated, PSI shall pay all the expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. If the Merger is not consummated, each of PSI and PSP shall pay its own expenses, except that any expenses incurred in connection with the printing of the S-4 Registration Statement and the Information Statement, the real estate appraisals and environmental audits of the properties of PSP and preparation for real estate closings, and any filing fees under the HSR Act, the Securities Act and the Securities Exchange Act of 1934, as amended shall be paid 50% by PSI and 50% by PSP.

          9.2 Survival of Representations, Warranties and Covenants. The respective representations and warranties of PSI and PSP contained herein or in any certificate or document delivered pursuant hereto shall expire with and be terminated and extinguished by the effectiveness of the Merger and shall not survive the Effective Time. The sole right and remedy arising from a misrepresentation or breach of warranty, or from the failure of any of the conditions to be met, shall be the termination of this Agreement by the other party. This Section 9.2 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time.

          9.3 Modification or Amendment. The parties may modify or amend this Agreement by written agreement authorized by the Board of Directors of PSI and the general partners of PSP and executed and delivered by the parties; provided, however, that after approval of this Agreement by the limited partners of PSP, no amendment shall be made which changes any of the principal terms of the Merger or this Agreement, without the approval of such limited partners.

          9.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

          9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

          9.6 Interpretation. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. Each of the capitalized terms defined in this Agreement shall, for all purposes of this Agreement (and whether defined in the plural and used in the singular, or vice versa), have the respective meaning assigned to such term in the Section in which such meaning is set forth. References in this Agreement to "parties" or a "party" refer to parties to this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation."

          9.7 Headings. The descriptive headings contained in the Sections and subsections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.8 Parties in Interest. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, and shall confer no right, benefit or interest upon any other person, including shareholders of the respective parties.

          9.9 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by U.S. mail, postage prepaid, addressed as follows or such other address as the party to be notified has furnished in writing by a notice given in accordance with this Section 9.9:

              If to PSI or to Sub:

              Public Storage, Inc.
              701 Western Avenue
              Glendale, California 91201-2397
              Attention:  Harvey Lenkin
                           President

               If to PSP:

               PS Partners VI, Ltd., a California Limited Partnership c/o Public Storage, Inc.
               701 Western Avenue
               Glendale, California 91201-2397
               Attention:  Harvey Lenkin
                            President

Any such notice or communication shall be deemed given as of the date of delivery, if delivered personally, or on the second day after deposit with the U.S. Postal Service, if sent by U.S. mail.

          9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

          9.11 Assignment. No rights, interests or obligations of either party under this Agreement may be assigned or delegated without the prior written consent of the other party.

          9.12 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether written or oral.

          9.13 Severable Provisions. If any of the provisions of this Agreement may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                                           PUBLIC STORAGE, INC.


                                           By:  /s/ HARVEY LENKIN
                                              ---------------------------
                                                Harvey Lenkin
                                                President

                                           PS PARTNERS VI, LTD.,
                                           a California Limited Partnership

                                           By: Public Storage, Inc.,
                                           General Partner


                                           By:  /s/ HARVEY LENKIN
                                              ---------------------------
                                                Harvey Lenkin
                                                President

                                           By:  /s/ B. WAYNE HUGHES
                                              ---------------------------
                                                B. Wayne Hughes
                                                General Partner

                                           PS PARTNERS VI MERGER CO., INC.


                                           By:  /s/ HARVEY LENKIN
                                              ---------------------------
                                                Harvey Lenkin
                                                President

                                                                      APPENDIX B

              [LETTERHEAD OF CHARLES R. WILSON & ASSOCIATES, INC.]

                                  April 4, 2002

PS PARTNERS VI, LTD. and
PUBLIC STORAGE, INC.
701 Western Avenue . Suite 200
Glendale, California 91201-2397

Re:      Market Value Appraisal
         32-Property Self-Storage Portfolio
         CRW Job File No. PA-02002

==================================================================================================================
   24601     200 E. Kirkham Ave., St. Louis, MO                    24621     1120 Center Point Rd., Birmingham, AL
   24602     3940 Reavis Barracks Rd., St. Louis, MO               24622     1147 Gadsen Hwy, Birmingham, AL
   24604     2377 E. Loop 820 S., Fort Worth, TX                   24623     209 Oxmoor Blvd., Birmingham, AL
   24605     7501 Baker Blvd., Richland Hills, TX                  24624     3232 Lorna Rd., Birmingham, AL
   24607     6938 Franklin Blvd., Sacramento, CA                   24625     575 Bessemer Super Hwy, Midfield, AL
   24608     2935 S. 3600 W. Salt Lake City, UT                    24626     3052 Leman Ferry Rd., SW, Huntsville, AL
   24609     2300 Purdue Ave., Los Angeles, CA                     24627     2902 Drake Ave., SW, Huntsville, AL
   24611     8701 Central Ave., Capitol Heights, MD                24628     4314 Whiteside Dr., Anniston, AL
   24613     4555 Peralta Blvd., Fremont, CA                       24629     8610 Glenvista St., Houston, TX
   24614     2745 Dixie Hwy, Waterford, MI                         24630     9030 North Fwy, Houston, TX
   24615     3607 Fort Meade Rd., Laurel, MD                       24631     2850 Rogerdale Rd., Houston, TX
   24616     3150 S. 44/th/ St., Kansas City, KS                   24632     6615 Gessner Dr., Houston, TX
   24617     1224 27/th/ Pl. S., Birmingham, AL                    24633     6336 Fairdale Ln., Houston, TX
   24618     1900 Mini Warehouse Rd., Birmingham, AL               24634     5200 Gulfton St., Houston, TX
   24619     6917 Oporto Madrid Bl. S., Birmingham, AL             24635     8950 Westpark Dr., Houston, TX
   24620     1055 Pebble Creek Pkwy, Birmingham, AL                24636     7493 Jonesboro Rd., Jonesboro, GA

Gentlemen:

In accordance with your request and authorization, we have prepared a limited appraisal of the 32-property portfolio in which PS Partners VI, Ltd. has an interest. Our investigation and analysis is presented in a restricted report format.

This restricted report is intended to comply with the reporting requirements set forth under Standard Rule 2-2(c) of the Uniform Standards Professional Appraisal Practice (USPAP). As such, this restricted report is presented in summary format and primarily states only the conclusions, and procedures that were used in the appraisal process to develop the appraiser's opinion of value. As such, it does not include detailed discussions of the data, reasoning and analyses used in the appraisal process to develop the appraiser's opinion of value. The appraiser's opinions and conclusions set forth in the report cannot be understood properly without additional information in the appraiser's workfile Supporting documentation containing the data, reasoning and analyses is retained in the working files of the appraiser. A synopsis of the methodology of the appraisal in contained in Part I of the report.

The addressee is notified that PS Partners VI, Ltd., its advisors, and its partners are considered by the appraiser to be the only users of this appraisal report. Any other party who may receive this report is not considered an intended user as the depth of discussion contained in this restricted report is specific to the needs of the intended user. This report may be

--------------------------------------------------------------------------------
Charles R. Wilson & Associates, Inc.

included in an Information Statement sent to limited partners of PS Partners VI, Ltd. in connection with the proposed merger of PS Partners VI, Ltd. with a subsidiary of Public Storage, Inc.

As described in further detail in the Assumptions and Limiting Conditions, this appraisal invokes the Departure Rule of the USPAP. The reliability of the value conclusion provided may be impacted to the degree that there is departure from specific guidelines of USPAP. However, we believe we have performed actions necessary to ensure a fair valuation of the subject portfolio.

Attached to this transmittal letter is the summary appraisal report which contains the following components:

         Part 1 - Appraisal Information
         Part 2 - Assumptions and Limiting Conditions
         Part 3 - Certification

AGGREGATE MARKET VALUE

Based upon the analyses made, it is our opinion that the Fee Simple Aggregate Market Value of the Portfolio of subject properties, as of February 28, 2002, is:

             EIGHTY SEVEN MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS
             -------------------------------------------------------
                                  ($87,250,000)

This market value assumes an exposure time of six to 12 months. This letter of transmittal is not a complete appraisal report and is only intended to summarize the value estimates of the subject properties. Assumptions and Limiting Conditions are noted in the body of this report.

Sincerely,
CHARLES R. WILSON & ASSOCIATES, INC.

CHARLES R. WILSON, MAI, CRE


Charles R. Wilson, MAI, CRE
State of California Certification No. AG002172


--------------------------------------------------------------------------------
Charles R. Wilson & Associates, Inc.                                           2

                         PART ONE-APPRAISAL INFORMATION

PROPERTY IDENTIFICATION AND CLASSIFICATION
------------------------------------------

The subject properties are located in 32 locations in different states and are specifically identified by the street addresses below:


Property                                                                      Net Rentable
Number                       Property Address                                  Square Feet
=======================================================================================================
     24601        200 E. Kirkham Ave., St. Louis, MO ..................          30,550
     24602        3940 Reavis Barracks Rd., St. Louis, MO .............          29,050
     24604        2377 E. Loop 820 S., Fort Worth, TX .................          36,090
     24605        7501 Baker Blvd., Richland Hills, TX ................          55,800
     24607        6938 Franklin Blvd., Sacramento, CA .................          49,575
     24608        2935 S. 3600 W., Salt Lake City, UT .................          65,867
     24609        2300 Purdue Ave., Los Angeles, CA ...................          50,977
     24611        8701 Central Ave., Capitol Heights, MD ..............          54,430
     24613        4555 Peralta Blvd., Fremont, CA .....................          39,100
     24614        2745 Dixie Hwy, Waterford, MI .......................          60,398
     24615        3607 Fort Meade Rd., Laurel, MD .....................          35,106
     24616        3150 S. 44/th/ St., Kansas City, KS .................          76,932
     24617        1224 27/th/ Pl. S., Birmingham, AL ..................          19,609
     24618        1900 Mini Warehouse Rd., Birmingham, AL .............          53,874
     24619        6917 Oporto Madrid Blvd. S., Birmingham, AL .........          36,560
     24620        1055 Pebble Creek Pkwy, Birmingham, AL ..............          30,022
     24621        1120 Center Point Rd., Birmingham, AL ...............          41,550
     24622        1147 Gadsden Hwy, Birmingham, AL ....................          20,771
     24623        209 Oxmoor Blvd., Birmingham, AL ....................          39,080
     24624        3232 Lorna Rd., Birmingham, AL ......................          35,430
     24625        575 Bessemer Super Hwy, Midfield, AL ................          19,137
     24626        3052 Leman Ferry Rd. SW, Huntsville, AL .............          43,800
     24627        2902 Drake Ave. SW, Huntsville, AL ..................          43,400
     24628        4314 Whiteside Dr., Anniston, AL ....................          25,125
     24629        8610 Glenvista St., Houston, TX .....................          59,211
     24630        9030 North Fwy, Houston, TX .........................          96,319
     24631        2850 Rogerdale Rd., Houston, TX .....................         114,691
     24632        6615 Gessner Dr., Houston, TX .......................         111,082
     24633        6336 Fairdale Ln., Houston, TX ......................         118,671
     24634        5200 Gulfton St., Houston, TX .......................         103,647
     24635        8950 Westpark Dr., Houston, TX ......................          52,186
     24636        7493 Jonesboro Rd., Jonesboro, GA ...................          33,400
                                                                            -----------
     TOTALS ...........................................................       1,681,440

The subject properties have all been under the same ownership for more than the past three years with the exception of a 1.57 acre parcel of land acquired in 2000 at a cost of $271,778. This land is part of the 6938 Franklin Blvd., Sacramento, California location.

PURPOSE OF THE APPRAISAL
------------------------

The purpose of this appraisal is to estimate the aggregate Fee Simple Market Value of the 32-property portfolio in which PS Partners VI, Ltd. has an interest and to present our conclusions in a restricted report format.

Effective Date of Value and Date of Report
------------------------------------------

The effective date of value for this restricted appraisal report is February 28, 2002. The date of the report is March 28, 2002.


--------------------------------------------------------------------------------
Charles R. Wilson & Associates, Inc.                                           3

METHODOLOGY
-----------

In valuing the portfolio, we considered the applicability of all three commonly recognized approaches to value: Cost Approach, the Income Capitalization Approach and the Sales Comparison Approach. The type and age of properties within the portfolio, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. We did not consider the Cost Approach to be applicable to the portfolio.

The Income Capitalization Approach estimates a property's capacity to produce income through an analysis of the rental market, operating expenses and net operating income. Net operating income may then be processed into a value estimate through either, or a combination, of two methods: direct capitalization or yield capitalization (i.e., a discounted cash flow analysis).

The Sales Comparison Approach is based on the principle of substitution, that is, that an informed purchaser would pay no more for a property that the cost of acquiring an existing property with the same utility. The Sales Comparison Approach establishes what typical investors in the marketplace are willing to pay for the subject properties based on amounts paid for similar-type properties.

The Cost Approach is based on the estimated market value of the site as if vacant plus the depreciated replacement cost of existing improvements. The Cost Approach was not considered applicable because today's investors generally do not rely upon this approach when buying older existing properties like the portfolio.

Our valuation of the portfolio relied most heavily on the Income Capitalization Approach. Our conclusion arrived using this approach was then tested for reasonability using the Sales Comparison Approach. Assets in our appraisal include land, land improvements and building improvements. Assets excluded are personal property, fixtures and intangible or other business-related assets that are not real property, except for that equipment and personal property considered usual and incidental to the operation of the facilities such as electric carts, office supplies, computer systems, etc. We valued each facility individually, taking into consideration any portfolio premium and then reconciled the individual values into a final value conclusion.

The specific actions taken by us in valuing the portfolio of properties included the following:

General
-------

..    For each property, we reviewed three years of operating statements provided by management.

..    Historical income and expense information of each of the subject properties provided by management was compared to the operating performance of comparable properties found in the Self Storage Data Services, Inc., (SSDS) database. SSDS is a subsidiary of Charles R. Wilson & Associates, Inc. The SSDS database contains operating income and expense data on several hundred self-storage facilities nationwide.

..    Site inspections were conducted on all the Alabama and Houston, Texas properties, for the purpose of verifying physical condition (including necessary reserves for deferred maintenance) and discussing maintenance requirements with property management.

..    We interviewed members of management responsible for property operations to ascertain the competitive conditions, area economic trends affecting the properties and items of deferred maintenance or of unusual nature.

..    Rental rates and occupancies, as available, on competitive facilities were utilized to judge each subject's level of performance relative to the market. Management provided rental information on the subject properties and competing properties. Rental rates of competing properties were verified by telephone by personnel of Charles R. Wilson & Associates, Inc. We also developed information from a variety of sources about the market conditions for each individual property that included population, employment and housing trends within the market.

..    We defined our occupancy levels, rental rate and expense growth expense escalators by reviewing the acquisition criteria and projection parameters used in the marketplace.

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Charles R. Wilson & Associates, Inc.                                           4

..    No interviews with city and county officials were conducted.

..    Based on the information gathered, we determined significant differences in the quality among the properties by considering such variables as property income growth patterns and potential, quality of location and construction, tenant appeal, property appearance, security and potential competition.

Income Capitalization Approach
------------------------------

..    We utilized the Direct Capitalization method (a type of Income
     Capitalization) by projecting stabilized operating results for the next twelve months and capitalizing that into a value for the property using capitalization rates ranging from 9.25% to 10.0%, except for the capitalization rate on the Sacramento, California - Franklin Blvd facility of 9.0% which was adjusted to reflect its excess land. Adjustments were then made for deferred maintenance.

..    We also utilized the Yield Capitalization method or discounted cash flow model (another type of Income Capitalization). In applying Yield Capitalization method, cash flow projections for each property were developed for a ten-year period. Consideration was given, and adjustments made, to reflect replacement reserves and scheduled capital repairs. We capitalized each property's eleventh year net operating income into a residual value at the end of the ten-year holding period and assumed a normal cost of disposing the properties. The ten yearly cash flows were then discounted to present worth.

..    We used annual revenue growth rates ranging from -0.3% to 5.4% and expense growth rates from -2.4% to 16.4% over the twelve-month period ending December 31, 2001 numbers for the initial year of the cash flow projection. We used revenue growth rates from 3.0% to 3.5% thereafter. Expenses for the properties were increased between 3.0% and 3.5% per annum, except for real estate taxes in California that were increased 2.0% per annum. We used terminal capitalization rates ranging from 9.75% to 10.0% (9.5% for Sacramento, California - Franklin Blvd. facility to reflect its excess land) to capitalize each of the properties' eleventh year net operating income into a residual value. The annual cash flows were discounted to present worth using discount rates ranging from 12.0% to 12.5%, except for Sacramento, California - Franklin Blvd facility for which 11.5% was utilized to reflect its excess land.

..    We tested the reasonableness of the adjusted valuation parameters utilized for the Sacramento, California facility to account for its excess land by observing land transaction prices in the general market of this facility.

..    We reconciled the aggregate property values using the Direct Capitalization
     Method and the Yield Capitalization Method into a single portfolio value.

Sales Comparison Approach
-------------------------

..    The value conclusions were tested for their reasonableness using the Sales
     Comparison Approach which analyzes 142 property sales that occurred during the past 36 months. Using a regression analysis, a strong correlation (R Squared = .9508) was derived between the comparable property net operating income and sales prices per square foot. Included in the property sales analyzed are property sales/acquisitions involving Public Storage and others.

AGGREGATE MARKET VALUE
----------------------

Based upon the analyses made, it is our opinion that the Fee Simple Aggregate Market Value of the Portfolio of subject properties, as of February 28, 2002, is:

             EIGHTY SEVEN MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS
             -------------------------------------------------------
                                  ($87,250,000)


This market value assumes an exposure time of six to 12 months. This letter of transmittal is not a complete appraisal report and is only intended to summarize the value estimates of the subject properties. General and Specific Assumptions and Limiting Conditions are noted in the body of this report.

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Charles R. Wilson & Associates, Inc.                                           5

DEFINITIONS
-----------

Property Rights Appraised
-------------------------

The property rights appraised consist of the Fee Simple Estate. Due to the short-term, month-to-month tenancies in the facilities, and the fact that rents are at market levels, a Fee Simple Interest is appropriate. According to the Appraisal Institute, Dictionary of Real Estate Appraisal, 3/rd/ Edition, 1993,
p. 140, "Fee Simple Estate" is defined as:

     "Absolute ownership unencumbered by any other interest or estate; subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, taxation, and escheat."

Market Value
------------

The following Market Value definition is based on Uniform Standards of Professional Appraisal Practice Regulations and Standards.

     "Market Value" means the most probable price that a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     1.   Buyer and seller are typically motivated;

     2. Buyer and seller are well informed or well advised, and acting in what they consider their own best interest;

     3.   A reasonable time is allowed for exposure on the open market;

     4. Payment is made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and;

     5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

          (Source: Office of the Comptroller of the Currency under 12 CFR, part 34, Subpart C-Appraisals, 34.43 Definitions [g].)


OTHER INFORMATION
-----------------

Competency Rule
---------------

Charles R. Wilson & Associates, Inc., and Charles Ray Wilson, MAI, CRE, have the knowledge and experience necessary to complete this assignment and have appraised over 300 self-storage facilities over the past 12 months. Charles R. Wilson & Associates, Inc., and Charles Ray Wilson, MAI, CRE have appraised self-storage facilities and commercial facilities since 1972 and have appraised over 300 self-storage facilities over the past 12 months.

--------------------------------------------------------------------------------
Charles R. Wilson & Associates, Inc.                                           6

                   PART TWO- ASSUMPTIONS & LIMITING CONDITIONS

Standards Rule (SR) 2-1 of the "Standards of Professional Practice" of the Appraisal Institute requires the appraiser to "clearly and accurately disclose any extraordinary assumption or limiting condition that directly affects an appraisal analysis, opinion, or conclusion." In compliance with SR 2-1, and to assist the reader in interpreting this report, such assumptions and limiting conditions are set forth as follows:

1. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the letter of transmittal. Further, the dollar amount of any value opinion rendered in this report is based upon the purchasing power of the American dollar existing on that date.

2. The appraiser assumes no responsibility for economic or physical factors that may affect the opinions in the report which occur after the date of the letter transmitting the report.

3. Forecasts of anticipated revenue and expenses were based on our analysis of market trends, economic conditions, and historical operating results of the properties. Such forecasts are dependent on assumptions as to future economic, social, and political conditions, as well as market related activity. They represent our opinion of current investor attributes and motivations applicable to the class of property appraised, and no warranty or representation that these forecasts will materialize is implied.

4. To the best of our knowledge the data set forth in this report and utilized in this appraisal is true and accurate. The information furnished by others is believed to be reliable.

5. No opinion as to title is rendered. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements, and restrictions except those specifically discussed in the report. The properties are appraised assuming they will be under responsible ownership and competent management, and available for their highest and best use.

6. The appraiser reserves the right to make such adjustments to the analyses, opinions, and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

7. The appraiser assumes no responsibility for hidden or unapparent conditions of the properties, subsoil, or structures that render them more or less valuable. No responsibility is assumed for arranging for engineering studies that may be required to discover them.

8. The properties are appraised assuming that all applicable zoning and use regulations and restrictions have been complied with, unless otherwise stated.

9. The properties are appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can be, obtained or renewed for any use on which the value estimate contained in this report is based, unless otherwise stated.

10. No engineering surveys have been made by the appraiser. Except as specifically stated, data relative to size and area was taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

11. No soil tests or environmental studies were reviewed. The appraised value assumes that there are no subsurface, toxic waste, or building material hazards in or on the properties that would adversely affect their existing or potential use.

12. Unless specifically stated, this appraisal does not take into consideration the possibility of the existence of asbestos, PCB transformer, or other toxic, hazardous, or contaminated substances and/or underground storage tanks (hazardous material), or the cost of encapsulation or removing thereof.

13. No opinion is expressed as to the value of subsurface oil, gas, or mineral rights or whether the properties are subject to surface entry for the exploration or removal of such material except as is expressly stated.

14. No opinion is intended to be expressed for matters that require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

--------------------------------------------------------------------------------
Charles R. Wilson & Associates, Inc.                                           7

15. Except as consented to in the letter of transmittal, possession of this report, or a copy of it, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed, it's financial advisors or partners without the written consent of the appraiser and in any event only with proper written qualification and only in its entirety.

16. Testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance relative to such additional employment.

17. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute.

18. Except as consented to in the letter of transmittal, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute, or MAI or CRE designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication, without the prior written consent and approval of the author.

19.  This report departs from specific guidelines of USPAP as follows:

     . Standard Rule 1-3(a): the appraiser should consider the effect on use and value of the following factors: existing land use regulations, reasonably probable modification of such land use regulations, economic supply and demand, the physical adaptability of the real estate, and market area trends; and (b) develop an opinion of the highest and best use of the real estate. City and county officials were not interviewed and thus it is assumed that each property complies with city and county building codes and zoning ordinances.

20. The content of the appraisal report has been limited as presented herein. This report is not intended to meet the disclosure requirements of Title XI of the Federal Financial Institutions Reform, Recovery, and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely solely on this report for financing purposes.

21. This valuation covers only the real properties described herein and only applies to the valuation issues as stated and does not include consideration of mineral rights or related rights of entry, nor personal property or the removal thereof. Values reported herein are not intended to be valid in any other context, nor are any conclusions as to unit values applicable or any other property or utilization that that specifically identified herein. No value has been assigned to any personal property, fixtures, or intangible items that are not real property, except for that equipment and personal property considered usual and incidental to the operation of the facilities such as electric carts, office supplies, computer systems, etc.

22. For the properties located in California real estate taxes used in our proforma and reversionary year are adjusted to reflect a fair sale, as is standard practice in California in compliance with Proposition 13 which was enacted in 1978. It is assumed real estate taxes for the properties located in other states would not change as a result of a property transfer.

--------------------------------------------------------------------------------
Charles R. Wilson & Associates, Inc.                                           8

                            PART THREE-CERTIFICATION

The appraiser certifies, to the best of his knowledge and belief, that:

..    The statements of fact contained in this report are true and correct.

..    The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are the appraisers' personal, unbiased professional analysis, opinions, and conclusions.

..    The appraiser has no present or prospective interest in the properties that are the subject of this report and no personal interest or bias with respect to the parties involved.

..    The appraiser's compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

..    Receipt of the appraisal assignment was not based upon a requested minimum value, a specific value, or approval of a loan.

..    The appraiser has extensive experience in appraising properties similar to those comprising the portfolio.

..    The appraisers' analyses, opinions and conclusions were developed and this report has been prepared in conformity with the agreement between Charles
     R. Wilson & Associates, Inc., and PS Partners VI, Ltd. The appraiser has invoked the Departure Rule of the Uniform Standards of Professional Appraisal Practice (USPAP).

..    The use of this report is subject to the requirements of the Appraisal
     Institute relating to review by its duly authorized representatives.

..    As of the effective date of this report, Charles R. Wilson, MAI, CRE, has completed the requirements of the continuing education program of the Appraisal Institute.

..    No one provided significant professional assistance to the person signing this report.

..    Our firm's analyses, opinions, and conclusions were not developed nor is this report intended to comply with the appraisal related mandates within Title XI of the Federal Financial Institution's Reform, Recovery, and Enforcement Act of 1989 (FIRREA).

..    This report indicates the perspective of the appraiser on the market conditions as of the effective date of the appraisal, February 28, 2002.

..    The appraiser's As Is Market Value for the portfolio, as of February 28,
     2002, in Fee Simple Estate is, $87,250,000.


Respectfully submitted,
CHARLES R. WILSON & ASSOCIATES, INC.

CHARLES R. WILSON, MAI, CRE


Charles R. Wilson, MAI, CRE
State of California, Certification No. AG002172

--------------------------------------------------------------------------------
Charles R. Wilson & Associates, Inc.                                           9

                                                                      Appendix C

                              DRAFT FORM OF OPINION

PS Partners VI, LTD.
701 Western Avenue, Suite 200
Glendale, CA  91201-2397

Gentlemen:

         We have been advised that PS Partners VI, Ltd. (the "Partnership"), a California Limited Partnership, is entering into a transaction (the "Transaction") in which the Partnership will be merged with a subsidiary of Public Storage, Inc. ("PSI"), an affiliated, publicly traded real estate investment trust. In the Transaction, the limited partners of the Partnership (the "Limited Partners") will be offered the option of converting their interests in the Partnership (the "Units") into $546 of cash per Unit or shares of PSI Common Stock with an equivalent market value based upon the average closing price of the PSI Common Stock on the New York Stock Exchange during the 20 consecutive trading days ending five trading days prior to the closing date of the Transaction (collectively, the "Consideration"). We have been further advised that the Unit price offered to the Limited Partners is equivalent to the net asset value per Unit based in part on an independent appraisal of the Partnership's properties. We also have been advised that additional distributions will be made to the Limited Partners prior to the consummation of the Transaction to the extent required to cause the Partnership's net asset value per Unit as of the closing date of the Transaction to be substantially equivalent to the estimate of the Partnership's net asset value per Unit as contained in the Information Statement to be filed with the Securities and Exchange Commission and that in computing the Partnership's net asset value per Unit as of the closing date of the Transaction, the Partnership's interest in PS Business Parks, Inc. will be valued at the average of the per share closing price on the American Stock Exchange of the shares of PS Business Parks Inc.'s common stock during the 20 consecutive trading days ending on the fifth trading day prior to the closing date of the Transaction.

         The Partnership has requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the Limited Partners (excluding PSI or its affiliates), from a financial point of view, of the Consideration to be received in the Transaction.

         In the course of our review to render this opinion, we have, among other things:

          . Reviewed a draft of the Information Statement related to the Transaction in substantially the form to be filed with the Securities and Exchange Commission (the "SEC") and provided to Limited Partners;

          . Reviewed the Partnership's and PSI's financial statements contained in Form 10-K filed with the SEC for the years ending December 31, 1999, 2000, and 2001, and the financial statements contained in Form 10-Q filed with the SEC for the three months ended March 31, 2002, which reports the Partnership's management and PSI's management have indicated to be the most current financial statements available;

          . Reviewed the MAI-certified appraised value of the property portfolio owned by the Partnership as of February 28, 2002 prepared by Charles R. Wilson & Associates, Inc. (the "Appraisal");

          . Reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities and other information available relating to acquisition criteria for self-storage properties;

          . Reviewed internal financial analyses and forecasts prepared by the Partnership, and based in part on the Appraisal, of the current net liquidation value per Unit of the Partnership's assets and projections of cash flow from operations, cash flow distributions and going-concern values per Unit for the Partnership, including the Partnership's calculation of the allocation of such values between the joint venture partners and between the limited and general partners;

          . Discussed with certain members of management of the Partnership and PSI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by the Partnership, current and projected operations and performance, and the financial condition and future prospects of the Partnership and PSI;

          . Reviewed historical market prices, trading volume and dividends for PSI Common Stock, and secondary market transactions involving interests in the Partnership; and

          . Conducted other studies, analyses, inquiries and investigations, as we deemed appropriate.

         In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Information Statement or that was furnished or otherwise communicated to us by the Partnership and PSI. We have not performed an independent appraisal of the assets and liabilities of PSI, the Partnership or any joint ventures and have relied upon and assumed the accuracy of the restricted appraisal and adjustments included therein, including but not limited to the amount and timing of deferred maintenance items, performed by Charles R. Wilson & Associates, Inc. We have also relied on the assurance of the Partnership and PSI that any pro forma financial statements, projections, budgets, estimates of deferred maintenance or environmental liability, or value estimates contained in the Information Statement or otherwise provided to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the allocation of Consideration to the Limited Partners has been determined by the Partnership in accordance with the provisions of the joint venture and Partnership Agreements in the same manner they would be allocated upon the joint venture's and Partnership's liquidation; that no material changes have occurred in the appraised value of the properties or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of this letter; and that the Partnership and PSI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

         We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Transaction; (ii) make any recommendation to the Limited Partners of the Partnership as to whether to select the cash or Common Stock option in the Transaction; or (iii) express any opinion as to the business decision to effect the Transaction, alternatives to the Transaction, or tax factors resulting from the Transaction or relating to PSI's continued qualification as a REIT. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Transaction in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

          Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Transaction is fair to the public Limited Partners of the Partnership from a financial point of view.

          The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Partnership that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.


Yours truly,



Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
_________, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  Indemnification of Directors, Officers and Agents.

     In August 1988, the Company's Articles of Incorporation were amended (as approved by the shareholders in August 1988) to provide that the Company may indemnify the agents of the Company to the maximum extent permitted under California law. See Section V of the Certificate of Amendment of Articles of Incorporation (Exhibit 3.11) and Article VII of the By-Laws (Exhibit 3.24) which are incorporated herein by this reference. In October 1988, the Company also entered into indemnity agreements (in the form approved by the shareholders in August 1988) with its management and non-management directors and executive officers. The agreements permit the Company to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit the Company from terminating its indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the amendment to the Articles of Incorporation and the agreements are subject to the limitations set forth by California law. The Company believes the indemnification agreements will assist it in III-1attracting and retaining qualified individuals to serve as directors and executive officers of the Company.

ITEM 21. Exhibits and Financial Statement Schedules.

     (a) Exhibits: See Exhibit Index contained herein.

     (b) Financial Statement Schedules:

     See Index to Financial Statement Schedules in registrant's Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference.

     All other financial statement schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.

ITEM 22.  Undertakings.

     The undersigned Registrant hereby undertakes as follows:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs 1.(i) and 1.(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

6. That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

8. Except as permitted by General Instruction H to Form S-4 (in a transaction not covered by General Instruction I), to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under
Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 30/th/ day of May, 2002.

                                               PUBLIC STORAGE, INC.

                                               By:      /s/  HARVEY LENKIN
                                                        ------------------
                                                        Harvey Lenkin, President

     Each person whose signature appears below hereby authorizes B. Wayne Hughes and Harvey Lenkin, and each of them, as attorney-in-fact and agent, with full powers of substitution and resubstitution, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement and/or to sign any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and in each case to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute(s), may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                            Capacity                                   Date
---------------------------------------- ------------------------------------------------------------- ----------------------
/s/ B. Wayne Hughes                        Chairman of the Board, Chief Executive Officer and               May 30, 2002
------------------------------------       Director (principal executive officer)
B. Wayne Hughes

/s/ Harvey Lenkin                          President and Director                                           May 30, 2002
------------------------------------
Harvey Lenkin

/s/ B. Wayne Hughes, Jr.                   Vice President and Director                                      May 30, 2002
------------------------------------
B. Wayne Hughes, Jr.

/s/ Marvin M. Lotz                         Senior Vice President and Director                               May 30, 2002
------------------------------------
Marvin M. Lotz

/s/ John Reyes                             Senior Vice President and Chief Financial Officer                May 30, 2002
------------------------------------       (principal financial officer and principal accounting
John Reyes                                 officer)

/s/ Robert J. Abernethy                    Director                                                         May 30, 2002
------------------------------------
Robert J. Abernethy

/s/ Dann V. Angeloff                       Director              May 30, 2002
------------------------------------
Dann V. Angeloff

/s/ William C. Baker                       Director              May 30, 2002
------------------------------------
William C. Baker

------------------------------------       Director
Thomas J. Barrack, Jr.

/s/ Uri P. Harkham                         Director              May 30, 2002
------------------------------------
Uri P. Harkham

/s/ Daniel C. Staton                       Director              May 30, 2002
------------------------------------
Daniel C. Staton

                                  EXHIBIT INDEX

2.1 Agreement and Plan of Reorganization among Registrant, PS Partners VI Merger Co., Inc. and PS Partners VI, Ltd., a California Limited Partnership dated as of February 25, 2002 (filed as Appendix A to the Information Statement and Prospectus).

3.1 Restated Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

3.2 Certificate of Determination for the 10% Cumulative Preferred Stock, Series A. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

3.3 Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

3.4 Amendment to Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-56925 and incorporated herein by reference.

3.5 Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

3.6 Certificate of Determination for the Adjustable Rate Cumulative Preferred Stock, Series C. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

3.7 Certificate of Determination for the 9.50% Cumulative Preferred Stock, Series D. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.50% Cumulative Preferred Stock, Series D and incorporated herein by reference.

3.8 Certificate of Determination for the 10% Cumulative Preferred Stock, Series E. Filed with Registrant's Form 8-A/A Registration Statement relating to the 10% Cumulative Preferred Stock, Series E and incorporated herein by reference.

3.9 Certificate of Determination for the 9.75% Cumulative Preferred Stock, Series F. Filed with Registration's Form 8-A/A Registration Statement relating to the 9.75% Cumulative Preferred Stock, Series F and incorporated herein by reference.

3.10 Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

3.11 Certificate of Amendment of Articles of Incorporation, Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

3.12 Certificate of Determination for the 8-7/8% Cumulative Preferred Stock, Series G. Filed with Registration's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000/th/ of a Share of 8-7/8% Cumulative Preferred Stock, Series G and incorporated herein by reference.

3.13 Certificate of Determination for the 8.45% Cumulative Preferred Stock, Series H. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000/th/ of a Share of 8.45% Cumulative Preferred Stock, Series H and incorporated herein by reference.

3.14 Certificate of Determination for the Convertible Preferred Stock, Series CC. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

3.15 Certificate of Correction of Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 333-08791 and incorporated herein by reference.

3.16 Certificate of Determination for 8-5/8% Cumulative Preferred Stock, Series I. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-5/8% Cumulative Preferred Stock, Series I and incorporated herein by reference.

3.17 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Registration Statement No. 333-18395 and incorporated herein by reference.

3.18 Certification of Determination for Equity Stock, Series A. Filed with Registrant's Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference.

3.19 Certificate of Determination for Equity Stock, Series AA. Filed with Registrant's Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference.

3.20 Certificate Decreasing Shares Constituting Equity Stock, Series A. Filed with Registrant's Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference.

3.21 Certificate of Determination for Equity Stock, Series A. Filed with Registrant's Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference.

3.22 Certification of Determination for 8% Cumulative Preferred Stock, Series J. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8% Cumulative Preferred Stock, Series J and incorporated herein by reference.

3.23 Certificate of Correction of Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant's Registration Statement No. 333-61045 and incorporated herein by reference.

3.24 Certification of Determination for 8-1/4% Cumulative Preferred Stock, Series K. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series K and incorporated herein by reference.

3.25 Certificate of Determination for 8-1/4% Cumulative Preferred Stock, Series L. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series L and incorporated herein by reference.

3.26 Certificate of Determination for 8.75% Cumulative Preferred Stock, Series M. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.75% Cumulative Preferred Stock, Series M and incorporated herein by reference.

3.27 Certificate of Determination for Equity Stock, Series AAA. Filed with Registrant's Current Report on Form 8-K dated November 15, 1999 and incorporated herein by reference.

3.28 Certification of Determination for 9.5% Cumulative Preferred Stock, Series N. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.

3.29 Certification of Determination for 9.125% Cumulative Preferred Stock, Series O. Filed with Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 and incorporated herein by reference.

3.30 Certificate of Determination for 8.75% Cumulative Preferred Stock, Series P. Filed with Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and incorporated herein by reference.

3.31 Certificate of Determination for 8.600% Cumulative Preferred Stock, Series Q. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.600% Cumulative Preferred Stock, Series Q and incorporated herein by reference.

3.32 Bylaws, as amended. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

3.33 Amendment to Bylaws adopted on May 9, 1996. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

3.34 Amendment to Bylaws adopted on June 26, 1997. Filed with Registrant's Registration Statement No. 333-41123 and incorporated herein by reference.

3.35 Amendment to Bylaws adopted on January 6, 1998. Filed with Registrant's Registration Statement No. 333-41123 and incorporated herein by reference.

3.36 Amendment to Bylaws adopted on February 10, 1998. Filed with Registrant's Current Report on Form 8-K dated February 10, 1998 and incorporated herein by reference.

3.37 Amendment to Bylaws adopted on March 4, 1999. Filed with Registrant's Current Report on Form 8-K dated March 4, 1999 and incorporated herein by reference.

3.38 Amendment to Bylaws adopted on May 6, 1999. Filed with Registrant's Form 10-Q for the quarterly period ended March 31, 1999 and incorporated herein by reference.

10.1 Second Amended and Restated Management Agreement by and among Registrant and the entities listed therein dated as of November 16, 1995. Filed with PS Partners, Ltd.'s Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.2 Amended Management Agreement between Registrant and Public Storage Commercial Properties Group, Inc. dated as of February 21, 1995. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

10.3 Loan Agreement between Registrant and Aetna Life Insurance Company dated as of July 11, 1988. Filed with Registrant's Current Report on Form 8-K dated July 14, 1988 and incorporated herein by reference.

10.4 Amendment to Loan Agreement between Registrant and Aetna Life Insurance Company dated as of September 1, 1993. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

10.5 Second Amended and Restated Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of February 25, 1997. Filed with Registrant's Registration Statement No. 333-22665 and incorporated herein by reference.

10.6 Note Assumption and Exchange Agreement by and among Public Storage Management, Inc., Public Storage, Inc., Registrant and the holders of the notes dated as of November 13, 1995. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

10.7* Registrant's 1990 Stock Option Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

10.8* Registrant's 1994 Stock Option Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

10.9*    Registrant's 1996 Stock Option and Incentive Plan. Filed herewith.

10.10 Deposit Agreement dated as of December 13, 1995, among Registrant, The First National Bank of Boston, and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8-7/8 Cumulative Preferred Stock, Series G. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1000/th/ of a Share of 8-7/8 Cumulative Preferred Stock, Series G and incorporated herein by reference.

10.11 Deposit Agreement dated as of January 25, 1996, among Registrant, The First National Bank of Boston, and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8.45% Cumulative Preferred Stock, Series H. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1000/th/ of a Share of 8.45% Cumulative Preferred Stock, Series H and incorporated herein by reference.

10.12** Employment Agreement between Registrant and B. Wayne Hughes dated as of November 16, 1995. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.

10.13 Deposit Agreement dated as of November 1, 1996, among Registrant, The First National Bank of Boston, and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8-5/8% Cumulative Preferred Stock, Series I. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1000/th/ of a Share of 8-5/8% Cumulative Preferred Stock, Series I and incorporated herein by reference.

10.14 Limited Partnership Agreement of PSAF Development Partners, L. P. between PSAF Development, Inc. and the Limited Partner dated as of April 10, 1997. Filed with Registrant's Form 10-Q for the quarterly period ended March 31, 1997 and incorporated herein by reference.

10.15 Deposit Agreement dated as of August 28, 1997 among Registrant, The First National Bank of Boston, and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8% Cumulative Preferred Stock, Series J. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8% Cumulative Preferred Stock, Series J and incorporated herein by reference.

10.16 Agreement of Limited Partnership of PS Business Parks, L. P. dated as of March 17, 1998. Filed with PS Business Parks, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 and incorporated herein by reference.

10.17 Deposit Agreement dated as of January 19, 1999 among Registrant, BankBoston, N. A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series K. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series K and incorporated herein by reference.

10.18 Agreement and Plan of Merger among Storage Trust Realty, Registrant and Newco Merger Subsidiary, Inc. dated as of November 12, 1998. Filed with Registrant's Registration Statement No. 333-68543 and incorporated herein by reference.

10.19 Amendment No. 1 to Agreement and Plan of Merger among Storage Trust Realty, Registrant, Newco Merger Subsidiary, Inc. and STR Merger Subsidiary, Inc. dated as of January 19, 1999. Filed with Registrant's Registration Statement No. 333-68543 and incorporated herein by reference.

10.20 Amended and Restated Agreement of Limited Partnership of Storage Trust Properties, L. P., dated as of March 12, 1999. Filed with Registrant's Form 10-Q for the quarterly period ended June 30, 1999 and incorporated herein by reference.

10.21* Storage Trust Realty 1994 Share Incentive Plan. Filed with Storage Trust Realty's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

10.22 Amended and Restated Storage Trust Realty Retention Bonus Plan effective as of November 12, 1998. Filed with Registrant's Registration Statement No. 333-68543 and incorporated herein by reference.

10.23 Deposit Agreement dated as of March 10, 1999 among Registrant, Bank Boston, N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series L. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series L and incorporated herein by reference.

10.24 Note Purchase Agreement and Guaranty Agreement with respect to $100,000,000 of Senior Notes of Storage Trust Properties, L.P. Filed with Storage Trust Realty's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.25 Deposit Agreement dated as of August 17, 1999 among Registrant, Bank Boston, N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8.75% Cumulative Preferred Stock, Series M. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.75% Cumulative Preferred Stock, Series M and incorporated herein by reference.

10.26 Limited Partnership Agreement of PSAC Development Partners, L.P. among PS Texas Holdings, Ltd., PS Pennsylvania Trust and PSAC Storage Investors, L.L.C. dated as November 15, 1999. Filed with Registrant's Current Report on Form 8-K dated November 15, 1999 and incorporated herein by reference.

10.27 Agreement of Limited Liability Company of PSAC Storage Investors, L.L.C. dated as of November 15, 1999. Filed with Registrant's Current Report on Form 8-K dated November 15, 1999 and incorporated herein by reference.

10.28 Deposit Agreement dated as of January 14, 2000 among Registrant, BankBoston, N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of Equity Stock, Series A. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of Equity Stock, Series A and incorporated herein by reference.

10.29 Amended and Restated Agreement of Limited Partnership of PSA Institutional Partners, L.P. among PS Texas Holdings, Ltd. and the Limited Partners dated as of March 29, 2000. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.

10.30 Amended and Restated Agreement of Limited Partnership of PSA Institutional Partners, L.P. among PS Texas Holdings, Ltd. and the Limited Partners dated as of August 11, 2000. Filed with Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and incorporated herein by reference.

10.31* Registrant's 2000 Non-Executive/Non-Director Stock Option and Incentive Plan. Filed with Registrant's Registration Statement No. 333-52400 and incorporated herein by reference.

10.31 Deposit Agreement dated as of January 19, 2001 among Registrant, Fleet National Bank and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8.600% Cumulative Preferred Stock, Series Q. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.600% Cumulative Preferred Stock, Series Q and incorporated herein by reference.

23.1     Consent of Independent Auditors. Filed herewith.

23.2     Consent of David Goldberg (included in Exhibit 5.1).

23.3     Consent of A. Timothy Scott (included in Exhibit 8.1).

23.4     Consent of Charles R. Wilson & Associates, Inc. Filed herewith.

99.1     Cash Election Form. Filed herewith.

99.2 Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. dated April 4, 2002 (filed as Appendix B to the Information Statement and Prospectus).

99.3 Opinion of Robert A. Stanger & Co., Inc. dated ________, 2002 (filed as Appendix C to the Information Statement and Prospectus).